Exhibit 2.1

Unit Purchase Agreement

by and among

TWIN PEAKS BUYER, LLC

(a Delaware limited liability company),

FAT Brands Inc.

(a Delaware corporation),

and

TWIN PEAKS HOLDINGS, LLC
(a Delaware limited liability company)

August 31, 2021

- i -

- ii -

- iii -

EXHIBITS

Exhibit A	-	Form of Escrow Agreement
Exhibit B	-	Rules of Engagement for Valuation Firm
Exhibit C	-	Form of Company Closing Certificate
Exhibit D	-	Form of Purchaser Closing Certificate
Exhibit E	-	Form of Put/Call Agreement
Exhibit F	-	Temporary Services Agreements
Exhibit G	-	TP New Mexico Bill of Sale

- iv -

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this “Agreement”), dated as of August 31, 2021, is made by and among (i) Twin Peaks Buyer, LLC, a Delaware limited liability company (the “Company”), (ii) FAT Brands Inc., a Delaware corporation (the “Purchaser”), and (iii) Twin Peaks Holdings, LLC, a Delaware limited liability company (the “Seller”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

WHEREAS, the Seller owns all of the issued and outstanding equity interests of the Company (the “Units”);

WHEREAS, immediately prior to the Closing on the Closing Date, Twin Restaurant New Mexico, LLC, a Delaware limited liability company (“TP New Mexico”), shall be distributed to the Seller or one of its Affiliates in accordance with the steps set forth on Schedule A (the “Pre-Closing Restructuring”); and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Units.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

DEFINITIONS

1.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“10 Trading Day VWAP” means the average of the VWAP per share of Series B Preferred Stock for each of ten consecutive full Trading Days immediately preceding the determination date.

“Accounting Principles” means the accounting principles, policies, practices, categorizations, definitions, methods, practices and techniques set forth on Schedule 1.01(a).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” is defined in the Preamble.

“Alternative Debt Financing” is defined in Section 8.08(b).

“Amended FDD” is defined in Section 7.01(b)(xix).

“Application” is defined in Section 10.05(k)(i).

“Audited Financial Statements” is defined in Section 5.05.

“Authorized Representative” is defined in Section 7.02.

“Business Day” means any day other than a Saturday, Sunday, or a day on which all banking institutions of New York, New York are authorized or obligated by Law or executive order to close.

“Bylaws” is defined in Section 6.04(b).

“Capital Lease Obligation” means any obligation (including accrued interest) of the Company or its Subsidiaries under a lease agreement that is required to be classified as a capital lease pursuant to GAAP as in effect on the date hereof. For the avoidance of doubt, (i) GAAP shall be interpreted such that FASB Accounting Standards Codification Topic 842, Accounting for Leases, has not taken effect and (ii) any liabilities for obligations associated with leases classified as operating leases in the Financial Statements shall not be included. Notwithstanding the foregoing, Capital Lease Obligations shall not include any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases; provided, that Capital Lease Obligations shall include breakage costs, prepayment penalties or fees in connection with a capitalized lease to the extent that the capital lease requires the actual payment of any breakage costs, prepayment penalties or fees in connection with the consummation of the transactions contemplated by this Agreement.

“Cash” means, as of a given time, an amount equal to the aggregate amount of all cash, cash equivalents, and marketable securities of the Company or any of its Subsidiaries, in each case calculated in accordance with the Accounting Principles, (i) including all outstanding security or similar deposits and checks written (but not yet cashed) to the Company or any of its Subsidiaries, but (ii) net of (x) the amount of any checks written (but not yet cashed) by the Company or any of its Subsidiaries and (y) any cash that is subject to contractual or legal restrictions or limitations on use, repatriation or distribution as of such time, including deposits in escrow with third parties or cash securing letters of credit or other payment obligations (excluding cash (x) securing letters of credit in respect of self-insurance programs and (y) deposits offsetting interest rate and currency swap arrangements or other similar hedging arrangements (including interest rate hedging or protection agreements) and other arrangements designed to provide protection against fluctuations in interest or currency rates to the extent taken into account in calculating clause (iii) of Indebtedness and to the extent that such deposits are unrestricted and can be released without a corresponding loss of any such arrangements or agreements), but, with respect to the items in this clause (ii) as to the Company and its Subsidiaries, only to the extent not counted as a current liability in the calculation of Closing Working Capital; provided that, notwithstanding the foregoing, the following shall will be included in Cash: (A) the Sale Leaseback Amount, (B) the amount (if any) of any fees and expenses that, in accordance with this Agreement, are the responsibility of the Purchaser to the extent such fees and expenses were paid by the Company or any of its Subsidiaries prior to the Closing (including Financing Cooperation Expenses), (C) the outstanding principal balances of any promissory notes issued to the Company or its Subsidiaries from Franchisees, (D) the actual amount of cash contributions made to TPJV2, LLC and (E) cash collateral in respect of issued but undrawn letters of credit of the Company or any of its Subsidiaries, in each case calculated in accordance with the Accounting Principles; provided, further that, solely for purposes of the amount of Cash included in the Estimated Closing Cash Proceeds (and not, for the avoidance of doubt, for purposes of the amount of Cash included in the Closing Cash Proceeds as finally determined pursuant to Section 2.04), the first $3,000,000 of Cash (but not, for the avoidance of doubt, Cash in excess of $3,000,000), shall be disregarded and deemed to be $0.

“Certificate of Incorporation” is defined in Section 6.01.

“Class A Common Stock” is defined in Section 6.04(a).

“Class B Common Stock” is defined in Section 6.04(a).

“Closing” is defined in Section 2.02.

“Closing Balance Sheet” is defined in Section 2.04(b).

“Closing Cash Proceeds” means (i) the Enterprise Value, minus (ii) the amount of Indebtedness outstanding as of the Closing, plus (iii) the amount of Cash as of the Measurement Time, minus (iv) the amount (if any) by which Closing Working Capital is less than Target Working Capital, plus (v) the amount (if any) by which Closing Working Capital is greater than Target Working Capital, minus (vi) all Transaction Expenses, minus (vii) the Purchase Price Adjustment Escrow Amount, minus (viii) the Stock Consideration Amount. For the avoidance of doubt, no items included in the definitions of Cash, Indebtedness, Transaction Expenses or Working Capital shall be double counted for purposes of calculating the Closing Cash Proceeds hereunder.

“Closing Date” is defined in Section 2.02.

“Closing Statement” is defined in Section 2.04(b).

“Closing Stock Consideration” means the number of shares of Series B Preferred Stock equal to the Stock Consideration Amount divided by the lesser of (i) $25.00 and (ii) the 10 Trading Day VWAP as of the Closing Date.

“Closing Working Capital” means Working Capital as of the Measurement Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” is defined in Section 6.04(a).

“Company” is defined in the Preamble.

“Company Counsel” is defined in Section 13.13(a).

“Company Documents” is defined in Section 5.03(a).

“Company Intellectual Property” means the Company Licensed Intellectual Property and the Company Owned Intellectual Property.

“Company Licensed Intellectual Property” is defined in Section 5.11(b).

“Company LLC Agreement” means the Limited Liability Company Agreement of the Company, dated as of August 14, 2018.

“Company Owned Intellectual Property” is defined in Section 5.11(a).

“Competitive Transaction” is defined in Section 6.05.

“Contract” means any legally binding contract, Lease, license, indenture, undertaking or other agreement (whether written or oral).

“Covered Employees” is defined in Section 5.21.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or any other Laws, orders, directives, guidelines or recommendations promulgated by any industry group, including the Centers for Disease Control and Prevention and the World Health Organization, or any Governmental Body, including the Coronavirus Aid, Relief, and Economic Security Act (CARES), the Families First Act, the COVID-19 International Response and Recovery Act of 2020, the American Rescue Plan Act of 2021, and any reasonable actions taken or planned to be taken in response thereto, in each case, in connection with or in response to COVID-19.

“D&O Tail Policies” is defined in Section 8.03(a).

“Data Activities” is defined in Section 5.26(a).

“Debt Financing” is a debt financing in the form of a securitization transaction, commonly known as a whole business securitization, of certain assets of the Company and its Subsidiaries, among other things, with minimum net proceeds of $232,500,000, through one or more credit facilities or a Rule 144 placement of asset-backed securities or another debt offering.

“Debt Financing Sources” means the entities (and with respect to any proposed Securitization, underwriters and initial purchasers) that provide the Debt Financing (including the parties to any joinder agreements, credit agreements or other definitive agreements relating thereto) and their respective Affiliates and such entities’ (and their respective Affiliates’), officers, directors, employees, attorneys, advisors, agents and representatives involved in the Debt Financing and their successors and permitted assigns.

“Delaware Law” means the Limited Liability Company Act of the State of Delaware.

“Disclosure Schedules” means the schedules accompanying Article IV and Article V.

“Draft Purchase Price Allocation” is defined in Section 2.07.

“Electronic Delivery” is defined in Section 13.10.

“Enterprise Value” means Three Hundred Million dollars ($300,000,000).

“Environmental Laws” means all Laws as enacted and in effect as of the date hereof concerning (a) pollution or protection of the environment, including all those relating to the manufacture, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, control, or cleanup of any hazardous materials, substances or wastes, (b) the exposure of any Persons including employees to any hazardous materials, (c) occupational safety or health matters (as it relates to exposure to Hazardous Materials), and (d) the management, use, storage, disposal, cleanup or removal of asbestos, asbestos-containing materials, polychlorinated biphenyls or any other hazardous material in any building, facility or structure, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and the Resources Conservation and Recovery Act of 1976, as amended, in each case, as such of the foregoing are enacted and in effect on the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citibank, N.A., or its successor, in its capacity as such pursuant to the Escrow Agreement.

“Escrow Agreement” means an escrow agreement in the form of Exhibit A.

“Estimated Closing Cash Proceeds” is defined in Section 2.04(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Fair Market Value” means (i) if a letter of intent or similar written offer for such property has been received by the Company or any of its Subsidiaries from an unaffiliated third party at any time in the six month period preceding the Closing Date, then the purchase price for such property specified therein or (ii) if no letter of intent or similar written offer for such property has been received by the Company or any of its Subsidiaries from an unaffiliated third party in the six month period preceding the Closing Date, then an amount equal to (x) the rent for such property set forth on Schedule 1.01(b), divided by (y) the average capitalization rate of the last two completed sale-leasebacks by the Company and its Subsidiaries.

“FDD” means any franchise disclosure documents (including documents prepared as “Franchise Disclosure Documents,” “FDDs,” or other disclosure documents) prepared in accordance with the FTC Rule, or any applicable Franchise Law, and all variations of such forms which have been approved for use or used by Franchisor in any country, state, province or jurisdiction in connection with the offer or sale of Franchises.

“Final Invoices” is defined in Section 2.05.

“Final Purchase Price Allocation” is defined in Section 2.07.

“Financial Statements” is defined in Section 5.05.

“Financing Cooperation Expenses” is defined in Section 8.08(d).

“Food Safety Laws” means the Federal Food, Drug, and Cosmetic Act, the Federal Trade Commission Act, applicable statutes and regulations of the United States Department of Agriculture, and analogous Laws of any Governmental Body and their respective implementing regulations in each case which impose legal standards with respect to the quality and safety of food products intended for human consumption, including any such Laws relating to the handling, preparation, manufacturing, storage, distribution, marketing or sale of such food products.

“Franchise” means any grant by Franchisor to any Person of the right to engage in or carry on a business, or to sell or offer to sell any product or service, under or in association with any trademark, which constitutes a “franchise,” as that term is defined under (i) the FTC Rule, regardless of the jurisdiction in which the franchised business is located or operates or (ii) the Franchise Law applicable in the jurisdiction in which the franchised business is located or operates, if any.

“Franchise Agreements” means any Contract, pursuant to which Franchisor grants or has granted any Franchisee the right or option (whether or not subject to certain qualifications) to establish, develop and operate Franchises, including (i) those agreements listed on Schedule 5.23(a), (ii) any development agreements, multi-unit license or franchise agreements, area representative agreements, master franchise agreements, and similar agreements, and (iii) any addendum, amendment extension or renewal thereto.

“Franchise Brokers” means any sales agent, broker or third party used by Franchisor or its Affiliates to provide material services, assistance or support to any Franchisee or to identify, offer or sell Franchises to potential franchisees.

“Franchise Law” means the FTC Rule and any other law regulating the offer or sale of franchises, business opportunities, seller-assisted marketing plans or similar relationships, or governing the relationships between franchisors and franchisees.

“Franchise System” means the Twin Peaks restaurant franchise system operated by Franchisor.

“Franchised Restaurant” means restaurants operated by Franchisees of Franchisor using the Franchise System.

“Franchisee” means a Person who is or has been a party to a Franchise Agreement with Franchisor.

“Franchisor” means Twin Restaurant Franchise, LLC, a Delaware limited liability company.

“Fraud” means, with respect to a Person, the knowing and intentional common law fraud of such Person with respect to Contracts as defined under Delaware law in such Person’s making of an express representation or warranty contained in this Agreement or in any certificate delivered by such Person at Closing pursuant to this Agreement with the actual knowledge of such Person that such representation or warranty was false when made (as opposed to the making of such representation or warranty negligently, recklessly or without actual knowledge of its truthfulness).

“FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Section 436.1 et seq.

“Fundamental Representations” means the representations and warranties set forth in the first sentence of Section 4.01, Section 4.02, Section 4.03, Section 4.07, Section 5.01, Section 5.03(a), Section 5.04 and Section 5.18.

“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (ii) federal, state, provincial, local, municipal, non-U.S., or other government, or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body, or other entity and any court, arbitrator, or other tribunal).

“Hazardous Material” means any pollutant, contaminant, chemical, material, substance, waste or constituent (including, crude oil or any other petroleum product and asbestos) addressed by, subject to regulation under, or which can give rise to liability or an obligation under, any Environmental Law.

“Holdback Period” is defined in Section 10.05(i).

“Holders” is defined in Section 10.05(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Income Taxes” means the United States federal income Tax and any United States state or local or non-U.S. net income Tax or any franchise or business profits Tax incurred in lieu of a Tax on net income.

“Incremental Employer Payroll Taxes” means, with respect to any particular compensatory payment, an amount equal to (i) the employer portion of any Medicare or other similar Taxes required to be paid with respect to such payment, plus (ii) the employer portion of any social security or other similar Taxes required to be paid with respect to such payment to the extent that the employer’s share of social security or other similar Taxes required to be paid with respect to the recipient of such payment in the year that includes the Closing Date exceeds the aggregate amount of social security or other similar Taxes that would otherwise have been due with respect to such recipient had the relevant payment not been made. For the avoidance of doubt, the amount described in clause (ii) shall be zero with respect to any Person whose total compensation that would be payable to them by the Company and its Subsidiaries during the year in which the Closing occurs (assuming such recipient remained employed by the applicable the Company or any of its Subsidiaries for the entire year) is anticipated to be in excess of the social security wage base for the year in which the Closing occurs.

“Indebtedness” means, without duplication, as of any particular time, (i) the amount of all indebtedness for borrowed money of the Company and its Subsidiaries (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities of the Company and its Subsidiaries evidenced by bonds, debentures, notes, or other similar instruments or debt securities (other than any surety, performance, or similar bonds); (iii) all liabilities of the Company and its Subsidiaries arising out of interest rate and currency swap arrangements, forward sales, futures, options, other similar hedging arrangements (including interest rate hedging or protection agreements), and any other arrangements designed to provide protection against fluctuations in interest or currency rates (net of offsetting cash deposits and other assets in respect thereof, but only to the extent that such deposits are unrestricted and can be released without a corresponding loss of any such arrangements or agreements); (iv) any liabilities for the deferred purchase price of property or services which the Company or any of its Subsidiaries is liable, contingently or otherwise, including liabilities for the deferred purchase price related to past acquisitions by the Company or any of its Subsidiaries (including earn-outs and seller notes and all liabilities of the Company and its Subsidiaries to make payments in connection with covenants not to compete or similar agreements but excluding current liabilities for trade payables arising in the ordinary course of business); (v) all outstanding reimbursement obligations in respect of drawn or called letters of credit, performance bonds, surety bonds or similar instruments issued for the account of the Company or any of its Subsidiaries; (vi) all obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than a Permitted Lien) on property owned or acquired by the Company or any of its Subsidiaries; (vii) accrued but unpaid liabilities arising from any deferred compensation, severance arrangements (including the Incremental Employer Payroll Taxes in respect thereto); (viii) any “success fees”, sale bonuses, change in control payments, severance payments, retention or similar payments payable to current or former employees, independent contractors, officers, directors or managers of the Company or any of its Subsidiaries at or in connection with the Closing arising solely from or otherwise triggered solely by the closing of the transactions contemplated hereby (including the Incremental Employer Payroll Taxes in respect thereto); (ix) all unpaid liabilities or other amounts (including dividends or other distributions) owed to any equityholder, director, officer, manager, member or other Affiliate of the Company or any of its Subsidiaries (excluding compensation and benefits provided to employees in the ordinary course of business); (x) profit sharing obligations, to the extent not included in the calculation of Closing Net Working Capital; (xi) past-due rent payments; (xii) any Capital Lease Obligations; and (xiii) any Unpaid Income Tax Amount; provided, that “Indebtedness” shall not include (A) any such liabilities or obligations between the Company and any of its Subsidiaries or between any Subsidiary of the Company and another Subsidiary of the Company, (B) any liabilities or obligations with respect to a real property or operating lease (other than as set forth in (xi) above), (C) liabilities or obligations in respect of any undrawn letters of credit, bankers’ acceptances, surety, performance or similar bonds or (D) liabilities or obligations in respect of any financed insurance premiums.

“Indemnified Parties” is defined in Section 10.05(k)(i).

“Insurance Policies” is defined in Section 5.15.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, corporate names, logos and slogans and Internet domain names, together with all goodwill associated with each of the foregoing (collectively “Trademarks”); (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets, proprietary information, know-how and inventions; and (vi) intellectual property rights in computer software (including source code, executable code, data and databases).

“IRS” means the United States Internal Revenue Service.

“JAMS” is defined in Section 13.12.

“knowledge” means, with respect to the Company, the actual knowledge of Joseph Hummel, Clay Mingus, Scott Gray, and, solely with respect to Section 5.23, Mike Locey.

“Latest Balance Sheet” is defined in Section 5.05.

“Law” means any law, ordinance, common law, code, rule, regulation, judgment, statute, treaty, order, decree, or other pronouncement having the effect of law of any Governmental Body.

“Lease” is defined in Section 5.08(b).

“Leased Real Property” is defined in Section 5.08(b).

“Liens” means liens, mortgages, pledges, security interests, options to purchase, charges, hypothecations, rights of way, easements, encroachments, servitudes, licenses, voting trusts or agreements, rights of first offer or refusal, or encumbrances. Liens do not include licenses of Intellectual Property.

“Liquor Licenses” means all of the Permits issued by any Governmental Body that are necessary for the service of alcoholic beverages at each restaurant owned or operated by the Company or its Subsidiaries as currently conducted.

“Losses” is defined in Section 10.05(k)(i).

“Management Agreements” means that certain (i) Management Agreement, dated March 29, 2019, by and between Garnett Station Partners, LLC and the Seller and (ii) Consulting Agreement, dated March 29, 2019, by and between the Seller and Guideboat Capital Management, LLC.

“Material Adverse Change” means an event, state of facts, change, occurrence, effect or development which individually or in the aggregate had, or is reasonably likely to have, a material adverse change to the condition (financial or otherwise), business, liabilities, assets or results of operations of the Company and its Subsidiaries, taken as a whole, but shall exclude any prospects and shall also exclude any change resulting or arising from: (i) any change in any Law; (ii) any change in interest rates, credit markets, currency exchange rates or general economic conditions (including changes in the price of gas, oil or other natural resources or chemicals); (iii) any change that is generally applicable to the industries in which the Company or any of its Subsidiaries operates; (iv) any national or international political event or occurrence, including acts of war or terrorism; (v) any natural or manmade disasters, hurricanes, floods, tornados, tsunamis, earthquakes or other acts of God; (vi) any epidemic, pandemic or disease outbreak (including COVID-19), or any Law issued by a Governmental Body, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law or interpretation thereof following the date of this Agreement or any worsening of such conditions threatened or existing as of the date of this Agreement; (vii) any political or social conditions, civil unrest, protests, public demonstrations and the response of any Governmental Body thereto or any escalation or worsening thereof; (viii) any item or matter set forth on the Disclosure Schedules; or (ix) any failure by the Company or any Subsidiary thereof to meet any projections, forecasts or estimates of revenue or earnings (it being understood that the underlying cause of such failure may be taken into account if otherwise eligible to be included); provided, that, in the case of the foregoing clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) if such effect materially and disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry and in the markets in which the Company and its Subsidiaries operate, then the disproportionate aspect of such effect may be taken into account in determining whether a Material Adverse Change has occurred or will occur.

“Material Contract” means the Contracts required to be listed on Schedule 5.17, Franchise Agreements and each Contract required to be listed on Schedule 5.10(a).

“Material Misstatement” means, with respect to any Resale Shelf Registration Statement, an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

“Measurement Time” means 2:01 a.m. prevailing Pacific Time on the Closing Date.

“Non-Disclosure Agreement” is defined in Section 8.05.

“Non-Recourse Party” means, with respect to a party, any of such party’s former, current and future equityholders, controlling Persons, directors, officers, employees, advisors, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling Person, director, officer, employee, advisor, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

“Objection Notice” is defined in Section 2.04(e).

“Original Acquisition Date” means March 29, 2019.

“Outside Date” is defined in Section 9.01(c).

“Party-Appointed Arbitrators” is defined in Section 13.12(a).

“Payoff Letters” is defined in Section 2.05.

“PCI Requirements” is defined in Section 5.26(a).

“Pension Plans” is defined in Section 5.14(a).

“Permit” means any approvals, authorizations, consents, licenses, permits, registrations or certificates of a Governmental Body.

“Permitted Liens” means (i) statutory Liens for current Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings for which there are adequate reserves on the books of the Person in question in accordance with GAAP; (ii) landlord’s, mechanic’s, materialmen’s, Perishable Agricultural Commodities Act and other similar statutory Liens arising or incurred in the ordinary course of business for amounts not yet due and payable or which are being contested if reserves with respect thereto are maintained on the Company’s and its Subsidiaries’ books in accordance with GAAP; (iii) purchase money Liens and Liens securing rental payments under capital lease arrangements; (iv) Liens set forth on Schedule 1.01(c); (v) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Body, any violation of which would not have a material adverse impact on the business of the Company or any of its Subsidiaries; (vi) easements, rights, covenants, conditions and restrictions of record that do not materially interfere with the Company’s or its Subsidiaries’ present uses or occupancy; (vii) Liens in the form of security deposits or otherwise collateralized with letters of credit or similar instruments that are listed in the Disclosure Schedules; (viii) Liens that will be terminated in connection with or prior to the Closing; and (ix) non-exclusive licenses to Intellectual Property.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other similar entity, including a Governmental Body, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Data” means (A) any data relating to one or more individual(s) that is personally identifying, including data that identifies an individual or, in combination with any other information or data available to the Company or any of its Subsidiaries, is capable of identifying an individual and (B) any other information or data that is deemed “personal data” or any similar term (e.g., “personal information” or “personally identifiable information” or “PII”) provided by applicable Law.

“Plans” means (a) all employee benefit plans as defined in Section 3(3) of ERISA; (b) all other pension, retirement, group insurance, severance pay, deferred compensation, excess or supplemental benefit, vacation, stock compensation, stock option, equity-based compensation, phantom stock, fringe benefit and incentive plans, Contracts, schemes, programs, funds, commitments, or arrangements of any kind; and (c) all other plans, Contracts, schemes, programs, funds, commitments, or arrangements providing for compensation or other benefits, whether written or oral, formal or informal, qualified or nonqualified, funded or unfunded, and including any that have been frozen, which pertain to any current or former employee, director, officer or individual independent contractor of the Company or any of its Subsidiaries (or any dependent or beneficiary thereof), and (i) to which Company or any of its Subsidiaries is or has been a party or by which any of them is or has been bound, or (ii) with respect to which the Company or any of its Subsidiaries sponsors, maintains or contributes to, or (iii) to which Company or any of its Subsidiaries may otherwise have any liability, including by reason of an affiliation with any ERISA Affiliate.

“Pre-Closing Restructuring” is defined in the Recitals.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.

“Privacy Agreements” is defined in Section 5.26(a).

“Privacy and Data Security Policies” is defined in Section 5.26(c).

“Privacy Laws” is defined in Section 5.26(a).

“Privileged Materials” is defined in Section 13.13(b).

“Privileges” is defined in Section 13.13(b).

“Proposed Acquisition Transaction” is defined in Section 7.04.

“Purchase Price Adjustment Escrow Account” is defined in Section 2.03(d).

“Purchase Price Adjustment Escrow Amount” means an amount equal to One Million dollars ($1,000,000).

“Purchase Price Adjustment Escrow Funds” means the amount of cash held from time to time by the Escrow Agent in the Purchase Price Adjustment Escrow Account pursuant to the Escrow Agreement.

“Purchaser” is defined in the Preamble.

“Purchaser Adjustment Amount” is defined in Section 2.04(h)(i).

“Purchaser Documents” is defined in Section 6.01.

“Purchaser Prepared Returns” is defined in Section 12.04.

“Purchaser Related Parties” is defined in Section 9.02(d).

“Put/Call Agreement” means a put/call agreement in the form of Exhibit E.

“Registrable Shares” is defined in Section 10.05(a).

“Registration Period” is defined in Section 10.05(c).

“Relevant Exchange” means the Nasdaq Capital Market or such other primary securities exchange on which the Series B Preferred Stock is listed or trades.

“Repaid Indebtedness” is defined in Section 2.03(c).

“Resale Shelf Registration Statement” is defined in Section 10.05(a).

“Retained Employees” is defined in Section 10.03(a).

“Review Period” is defined in Section 2.04(e).

“RICO” means the Racketeer Influence and Corrupt Organizations Act of 1970.

“Sale Leaseback Amount” means the aggregate amount of the Fair Market Value of each of the properties set forth on Schedule 1.01(b), to the extent such properties are, or were, owned by the Company or any of its Subsidiaries prior to the Closing Date.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedule” means a schedule of the Disclosure Schedules.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” is defined in Section 6.11(a).

“SEC Financial Statements” is defined in Section 6.11(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization” means any proposed securitization by the Purchaser of the assets of the Company and its Subsidiaries at or after the Closing.

“Seller” is defined in the Preamble.

“Seller Documents” is defined in Section 4.01.

“Seller Guaranty” means the guarantees set forth on Schedule 8.09.

“Seller Returns” is defined in Section 12.04.

“Series B Preferred Stock” means the 8.25% Series B Cumulative Preferred Stock, par value $0.0001 per share, of the Purchaser.

“Shelf Offering” is defined in Section 10.05(f).

“Stock Consideration Amount” means Sixty-Seven Million and Five Hundred Thousand dollars ($67,500,000).

“Straddle Period” means a taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity; provided, however, that for purposes of this Agreement, the Disclosure Schedules and the other agreements contemplated hereby, TP New Mexico shall be considered a Subsidiary of the Company prior to, but not after, the Pre-Closing Restructuring, unless otherwise specified or clearly evident from the context.

“Take-Down Notice” is defined in Section 10.05(f).

“Target Working Capital” means negative Twelve Million Eight Hundred and Fifty Eight Thousand dollars (-$12,858,000).

“Tax” means any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock or capital units, profits, license, registration, withholding, payroll, social security (or equivalent) or any other applicable social contribution, employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, contribution, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not).

“Tax Proceeding” means any proceeding, judicial or administrative, involving Taxes or any audit, examination, deficiency asserted or assessment made by the IRS or any other Tax authority.

“Tax Returns” means any return, claims for refund, report, declaration, information return or other document or statement of any kind relating to Taxes (including any schedules or attachments thereto) filed or required to be filed with any Governmental Body.

“Temporary Services Agreements” mean, collectively, (i) the Franchise Agreement (and the amendment(s) thereto) by and between Franchisor and TP New Mexico and (ii) the Management Agreement by and between TR Holding and TP New Mexico (the “TP New Mexico Management Agreement”), in each case in the form attached hereto as Exhibit F.

“Termination Fee” is defined in Section 9.02(b).

“Territorial Rights” is defined in Section 5.23(n).

“TR Holding” means Twin Restaurant Holding, LLC, a Delaware limited liability company.

“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business, provided that on such Business Day no event that disrupts or impairs the ability of market participants during any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day in general to effect transactions in, or to obtain market values for, the Series B Preferred Stock on the Relevant Exchange or to effect transactions in the Series B Preferred Stock on the Relevant Exchange.

“Transaction Expenses” means, without duplication, to the extent not paid prior to the Closing, (a) the amount of all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants) incurred by the Company or any of its Subsidiaries prior to the Closing in connection with this Agreement, including, any fees payable to Duff & Phelps Securities, LLC, (b) any fees, costs or expenses incurred by the Company or any of its Subsidiaries in connection with obtaining consents pursuant to Section 7.06, and (c) fifty percent (50%) of the filing fees and, solely with respect to the HSR Act, local counsel fees payable in connection with the filings described in Section 10.04(a). Notwithstanding the foregoing, “Transaction Expenses” will exclude all costs, fees and expenses and payment obligations to the extent included in Indebtedness or the Closing Working Capital and whether or not previously paid by the Company or any of its Subsidiaries, the amount, if any, of Financing Cooperation Expenses, if any, that have not been reimbursed by the Purchaser in accordance with Section 8.08(d).

“Transaction Tax Deductions” is defined in Section 12.03.

“Transfer Taxes” is defined in Section 12.01.

“TP New Mexico” is defined in the Recitals.

“TP New Mexico Bill of Sale” means a Bill of Sale in the form attached hereto as Exhibit G.

“TP New Mexico Transaction” means any (i) reorganization, liquidation, dissolution or recapitalization of TP New Mexico, (ii) merger or consolidation involving TP New Mexico, (iii) purchase or sale of any assets or equity securities (or any rights to acquire, or securities convertible into or exchangeable for, any such equity securities) of TP New Mexico (other than purchases and sales in the ordinary course of business) or (iv) similar transaction or business combination involving TP New Mexico or its business or assets; provided that “TP New Mexico Transaction” shall not include any of the transactions expressly contemplated by this Agreement, including the Pre-Closing Restructuring.

“Underwritten Block Trade” is defined in Section 10.05(g).

“Underwritten Offering” is defined in Section 10.05(e).

“Union” is defined in Section 5.21(c).

“Units” is defined in the Recitals.

“Unpaid Income Tax Amount” means the amount of Income Taxes of the Company and its Subsidiaries that are unpaid as of the Closing Date for any taxable period (or portion thereof) ending on and including the Closing Date, calculated in accordance with the past practice (including reporting positions, elections, jurisdictions and accounting methods) of the Company and its Subsidiaries in preparing Tax Returns (except to the extent such past practice is inconsistent with applicable Law) and, for purposes of calculating any such Tax liability (i) any Transaction Tax Deductions shall be treated as deductible in the taxable period ending on the Closing Date (or, in the case of a Straddle Period, the portion of such taxable period ending on the Closing Date) to the extent permitted by applicable Laws as determined on a “more likely than not” basis, (ii) any Taxes attributable to transactions outside the ordinary course of business on the Closing Date after the Closing (except as otherwise contemplated by this Agreement) shall be excluded, and (iii) any Taxes attributable to any Purchaser financing shall be excluded, and (iv) any liabilities for accruals or reserves established or required to be established under GAAP for contingent taxes or with respect to uncertain Tax positions shall be excluded, and (v) any deferred Tax liabilities shall be excluded.

“Valuation Firm” is defined in Section 2.04(e).

“Violation” is defined in Section 10.05(k)(i).

“VWAP” means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Purchaser) page “FAT Brands Inc.” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the relevant Trading Day until the scheduled close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Series B Preferred Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Purchaser) retained by the Purchaser for such purpose).

“WARN” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital” means (i) only those specific line items designated as “current assets” on Schedule 1.01(d), minus (ii) only those specific line items designated as “current liabilities” on Schedule 1.01(d), in each case, subject to the specific adjustments set forth on Schedule 1.01(d), for the Company and its Subsidiaries on a consolidated basis calculated in accordance with the Accounting Principles. For the avoidance of doubt, Working Capital shall exclude Cash, Indebtedness, Transaction Expenses and Income Taxes and deferred Taxes. Schedule 1.01(d) sets forth an illustrative example of the calculation of Working Capital, as of 2:01 a.m. Pacific Time on March 21, 2021. Such calculation is included for illustrative purposes only, and notwithstanding anything to the contrary, neither the Company nor any other Person makes any representation or warranty in respect thereof.

1.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) “Hereof,” etc. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.

(c) Successor Laws. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(d) “Including,” etc. The term “including,” “includes” and terms of similar import have the inclusive meaning frequently identified with the phrase “but not limited to” or “without limitation”.

(e) Singular and Plural Forms. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or in its singular form.

(f) “Or”. The word “or” is not exclusive.

(g) “To the extent”. The phrase “to the extent” means the degree by which, and not “if.”

(h) Internal References. References herein to a specific article, section, subsection, clause, recital, schedule or exhibit shall refer, respectively, to articles, sections, subsections, clauses, recitals, schedules or exhibits of this Agreement, unless otherwise specified.

(i) Gender. References herein to any gender shall include each other gender.

(j) Heirs, Executors, etc. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02(j) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(k) Capacity. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity.

(l) Time Period. With respect to the determination of any period of time, the word “from” or “since” means “from and including” or “since and including,” as applicable, and the words “to” and “until” each means “to but excluding”.

(m) Contract. References herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto).

(n) Calendar Days. References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified.

(o) Business Day. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(p) “Dollar,” etc. The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America and all payments made pursuant to this Agreement shall be in United States dollars.

Article II

PURCHASE AND SALE OF THE UNITS

2.01 Purchase and Sale of the Units. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser shall purchase from the Seller, and the Seller shall sell, convey, assign, transfer and deliver to the Purchaser, all of the Units, free and clear of all Liens other than transfer restrictions set forth in the Company LLC Agreement, which will be satisfied or waived with respect to the transactions contemplated hereby in writing prior to the Closing, and Liens arising under applicable securities Laws.

2.02 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signature pages at 8:30 a.m. prevailing Eastern Time on the fourth Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article III (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at Closing) or on such other date as is mutually agreed to in writing by the Purchaser and the Seller; provided, that in no event shall the Closing take place prior to the date which is 30 days immediately following the date hereof, unless an earlier date is specified in writing by the Purchaser upon at least five (5) Business Days’ prior written notice to the Seller. The date and time of the Closing are referred to herein as the “Closing Date”.

2.03 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date:

(a) the Purchaser shall deliver, or cause to be delivered, to the Seller, an amount equal to the Estimated Closing Cash Proceeds, by wire transfer of immediately available funds to the account(s) designated by the Seller;

(b) the Purchaser shall deliver, or cause to be delivered, to the Seller (i) the Closing Stock Consideration in book-entry form on the Purchaser’s transfer agent’s books and (ii) evidence of the registration of the Closing Stock Consideration in the Seller’s or its nominee’s name on the Purchaser’s transfer agent’s books;

(c) the Purchaser shall repay, or cause to be repaid, on behalf of the Company, all amounts necessary to discharge fully the then-outstanding balance of all Indebtedness identified on Schedule 2.03(c) (the “Repaid Indebtedness”) by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness; provided, that any Repaid Indebtedness payable to any current or former employee of the Company or any of its Subsidiaries shall be paid to the Company or its payroll agent for further payment to such applicable employee(s) through payroll, less applicable withholdings, as soon as reasonably practicable after the Closing Date in accordance with Section 8.06;

(d) the Purchaser shall pay, or cause to be paid, on behalf of the Company, all Transaction Expenses to each Person who is owed a portion thereof in accordance with the Final Invoices;

(e) the Purchaser shall deliver the Purchase Price Adjustment Escrow Amount to the Escrow Agent for deposit into an escrow account (the “Purchase Price Adjustment Escrow Account”) established pursuant to the terms of the Escrow Agreement; and

(f) the parties hereto shall make such other deliveries as are required by Article III.

2.04 Closing Cash Proceeds Adjustment.

(a) At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser a good faith estimate of the Closing Cash Proceeds (the “Estimated Closing Cash Proceeds”), including each of the components thereof, based on the Company’s and its Subsidiaries’ books and records and other information then available. Following delivery of the Company’s calculation of the Estimated Closing Cash Proceeds, to the extent reasonably requested by the Purchaser, the Company shall make available to the Purchaser supporting documentation used in preparing the Estimated Closing Cash Proceeds. In the event that the Purchaser notifies the Company of any objection to the Company’s initial calculation of the Estimated Closing Cash Proceeds, no later than one (1) Business Day prior to the Closing Date, the Purchaser and the Company shall discuss such objection(s) in good faith and the Company will, in good faith after considering the discussion between the Purchaser and the Company, revise and re-deliver its calculation of the Estimated Closing Cash Proceeds to the Purchaser to reflect the results of such discussion if and as the Company determines appropriate in good faith (which redelivered Estimated Closing Cash Proceeds, if any, shall serve as the Estimated Closing Cash Proceeds for all purposes under this Agreement); it being understood and agreed, that without limiting the parties’ rights and obligations under Section 2.04(b) through Section 2.04(h), if there is any remaining dispute over the Estimated Closing Cash Proceeds or the Company’s determination pursuant to the foregoing clause, the Estimated Closing Cash Proceeds as finally determined and delivered by the Company hereunder shall constitute the Estimated Closing Cash Proceeds and in no event shall the Closing Date be postponed or otherwise delayed as a result thereof.

(b) As soon as reasonably practicable after the Closing, but in no event later than seventy-five (75) days after the Closing Date, the Purchaser shall prepare and deliver to the Seller a statement (the “Closing Statement”) setting forth the Purchaser’s good faith calculation of the Closing Cash Proceeds, including each of the components thereof, in each case in accordance with the definition thereof, and a consolidated balance sheet of the Company and its Subsidiaries as of the Measurement Time (the “Closing Balance Sheet”).

(c) The Closing Balance Sheet shall (i) be prepared, and Cash and the Closing Working Capital (subject to the specific adjustments set forth on Schedule 1.01(d)) shall be determined, in accordance with the Accounting Principles and (ii) not include any changes in assets or liabilities as a result of purchase accounting adjustments or changes arising from or resulting as a consequence of the (x) Debt Financing or Alternative Debt Financing or (y) transactions contemplated hereby.

(d) The Closing Balance Sheet and the calculation of the Closing Cash Proceeds as set forth in this Section 2.04 is not intended to permit the introduction of different accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, reserves or accruals) from those set forth in the Accounting Principles.

(e) During the Review Period, the Purchaser and its Subsidiaries (including the Company and its Subsidiaries) shall (i) permit the Seller and its representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) pertaining to or used in connection with the preparation of the Closing Statement or the Closing Balance Sheet and the Purchaser’s calculation of the Closing Cash Proceeds and provide the Seller with copies thereof (as reasonably requested by the Seller) and (ii) provide the Seller and its representatives reasonable access to the Purchaser’s and its Subsidiaries’ (including the Company’s and its Subsidiaries’) employees (including making the Company’s and its Subsidiaries’ chief financial officer) and accountants (subject to customary access letters) available to respond to reasonable written or oral inquiries of the Seller or its representatives, during normal business hours and upon reasonable prior notice as reasonably required; provided, however, that the Purchaser and its Subsidiaries (including the Company and its Subsidiaries) shall not be required to provide such access or copies if doing so would (i) cause a loss of attorney-client, work product or other similar protection or privilege of such Person, (ii) cause a violation of an obligation of confidentiality of such Person pursuant to an agreement to which such Person is a party (so long as such Person shall have used commercially reasonable efforts to obtain the consent of such third party to the provision of such access or copies) or (iii) constitute a violation of applicable Law. If the Seller disagrees with any part of the Purchaser’s calculation of the Closing Cash Proceeds as set forth on the Closing Statement or the Closing Balance Sheet, the Seller shall, within thirty (30) days after the Seller’s receipt of the Closing Statement and the Closing Balance Sheet (the “Review Period”), notify the Purchaser in writing of such disagreement by setting forth the Seller’s calculation of the Closing Cash Proceeds, including each of the components thereof, and describing in reasonable detail the basis for such disagreement (an “Objection Notice”). If the Seller does not deliver an Objection Notice prior to the expiration of the Review Period, the Purchaser’s calculation of the Closing Cash Proceeds set forth on the Closing Statement and the Closing Balance Sheet shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review. If an Objection Notice is delivered to the Purchaser, then the Purchaser and the Seller shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Cash Proceeds. The Purchaser and the Seller acknowledge and agree that all discussions related to the Objection Notice are without prejudice communications made in confidence with the intent of attempting to resolve a litigious dispute and are subject to settlement privilege. If the Purchaser and the Seller are able to resolve their disagreement with respect to the calculation of the Closing Cash Proceeds, such agreed calculation of the Closing Cash Proceeds shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review. In the event that the Purchaser and the Seller are unable to resolve all such disagreements within thirty (30) days after the Purchaser’s receipt of such Objection Notice or such longer period as the Purchaser and the Seller may mutually agree in writing, the Purchaser and the Seller shall submit such remaining disagreements to Houlihan Valuation Advisors, or, if such firm refuses or is otherwise unable to act in such capacity, a nationally-recognized valuation or consulting firm that is not presently providing the parties or the parties’ Affiliates with services and as is acceptable to the Purchaser and the Seller (the “Valuation Firm”).

(f) The Valuation Firm shall act as an expert and not as an arbitrator, and make a final and binding determination with respect to the computation of the Closing Cash Proceeds, including each of the components thereof, to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit B. The Purchaser and the Seller shall cooperate with the Valuation Firm during the term of its engagement and shall use commercially reasonable efforts to cause the Valuation Firm to resolve all remaining disagreements with respect to the computation of the Closing Cash Proceeds, including each of the components thereof, as soon as practicable. The Valuation Firm shall consider only those items and amounts set forth in the Objection Notice, including each of the components thereof, that are in the Objection Notice and identified as being items and amounts to which the Purchaser and the Seller have been unable to agree. In resolving any disputed item, the Valuation Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Except as permitted on Exhibit B hereto in order to clarify or understand any position or argument made by a party in a written submission, the Valuation Firm’s determination of the Closing Cash Proceeds, including each of the components thereof, shall be based solely on written presentations submitted by the Purchaser and the Seller which are in accordance with the guidelines and procedures (including the definitions of each of the components thereof) set forth in this Agreement (i.e., not on the basis of an independent review). The determination of the Valuation Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review.

(g) The fees, costs and expenses of the Valuation Firm in determining the Closing Cash Proceeds, including each of the components thereof, shall be borne by the Purchaser, on one hand, the Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Purchaser claims the Closing Cash Proceeds are one thousand dollars ($1,000) less than the amount determined by the Seller, and the Seller contests only five hundred dollars ($500) of the amount claimed by the Purchaser, and if the Valuation Firm ultimately resolves the dispute by awarding the Purchaser three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Valuation Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to the Seller and forty percent (40%) (i.e., 200 ÷ 500) to the Purchaser. Prior to the Valuation Firm’s determination of the Closing Cash Proceeds, the Purchaser, on the one hand, and the Seller, on the other hand, shall each pay fifty percent (50%) of any retainer paid to the Valuation Firm. In connection with the Valuation Firm’s determination of the Closing Cash Proceeds, the Valuation Firm shall also determine, pursuant to the terms of the first and second sentences of this Section 2.04(g), and taking into account all fees and expenses of the Valuation Firm previously paid by each of the Purchaser, on the one hand, and the Seller, on the other hand, as of the date of such determination, the allocation of its fees and expenses between the Purchaser and the Seller, which such determination shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review.

(h) Within five (5) Business Days after the Closing Cash Proceeds, including each of the components thereof, is finally determined pursuant to this Section 2.04:

(i) if the Closing Cash Proceeds as finally determined pursuant to this Section 2.04 are less than the Estimated Closing Cash Proceeds, then the Purchaser and the Seller shall cause the Escrow Agent to: (A) pay to the Purchaser solely and exclusively from the Purchase Price Adjustment Escrow Funds an amount (which in no case shall exceed the amount of the Purchase Price Adjustment Escrow Funds) (the “Purchaser Adjustment Amount”) equal to such deficiency, and (B) pay to the Seller, an amount equal to the amount (if any) by which the amount of the Purchase Price Adjustment Escrow Funds is greater than the Purchaser Adjustment Amount; and

(ii) if the Closing Cash Proceeds as finally determined pursuant to this Section 2.04 are equal to or greater than the Estimated Closing Cash Proceeds, then: (A) the Purchaser shall pay, or cause to be paid, to the Seller, an amount (which in no case shall exceed an aggregate amount equal to the amount of the Purchase Price Adjustment Escrow Funds plus $3,000,000) equal to such excess, and (B) the Purchaser and the Seller shall cause the Escrow Agent to pay to the Seller all of the Purchase Price Adjustment Escrow Funds.

(i) All payments to be made pursuant to Section 2.04(h) shall (x) be treated by all parties for Tax purposes as adjustments to the purchase price to the extent permitted by applicable Law and (y) be made by wire transfer of immediately available funds to the account(s) designated by the Purchaser or the Seller, as applicable. The Purchaser hereby agrees and acknowledges that its right to any payment to be made pursuant to Section 2.04(h)(i) shall be the sole and exclusive remedy of the Purchaser for any and all claims arising under this Agreement with respect to this Section 2.04.

2.05 Repaid Indebtedness; Transaction Expenses. The Company shall obtain and deliver to the Purchaser, no later than two (2) Business Days prior to the Closing, payoff letters for all Repaid Indebtedness (“Payoff Letters”), which Payoff Letters shall acknowledge the aggregate principal amount, all accrued but unpaid interest constituting the Repaid Indebtedness and all pre-payment penalties arising under or related to the Repaid Indebtedness, indicate that upon payment of such Repaid Indebtedness as specified in such Payoff Letter, all outstanding obligations of the Company and its Subsidiaries arising under or related to such Repaid Indebtedness shall be repaid and extinguished in full (other than customary obligations under a credit agreement which survive payment in full of all borrowed amounts) and that upon receipt of such amount the lenders and other applicable Persons with respect to such Repaid Indebtedness shall release their liens and other security interests in, and agree to deliver Uniform Commercial Code Termination Statements and such other customary documents or endorsements necessary to release of record its liens and other security interests in, the assets of the Company and its Subsidiaries. No later than two (2) Business Days prior to the Closing, the Company shall deliver to the Purchaser final invoices or other payment instructions for the Transaction Expenses (the “Final Invoices”).

2.06 Withholding. The Purchaser and its agents shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person in such amounts as the Purchaser or such other Person is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable provision of Law; provided, that, except with respect to any compensatory payments subject to payroll withholding or in connection with the failure of the Seller to provide the applicable Tax form or withholding certificate contemplated by Section 12.05, the Purchaser or such other Person shall use commercially reasonable efforts to provide the Seller with notice as soon as reasonably practicable, but in any event at least two (2) Business Days, prior to withholding any amounts pursuant to this Section 2.06 and shall work in good faith with the Seller, to the extent legal and customary, to attempt to minimize any such withheld amounts. To the extent that amounts are so withheld and are timely paid over to the applicable Tax authority in accordance with applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.07 Purchase Price Allocation. For U.S. federal (and applicable state and local) Income Tax purposes, the Purchaser and the Seller shall allocate the Closing Cash Proceeds, as finally determined pursuant to Section 2.04, and the assumed liabilities of the Company (plus any other items required to be taken into account under the Code) among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and the methodologies set forth Schedule 2.07. Within ninety (90) days after the Closing Cash Proceeds are finally determined pursuant to Section 2.04, the Purchaser shall provide the Seller with a draft allocation prepared in accordance with the methodologies set forth Schedule 2.07 (the “Draft Purchase Price Allocation”). The Draft Purchase Price Allocation shall be binding upon the Purchaser, the Company and the Seller unless the Seller shall, within thirty (30) days of the delivery of the Draft Purchase Price Allocation to the Purchaser, provide to the Purchaser written notice of its objection to the Draft Purchase Price Allocation and the reasons therefor, in which event the Purchaser and the Seller shall endeavor in good faith to agree upon an allocation schedule (the “Final Purchase Price Allocation”). If the Purchaser and the Seller cannot resolve any such objections within thirty (30) days of the Seller’s notice of objection, the items in question shall be resolved by the Valuation Firm and shall be reflected in the Final Purchase Price Allocation. The fees and expenses of the Valuation Firm shall be borne by the Purchaser and the Seller in accordance with the provisions of Section 2.04(g). The Purchaser and the Seller shall file all Tax Returns and information reports in a manner consistent with the Final Purchase Price Allocation. Neither the Purchaser nor the Seller shall take any Tax position inconsistent with the Final Purchase Price Allocation and neither the Purchaser nor the Seller shall agree to any proposed adjustment to the Final Purchase Price Allocation by any Tax authority without first giving the other party prior written notice. If the Closing Cash Proceeds are adjusted pursuant to this Agreement, the Final Purchase Price Allocation shall be adjusted as appropriate and the Purchaser and the Seller shall cooperate in good faith in making any such adjustments.

Article III

CONDITIONS TO CLOSING

3.01 Conditions to the Purchaser’s Obligation. The obligation of the Purchaser to consummate the Closing is subject to the satisfaction of the following conditions immediately prior to the Closing:

(a) the representations and warranties set forth in Article IV and Article V of this Agreement (other than the Fundamental Representations) shall be true and correct (without giving effect to any limitation or qualification that includes the word “material” or “Material Adverse Change” set forth therein (other than in Section 5.07(a)) as though made on and as of the Closing Date, except (i) to the extent that the failure of such representations and warranties to be true and correct does not constitute a Material Adverse Change, and (ii) for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct (without giving effect to any limitation or qualification that includes the word “material” or “Material Adverse Change” set forth therein) as of such earlier date except to the extent that the failure of such representations and warranties to have been true and correct as of such earlier date did not constitute a Material Adverse Change);

(b) (i) the Fundamental Representations (other than Section 5.04) shall be true and correct in all material respects (without giving effect to any limitation or qualification that includes the word “material” or “Material Adverse Change” set forth therein) as though made on and as of the Closing Date as of the Closing Date, except for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), and (ii) the representations and warranties set forth in Section 5.04 shall be true and correct in all respects as of the Closing Date, except for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct as of such earlier date), other than, with respect to the representations and warranties set forth in Section 5.04, inaccuracies that individually or in the aggregate are of a de minimis nature;

(c) the Seller and the Company shall have performed and complied in all material respects with all of the covenants or agreements required to be performed or complied with by them under this Agreement on or prior to the Closing;

(d) the Company shall have delivered to the Purchaser each of the following:

(i) a certificate signed by an officer of the Company in the form of Exhibit C, dated as of the Closing Date, certifying that the conditions specified in Sections 3.01(a), 3.01(b) and Section 3.01(c) have been satisfied;

(ii) all of the documents required to effectuate the Pre-Closing Restructuring, in form and substance reasonably satisfactory to the Purchaser;

(iii) a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware, and also with respect to each of the Subsidiaries issued by the Secretary of State of such State in which it is incorporated, each as of a date not more than fifteen (15) days prior to the Closing Date; and

(iv) written resignation of each of the managers, directors and officers of the Company and its Subsidiaries set forth (and in the capacity only as set forth) on Schedule 3.01(d)(iv);

(e) the Escrow Agreement shall have been executed by the Escrow Agent and the Seller and shall have been delivered to the Purchaser;

(f) the Put/Call Agreement shall have been executed by the Seller and shall have been delivered to the Purchaser;

(g) the Temporary Services Agreements shall have been executed by TP New Mexico and delivered to the Purchaser; and

(h) no Material Adverse Change shall have occurred since the date hereof and be continuing.

3.02 Conditions to the Company’s and the Seller’s Obligations. The obligations of each of the Company and the Seller to consummate the Closing is subject to the satisfaction of the following conditions immediately prior to the Closing:

(a) the representations and warranties set forth in Article VI of this Agreement shall be true and correct in all material respects as of the Closing Date;

(b) the Purchaser shall have performed and complied in all material respects with all of the covenants or agreements required to be performed or complied with by it under this Agreement on or prior to the Closing;

(c) the Purchaser shall have delivered to the Company and the Seller a certificate signed by an officer of the Purchaser in the form of Exhibit D, dated as of the Closing Date, certifying that the conditions specified in Sections 3.02(a) and 3.02(b) have been satisfied;

(d) the Escrow Agreement shall have been executed by the Escrow Agent and the Purchaser and shall have been delivered to the Seller;

(e) (i) the Series B Preferred Stock shall be listed on the Nasdaq Capital Market and (ii) the Closing Stock Consideration shall be approved for listing on the Nasdaq Capital Market subject to notice of issuance;

(f) the Put/Call Agreement shall have been executed by the Purchaser and shall have been delivered to the Seller; and

(g) the Temporary Services Agreements shall have been executed by TR Holding and Franchisor and delivered to the Seller.

3.03 Conditions to All Parties’ Obligations. The obligation of each of the Company, the Seller and the Purchaser to consummate the Closing is subject to the satisfaction of the following conditions as of immediately prior to the Closing:

(a) the approvals and waiting periods under the HSR Act and the Liquor License approvals that are required for the consummation of the transactions contemplated hereby and set forth on Schedule 3.03(a), any extensions of such waiting periods, and any commitments by the parties not to close before a certain date under a timing agreement entered into with the applicable Governmental Body shall have expired or otherwise been terminated, or shall have been received, and remain in effect (in the case of approvals);

(b) no final, binding and non-appealable injunction, order, judgment, decision, decree or ruling shall have been issued, promulgated, enacted or enforced by any Governmental Body after the date hereof enjoining or otherwise prohibiting the performance of this Agreement or the consummation of any of the transactions contemplated hereby; and

(c) this Agreement shall not have been terminated in accordance with Section 9.01.

3.04 Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in Section 3.01, 3.02 or 3.03, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser that the statements in this Article IV are true and correct, except as set forth in the Disclosure Schedules.

4.01 Organization and Limited Liability Company Power. The Seller is a limited liability company duly organized, validly existing and in good standing under Delaware Law, with all requisite limited liability company power and authority to enter into and perform its obligations under this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Seller in connection with the transactions contemplated by this Agreement (the “Seller Documents”) and to consummate the transactions contemplated hereby and thereby.

4.02 Authorization, Validity and Effect. The execution, delivery and performance of this Agreement and each of the Seller Documents by the Seller and the consummation of the transactions contemplated hereby and thereby have been, or with respect to the Seller Documents executed after the date hereof, will be at or prior to the Closing, duly and validly authorized and approved by all requisite limited liability company action, and no other limited liability company proceedings on the Seller’s part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by the Seller, and assuming that this Agreement and each of the Seller Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

4.03 Title to Units. the Seller legally and beneficially owns the Units and the Seller shall deliver to the Purchaser good and valid title to the Units, free and clear of all Liens other than transfer restrictions set forth in the Company LLC Agreement, which will be satisfied or waived with respect to the transactions contemplated hereby in writing prior to the Closing, and Liens arising under applicable securities Laws.

4.04 No Violation. The Seller is not subject to or obligated under its governing documents, any applicable Law, any Contract that is material to the Seller to which the Seller is a party or by which it is bound, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Seller’s execution, delivery or performance of this Agreement and the Seller Documents.

4.05 Governmental Bodies; Consents. Except for the requirements of the HSR Act and the Liquor License approval that is required for the consummation of the transactions contemplated hereby and set forth on Schedule 4.05, the Seller is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated hereby. Except for any approvals related to Liquor Licenses, no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by the Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Seller, threatened against or affecting the Seller at law or in equity, or before or by any Governmental Body, which would reasonably be expected to adversely affect the Seller’s performance under this Agreement or the consummation by the Seller of the transactions contemplated hereby.

4.07 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller or any of its Affiliates for which the Purchaser, the Company or any of its Subsidiaries may become liable upon or after the Closing.

4.08 Accredited Investor. The Seller is (a) an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), (b) acquiring the Closing Stock Consideration only for its own account and not for the account of others, and (c) not acquiring the Closing Stock Consideration with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Seller is not an entity formed for the specific purpose of acquiring the Closing Stock Consideration. To its knowledge, the Seller has received all requested documents and information about the Purchaser’s business, management and financial affairs, and the Seller has had the opportunity to ask all questions of and receive answers from the management of the Purchaser regarding the terms and conditions of the Closing Stock Consideration and the Seller’s acquisition thereof. The Seller has such knowledge, skill and experience in business, financial and investment matters that the Seller is capable of evaluating the merits and risks of an investment in the Closing Stock Consideration. Without limiting the Seller’s reliance on the Purchaser’s representations and warranties herein, the Seller has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Closing Stock Consideration.

Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that the statements in this Article V are true and correct, except as set forth in the Disclosure Schedules.

5.01 Organization and Corporate Power. The Company is a limited liability company duly organized, validly existing and in good standing under Delaware Law, and the Company has all requisite limited liability company power and authority to own and operate its properties and to carry on its businesses as now conducted. The Company is qualified to do business and is in good standing (or the equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires the Company to qualify, except where the failure to be so qualified would not constitute a Material Adverse Change.

5.02 Subsidiaries. The Company does not own or hold the right to acquire any stock, limited liability company or membership interest, partnership interest or joint venture interest or other equity interest in any other corporation, limited liability company, partnership, organization or entity. The Company owns, directly or indirectly, of record and beneficially, all capital stock and other equity interests in each of its Subsidiaries (which, as of the date hereof, includes, but as of the Closing shall exclude, TP New Mexico), free and clear of all Liens (other than Permitted Liens and Liens arising under applicable securities Laws and transfer restrictions set forth in the Subsidiaries’ organizational documents), and all such capital stock and other equity interests are validly issued, fully paid and non-assessable (to the extent such concept is applicable to such equity interests). Each of the Company’s Subsidiaries is duly formed or organized, validly existing and in good standing (or its equivalent, if applicable) under the applicable Laws of its jurisdiction of formation or organization, and each of the Company’s Subsidiaries has all requisite corporate or limited liability company power and authority to own and operate its properties and to carry on its businesses as now conducted. Each of the Company’s Subsidiaries qualified, licensed and admitted to do business as a foreign corporation, limited liability company, partnership, organization or entity and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or assets or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not constitute a Material Adverse Change. Copies of the organizational documents of each of the Company’s Subsidiaries (including all supplements, amendments or modifications thereto) which are in all respects true, correct and complete, have been previously furnished to the Purchaser by the Company. No Subsidiary of the Company is in material breach or material default of any obligation under its organizational documents, as amended to date. Schedule 5.02 lists the officers, directors or managers of each of the Company and its Subsidiaries.

5.03 Authorization; No Breach.

(a) The Company has full limited liability company power and authority necessary, to own, lease and operate its properties, to carry on its businesses as now conducted or proposed to be conducted, and to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite limited liability company action, each such authorization and approval remains in full force and effect and no other limited liability company proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Company, and assuming that this Agreement and each of the Company Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

(b) Except for the requirements of the HSR Act and the Liquor License approval that is required for the consummation of the transactions contemplated hereby and set forth on Schedule 5.03(b), the execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the transactions contemplated hereby and thereby, or compliance by the Company or its Subsidiaries with any of the provisions hereof or thereof, do not and will not conflict with, result in any material breach of, require any notice under, constitute a material default (or an event that, with or without notice or lapse of time or both, would become a material default) under, result in a material violation of, result in the creation of any Lien upon any material properties or assets of the Company or any of its Subsidiaries under, give rise to any right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or give rise to any obligation of the Company or any of its Subsidiaries to make any material payment under, any term, condition or provision of (i) the Company’s or any of its Subsidiaries’ certificate of incorporation or formation, bylaws, limited liability company agreement or other organizational documents (with respect to which there shall be no conflict, breach, default or violation of any type whatsoever arising from the consummation of the transactions contemplated hereby), (ii) any Material Contract, (iii) any outstanding judgment, order or decree applicable to the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries, or (iv) any applicable Law to which the Company or any of its Subsidiaries is subject or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.

5.04 Capitalization.

(a) As of the date hereof, the Units consist of 100% of limited liability company membership interests of the Company, all of which are held of record by the Seller, free and clear of any Liens other than transfer restrictions set forth in the Company LLC Agreement, which will be satisfied or waived with respect to the transactions contemplated hereby in writing prior to the Closing, and Liens arising under applicable securities Laws. All of the outstanding Units have been validly issued and are fully paid.

(b) None of the Units are in certificated form.

(c) There are no outstanding obligations, options, warrants, profits interests, phantom equity, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any securities containing any equity features of the Company, or Contracts, commitments, understandings or arrangements, by which the Company is or may become bound to issue additional equity interests or options, warrants, profits interests, phantom equity, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any equity interests.

(d) Except as contemplated by this Agreement (including, for the avoidance of doubt, the Pre-Closing Restructuring which will be completed prior to Closing), there are no securities or rights of the Company or any of its Subsidiaries, or Contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the equity-holders of any of the Company or any of its Subsidiaries on any matter. Except as set forth in the Company LLC Agreement, the Subsidiaries’ organizational documents or as otherwise contemplated by this Agreement (including, for the avoidance of doubt, the Pre-Closing Restructuring which will be completed prior to Closing), there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the shares of capital stock or other equity interests of the Company or any of its Subsidiaries; provided, that any such agreements or understandings set forth in the Company’s LLC Agreement applicable to the transactions contemplated hereby will be satisfied or waived in writing prior to Closing.

5.05 Financial Statements; Inventory.

(a) Attached to Schedule 5.05(a) are: (i) the unaudited consolidated balance sheet of the Seller as of March 21, 2021 (the “Latest Balance Sheet”) and the related statement of income for the two-month and three-week period then ended, and (ii) the Seller’s audited consolidated balance sheet and statements of income and cash flows for the fiscal year ended December 27, 2020 and December 29, 2019 (the “Audited Financial Statements” and, collectively with the Latest Balance Sheet, the “Financial Statements”). The Financial Statements have been based upon the information contained in the Seller’s and its Subsidiaries’ books and records, have been prepared in conformity with GAAP, and present fairly in all material respects the consolidated financial condition and results of operations of the Seller and its Subsidiaries (including the Company) as of the times and for the periods referred to therein, subject (A) in the case of the unaudited financial statements to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from normal year-end adjustments (none of which would be, individually or in the aggregate, material to the Seller and its Subsidiaries), and (B) in the case of all such Financial Statements, such other exceptions to GAAP as are set forth on Schedule 5.05(a).

(b) The Company maintains a system of internal accounting controls (customary for its size and the industry in which it operates) sufficient to provide reasonable assurance that: (i) transactions are executed in all material respects in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity in all material respects with GAAP, consistently applied, and to maintain accountability for assets and (iii) access to the tangible assets of the Company and its Subsidiaries is permitted in all material respects only in accordance with management’s general or specific authorization. The financial books and records and the accounts of the Company and its Subsidiaries used to prepare the Financial Statements: (i) have been maintained in all material respects in accordance with reasonable business practices for privately-owned businesses of similar size operating in similar industries, (ii) are stated in reasonable detail for the preparation of the Financial Statements in accordance with GAAP, and (iii) reflect actual bona fide transactions of the Company and its Subsidiaries and are accurate and complete in all material respects.

(c) The Company and its Subsidiaries maintain sufficient inventory in the ordinary course of business to conduct the business as presently conducted. The inventory of the Company and its Subsidiaries reflected on the Latest Balance Sheet consists, and the inventory of the Company and its Subsidiaries to be included as current assets in the determination of Closing Working Capital will be, in all material respects of a quality and quantity usable or saleable in its ordinary course of business. All inventory has been valued at the lesser of cost or market, and all material unmarketable, returned, rejected, damaged, slow moving or obsolete inventory has been written off or written down to net realizable value in the Company’s books and records and in the Latest Balance Sheet consistent with any year-end adjustments. The quantities of each item of inventory (whether raw materials, intermediaries, work-in-process or finished goods) are reasonable in the present circumstances of the business of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is in possession of any material inventory that is not owned by the Company or its Subsidiaries, including goods already sold. Set forth on Schedule 5.05(c), is a complete list of the addresses of all third party warehouses and other facilities in which the inventory of the Company and its Subsidiaries is located and subject to consignment, bailment or warehousing.

5.06 Absence of Undisclosed Liabilities . There are no liabilities of the Company or any of its Subsidiaries, whether or not of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than liabilities (a) set forth or reflected on the Latest Balance Sheet or disclosed in the notes thereof or in the notes to the other Financial Statements, (b) which have arisen after the date of the Latest Balance Sheet in the ordinary course of business of the Company and its Subsidiaries (none of which is a liability for breach of contract, tort, violation of Law, infringement, dilution, misappropriation or arising out of a claim or lawsuit, or COVID-19), (c) arising under contracts and commitments described on Schedule 5.10(a) or under contracts and commitments entered into in the ordinary course of business which are not required to be disclosed on Schedule 5.10(a) (none of which is a liability for breach thereof), (d) for which the Purchaser, the Company or any of its Subsidiaries has agreed to be responsible pursuant to this Agreement or any of the other Purchaser Documents or Company Documents, (e) that are taken into account in calculating the Closing Cash Proceeds as finally determined pursuant to Section 2.04, or (f) which are, individually or in the aggregate, not material to the Company and its Subsidiaries taken as a whole, or for the avoidance of doubt, in excess of $250,000.

5.07 No Material Adverse Change; Absence of Certain Developments.

(a) Since the date of the Latest Balance Sheet through the date hereof, there has not been any Material Adverse Change.

(b) Except for transactions contemplated by this Agreement (including, for the avoidance of doubt, the Pre-Closing Restructuring which will be completed prior to Closing) or actions undertaken reasonably in response to, or in connection with, any COVID-19 Measures, since the date of the Latest Balance Sheet, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business. Without limiting the generality of the foregoing, and except as set forth on Schedule 5.07(b), and except in furtherance of the transactions contemplated by this Agreement (including, for the avoidance of doubt, the Pre-Closing Restructuring) or actions undertaken reasonably in response to, or in connection with, any COVID-19 Measures, since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has taken any action that would have been prohibited by Section 7.01(b) if it had been taken after the date hereof and prior to the Closing Date.

5.08 Title to Properties.

(a) The Company and its Subsidiaries own good and marketable title to, or hold a valid leasehold interest in, all of the material tangible personal property used by them in the conduct of their business, free and clear of all Liens, except for Permitted Liens. Each such item of material tangible personal property is in all material respects in operable condition and repair, subject to normal wear and tear, ongoing repairs or refurbishments in the ordinary course and obsolescence in the ordinary course.

(b) Schedule 5.08(b) contains a list of all material real property in which the Company and its Subsidiaries have a leasehold interest, including any sub-leasehold interest (the “Leased Real Property”) and such schedule contains a description of all leases with respect to each parcel of Leased Real Property, (each, a “Lease” and collectively, the “Leases”). The Company has delivered to the Purchaser a true and complete copy of each Lease, including any material amendments, extensions, renewals, guaranties, subordination and non-disturbance agreements and estoppels with respect thereto. With respect to each Lease: (i) either the Company or one (1) of its Subsidiaries has a valid and enforceable leasehold interest in each parcel or tract of real property leased by it and each such Lease is the legal, valid and binding obligation of either the Company or one (1) of its Subsidiaries, enforceable against such party in accordance with its terms, and, to the knowledge of the Company, of the other parties thereto in accordance with its terms, in each case, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity; (ii) neither the Company nor any of its Subsidiaries has received written notice of any defaults thereunder by the Company or its Subsidiaries (as applicable) nor, to the knowledge of the Company, are there any material defaults by the lessor thereof or any other party thereto; (iii) to the knowledge of the Company, no event has occurred which (with notice, lapse of time or both) would constitute a material breach or material default thereunder by the Company or its Subsidiaries (as applicable) or, to the knowledge of the Company, any other party thereto that has not been fully remedied as of the date hereof; (iv) as of the date hereof, no party to any Lease has repudiated any provision thereof and there are no material disputes, material controversies, oral agreements or forbearance programs in effect as to any Lease; (v) all rent and other sums and charges payable by any party are current; (vi) neither the Company, nor, as applicable, its Subsidiary, has received any notice or other indication from a party (or other Person) that such Lease will not be renewed or extended with the Company, or as applicable, its Subsidiary, or that such lease will be terminated; (vii) neither the Company, nor, as applicable, any Subsidiary, has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest that such party has in any Lease to which it is a party; (viii) to the knowledge of the Company, there is no other lease, sublease, license, concession or other agreement, written or oral, in effect with respect to all or any portion of any Leased Real Property; and (ix) no security deposit or portion thereof deposited with respect to a Lease has been applied with respect of a breach or default under such Lease.

(c) The Leased Real Property constitutes all of the material real property interests which are leased, licensed, used or occupied by the Company and its Subsidiaries and all of the material land, buildings, structures and other improvements used by the Company and its Subsidiaries are included in the Leased Real Property. All of the improvements situated in whole or in part on any Leased Real Property are, in all material respects, in operable condition and repair, subject to normal wear and tear, ongoing repairs or refurbishments in the ordinary course and obsolescence in the ordinary course. Neither the Company nor, as applicable, any of its Subsidiaries has received notice from any lessor or other party under any Lease regarding any outstanding required maintenance or repair obligations, and there are no pending material repair or maintenance obligations under any Lease.

(d) Neither the Company nor any Subsidiary has received, since the Original Acquisition Date, written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending or threatened with respect to the Leased Real Property.

(e) Neither the Company nor any of its Subsidiaries has received, since the Original Acquisition Date, any notice from a Governmental Body that its lease, use, or operation of the Leased Real Property is presently in violation of any applicable building codes, zoning, land use, or other Laws affecting its operations (including the Americans with Disabilities Act, as amended).

(f) Neither the Company nor any Subsidiary has received, since the Original Acquisition Date, notice from any insurance company that such insurance company will require such party to make alterations to any Leased Real Property for continuance of a policy insuring such property or the maintenance of any rate with respect thereto.

(g) Except to the extent accrued on the financial books and records of the Company, all material amounts due and payable for labor and materials relating to the construction and repair of any Leased Real Property (to the extent a tenant obligation under the terms of applicable Lease) have been paid in full.

(h) Schedule 5.08(h) sets forth the Company’s and its Subsidiary’s owned real property.

(i) The property and assets of the Company and its Subsidiaries are sufficient in all material respects for the Company and its Subsidiaries to conduct their businesses in the manner as currently conducted; provided, that no representation or warranty is being made in this Section 5.08(i) with respect to Cash or Working Capital.

5.09 Tax Matters.

(a) The Company and its Subsidiaries have duly and timely filed, or caused to be duly and timely filed, with the appropriate Tax authority all material Tax Returns that are required to be filed by, or with respect to, them. All such Tax Returns are true, complete and accurate in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No material claim has been made that has not been resolved by a Tax authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. All Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been timely paid to the appropriate Tax authority.

(b) The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto). Since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) All material Taxes that the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued.

(d) No deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed, in each case in writing, by any Tax authority that have not yet been resolved. There are no pending or threatened audits, assessments or other actions, in each case in writing, for or relating to any liability in respect of Taxes of the Company or any of its Subsidiaries that have not yet been resolved. Neither the Company or any of its Subsidiaries (or any predecessor thereof) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver, in each case which waiver, extension, or request for extension is still outstanding.

(e) Neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under, any material Tax allocation, sharing, indemnity or similar agreement or arrangement (other than any agreement or arrangement entered into in the ordinary course of business and not primarily concerning Taxes or entered into between the Company or its Subsidiaries). Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company or one of its Subsidiaries). Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than Taxes of Company or any of its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.

(f) There are no Liens for Taxes upon any property or asset of the Company or any of its Subsidiaries (other than statutory liens for current Taxes not yet due and payable and Permitted Liens).

(g) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting or incorrect method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) or other agreement with any Tax authority executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing outside the ordinary course of business, (v) election under Section 108(i) of the Code, (vi) election under Section 965 of the Code, or (vii) inclusion under Section 951 or Section 951A with respect to any item of income earned or accrued or cash received by the Company or any Subsidiary prior to the Closing.

(h) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(i) Neither the Company nor any Subsidiary has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction under analogous provisions of state, local or foreign Tax Law.

(j) Neither the Company nor any Subsidiary has engaged in a trade or business, had a permanent establishment or fixed base (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(k) At all times since its respective formation, the Company and each of its Subsidiaries has been properly classified as a partnership or disregarded entity for federal income Tax purposes. No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to the Company or any of its Subsidiaries.

(l) Each of the Company and any of its Subsidiaries is, and has been at all times, an accrual method taxpayer.

(m) Neither the Company nor any of its Subsidiaries is currently the beneficiary of any Tax incentive, deferral, holiday or abatement arrangement with any Governmental Body that as a result of the transactions contemplated by this Agreement would be subject to any recapture, clawback, rescission, termination or similar adverse consequence and result in a material increase in any Tax liabilities for the Company or any of its Subsidiaries.

(n) The Company and its Subsidiaries have complied in all material respects with all Laws regarding escheatment and unclaimed or abandoned property.

5.10 Contracts and Commitments.

(a) Neither the Company nor any of its Subsidiaries are a party to any: (i) Contract containing non-competition or non-solicitation (excluding such covenants contained in customary non-disclosure agreements) covenants or otherwise containing covenants that purport to restrict the Company’s or any of its Subsidiaries’ business activity or limit the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person; (ii) Contract under which any of the Company or its Subsidiaries has made advances or loans to another Person in excess of one hundred thousand dollars $100,000, other than to inter-company loans or advances to any employee or director in connection with travel, entertainment and related business expenses or other customary out-of-pocket expenses in the ordinary course of business; (iii) Contracts relating to Indebtedness; (iv) joint venture, partnership, strategic alliance or similar agreements or arrangements; (v) Contract (other than Franchise Agreements) that grants to any Person other than the Company or any of its Subsidiaries (A) most favored pricing provisions or (B) any exclusive rights, rights of first refusal, rights of first negotiation or other similar rights; (vi) collective bargaining agreement or Contract with any other employee representative of a group of employees relating to wages, hours and other conditions of employment; (vii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as set forth in Section 5.14(a) or the Disclosure Schedules relating thereto; (viii) stock purchase, stock option or similar plan; (ix) Contract for the employment of any individual on a full-time or consulting basis (A) providing for base compensation in excess of one hundred thousand dollars ($100,000) per annum, and (B) which is not terminable with less than 30 days’ notice and without any liability to the Company or its Subsidiaries; (x) Contract providing for payments to any employee, officer, director, consultant or individual service provider as a result of the transactions contemplated by this Agreement; (xi) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the assets of the Company or any of its Subsidiaries; (xii) guaranty of any obligation for borrowed money or other material guaranty; (xiii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds one hundred thousand dollars ($100,000); (xiv) lease or agreement under which it is lessor of or permits any third-party to hold or operate any property, real or personal, for which the annual rental exceeds one hundred thousand dollars ($100,000); (xv) Contracts requiring or providing for any capital expenditure that requires annual future payments in excess of three hundred and fifty thousand dollars ($350,000) in the aggregate; (xvi) other than purchase orders entered into in the ordinary course of business, any Contracts with any supplier required to be listed on Schedule 5.22; (xvii) material Contract with a Governmental Body; (xviii) Contracts pursuant to which the Company or any of its Subsidiaries grants to a third party, or a third party grants to the Company or any of its Subsidiaries, a license to any Intellectual Property, in each case involving consideration in excess of fifty thousand dollars ($50,000) per annum, other than (A) Contracts for the license of commercially available, off-the-shelf software or (B) Contracts for the non-exclusive license of Intellectual Property in the ordinary course of business; (xix) except in connection with the transactions contemplated by this Agreement (including, for the avoidance of doubt, the Pre-Closing Restructuring), Contracts relating to the acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or line of business entered into since the Original Acquisition Date (and including the transactions consummated on the Original Acquisition Date) or the future acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or line of business and (xx) any settlement agreement with any third party or present or former employee, officer, director or manager of the Company pursuant to which the Company or any of its Subsidiaries has material ongoing obligations.

(b) Each Material Contract is in full force and effect, and is a legal, valid and binding obligation of the Company or a Subsidiary of the Company which is party thereto, and, to the knowledge of the Company, of the other parties thereto enforceable against each of them in accordance with its terms, in each case, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity. Neither the Company nor any Subsidiary of the Company (as applicable) is in material default under any Material Contract, no party thereto has given to any other party thereto notice alleging that such a material breach or material default has occurred, and, to the knowledge of the Company, the other party to each of the Material Contracts is not in material default or material breach thereunder. No event has occurred which would, with or without the lapse of time or the giving of notice or both, constitute a material breach or material default of the Company or any Subsidiary of the Company, or permit any early termination, modification, acceleration or cancellation of, or otherwise adversely affect the Company’s or any of its Subsidiaries’ rights or obligations under, any Material Contract or of any material right or obligation thereunder. No party to any Material Contract has exercised any termination rights with respect thereto, and no party has given written notice of any material dispute with respect to any Material Contract. Neither the Company, nor any Subsidiary of the Company, has delivered notice to or contacted any counterparty to any Material Contract requesting an amendment to such contract regarding the inability of the Company or any Subsidiary to perform their respective obligations under such contract as a result of COVID-19 or other force majeure events. The Company has made available to the Purchaser true and correct copies of each Material Contract (or a written description of each such Material Contract that is not writing), together with all amendments, modifications or supplements thereto.

5.11 Intellectual Property.

(a) Schedule 5.11(a) sets forth a complete and correct list of the Company’s or any of its Subsidiaries’ (i) registered Trademarks and applications to register Trademarks, (ii) issued patents and patent applications, (iii) registered copyrights and applications to register copyrights, and (iv) registered Internet domain names, which is owned by the Company in any jurisdiction in the world (collectively, and including rights in unregistered Trademarks, the goodwill appurtenant to such Trademarks, and material software and all documentation, including use manuals and training materials related thereto, the “Company Owned Intellectual Property”).

(b) Schedule 5.11(b) sets forth all material licenses (other than shrink wrap licenses), sublicenses, and other similar agreements, including any material ongoing software or website maintenance agreements, as to which the Company or any of its Subsidiaries is a party, other than licenses and shrink wrap licenses for commercial off-the-shelf software (the “Company Licensed Intellectual Property”).

(c) Other than as set forth on Schedule 5.11(a) or Schedule 5.11(b):

(i) the Company or its Subsidiaries own, are the registrant of, and have the valid and legally enforceable right to use, all of the Company Owned Intellectual Property indicated on Schedule 5.11(a) free and clear of all Liens (other than Permitted Liens);

(ii) neither the Company nor any of its Subsidiaries has received any notice or written claims within the twelve (12) months prior to the date hereof (A) alleging that any of the Company’s or any of its Subsidiaries’ activities, or the conduct of Company or any of its Subsidiaries, has infringed upon, constitutes the unauthorized use of, or misappropriates the Intellectual Property rights of any other Person, or (B) challenging the ownership, use, validity, or enforceability of any Company Owned Intellectual Property;

(iii) to the Company’s knowledge, neither the Company’s nor any of its Subsidiaries’ use of any Intellectual Property, nor the conduct of the Company’s nor any of its Subsidiaries’ business as currently conducted or as conducted in the past, infringes or misappropriates any Intellectual Property or propriety rights owned or controlled by any other Person;

(iv) to the Company’s knowledge, there is not currently any infringement, unauthorized use or misappropriation by any other Person of any Company Owned Intellectual Property;

(v) no Company Owned Intellectual Property is subject to any outstanding order, stipulation, or agreement restricting the use thereof;

(vi) all necessary registration, maintenance, and renewal fees currently due with respect to each of the Company Owned Intellectual Property have been paid, and all necessary documents, recordations, and certificates have been filed with the relevant governmental authority for the purpose of prosecuting and maintaining all Company Owned Intellectual Property;

(vii) the Company or its Subsidiaries have not entered into any license (other than non-exclusive licenses entered into in the ordinary course of business) or other agreement pursuant to which it has granted to any other Person the right to use any Company Owned Intellectual Property; and

(viii) the Company and its Subsidiaries have taken all requisite steps under the Defend Trade Secrets Act to protect and maintain their trade secrets, all of the Company Owned Intellectual Property, and confidential and proprietary information that is not otherwise disclosed in published patent or patent applications or registered copyrights.

5.12 Litigation. Since the Original Acquisition Date, (a) there have been no lawsuits, actions, suits, hearings or administrative, arbitration or other proceedings pending or, to the Company’s knowledge, threatened, or investigations pending or, to the Company’s knowledge, threatened, against or adversely affecting in any material manner the Company or any of its Subsidiaries or the respective properties or business of the Company and its Subsidiaries, at law or in equity, before or by any Governmental Body, (b) neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree of any Governmental Body; and (c) neither the Company nor any Subsidiary has entered into any settlement with, or become subject to any judgment, order or decree of, any Governmental Body.

5.13 Governmental Consents. Except for the requirements of the HSR Act and the Liquor License approval that is required for the consummation of the transactions contemplated hereby and set forth on Schedule 5.13, no material authorization of any Governmental Body is required in connection with any of the execution, delivery or performance of this Agreement or the other Company Documents by the Company or any of its Subsidiaries, or the consummation by the Company of any other transaction contemplated hereby or thereby.

5.14 Employee Benefit Plans.

(a) Each material Plan is listed on Schedule 5.14(a). With respect to each Plan, the Company has furnished or otherwise made available to Purchaser a complete copy thereof (including any applicable amendments) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter or opinion letter of the IRS, if applicable, (iii) the most recent summary plan description and other equivalent written communications by the Company and its Subsidiaries to their employees concerning the extent of the benefits provided under such Plan, (iv) for the most recent year (A) the filed Form 5500 and attached schedules, (B) the financial statements (if applicable) and (C) coverage and non-discrimination testing results, (vi) all material written correspondence with a Governmental Body relating to any audit, investigation or correction associated with any Plan that has occurred since the Original Acquisition Date. Each Plan that is a “pension plan” (within the meaning of Section 3(2) of ERISA) (a “Pension Plan”) which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code, has either received a favorable determination letter or opinion letter from the IRS that such Pension Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code and, to the Company’s knowledge, there are no facts or circumstances that would reasonably be expected to jeopardize the qualification of such Pension Plan. The Plans comply in form and in operation in all material respects with their terms and the requirements of all applicable Laws, including, the Code and ERISA.

(b) With respect to the Plans, (i) all required contributions have been made or properly accrued, (ii) there are no actions, suits or claims pending or, to the Company’s knowledge, threatened, other than routine claims for benefits, (iii) to the Company’s knowledge, there have been no non-exempt “prohibited transactions” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), (iv) all material reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed in all material respects, and (v) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Body in the relevant jurisdiction is pending, in progress or, to the Company’s knowledge, threatened.

(c) Neither the Company nor any of its Subsidiaries has, nor, to the Company’s knowledge, has any of their respective ERISA Affiliates, directors, officers or employees or any other “fiduciary” (as such term is defined in Section 3 of ERISA), committed any breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Plans which would subject the Company, its Subsidiaries or any of their respective directors, officers or employees to any material liability under ERISA or any applicable Law.

(d) Neither the Company nor any of its Subsidiaries has incurred any material liability for any Tax or civil penalty imposed by Section 4975 of the Code or Section 502 of ERISA which has not been satisfied in full.

(e) No Pension Plan which is subject to Section 302 of ERISA or Section 412 of the Code has incurred any “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. No event has occurred, and no condition exists, that would be reasonably expected to subject the Company or any of its Subsidiaries, including by reason of its affiliation with any ERISA Affiliate, to any liability imposed under Title IV of ERISA or Section 412 of the Code.

(f) No Plan is, and neither the Company nor any of its Subsidiaries has any obligation or liability (including on behalf of an ERISA Affiliate) with respect to (including any contingent liability) or has any obligation to contribute to any (x) defined benefit plan (as defined in Section 3(35) of ERISA), (y) “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) or (z) multiple employer plan subject to Sections 4063 or 4064 of ERISA.

(g) None of the Plans obligates the Company or its Subsidiaries to provide a current or former employee (or any dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law.

(h) The execution and performance of this Agreement will not (i) constitute a stated triggering event under any Plan that will result in any payment (whether of severance pay or otherwise) becoming due, (ii) accelerate the time of payment or vesting or increase the amount of compensation due under any Plan, (iii) cause any individual to accrue or receive additional payments or benefits under any Plan, or (iv) cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any Plan. There are no Plans, Contracts or arrangements providing for payments or benefits that could result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(i) With respect to each of the Plans, all required or discretionary (in accordance with historical practices) contributions, payments and accruals have been made on a timely basis and in accordance with the terms of such Plans and applicable Laws or, to the extent not yet due, properly accrued for on the books and records of the Company and its Subsidiaries (and in such case will be subsequently made) and there is no unfunded liability related to Plans which is not taken into account in determining Working Capital.

(j) Neither the Company nor any of its Subsidiaries has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

5.15 Insurance. Schedule 5.15 sets forth each insurance policy maintained by the Company and its Subsidiaries as of the date hereof on their properties, assets, products, business or personnel (the “Insurance Policies”), true, complete and correct copies of which have been provided to the Purchaser, together with a list of all “self-insurance” programs. Each of the Insurance Policies is in full force and effect with all premiums due having been paid in full, and neither the Company nor any of its Subsidiaries is in material default with respect to any provision contained in any Insurance Policy or has failed to give any notice or present any material claim under any Insurance Policy as required by the terms thereof. Neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice of cancellation, termination, non-renewal or denial of coverage with respect to any Insurance Policy. None of the policy limits under any of the Insurance Policies have been materially eroded by the payment of claims. There is no claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriter of such Insurance Policy. At no time since the Original Acquisition Date has there been any lapse in coverage of the insurance carried by the Company or any of its Subsidiaries (taking into account applicable “self-insured” programs). None of the Insurance Policies provides for any retrospective premium adjustment or other experience-based liability on the part of the Company or any of its Subsidiaries.

5.16 Environmental Matters.

(a) The Company and its Subsidiaries are in material compliance with all Environmental Laws applicable to their respective current operations at and occupancy of the real property listed on Schedule 5.08(b) or Schedule 5.08(h).

(b) Neither the Company nor any of its Subsidiaries has since the Original Acquisition Date, received written notice from any Governmental Body regarding any actual or alleged material violation of or material liability or material investigatory, corrective or remedial obligation under Environmental Laws applicable to its operations at the real property listed on the Schedule 5.08(b) or Schedule 5.08(h).

(c) Neither the Company nor any of its Subsidiaries is subject to any current or, to the knowledge of the Company, threatened, claim, order, directive, suit, demand, request for information or complaint or, to the knowledge of the Company, investigation asserting a material obligation or material liability under Environmental Laws, including with respect to conditions at any of the real property listed on Schedule 5.08(b) or Schedule 5.08(h).

(d) The Company and its Subsidiaries have obtained and are in material compliance with all material permits, licenses and authorizations required under Environmental Laws for its current operations, including its operations at and occupancy of the real property listed on Schedule 5.08(b) or Schedule 5.08(h).

(e) There are no and have not been any Hazardous Materials used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under or about the real property owned, leased, operated or used by the Company or any of the Subsidiaries listed on Schedule 5.08(b) or Schedule 5.08(h), nor has there been any material release of any Hazardous Materials therefrom, in each case, in violation of or which could be the basis of material liability or material obligation for the Company under Environmental Laws.

(f) The Company has made available to the Purchaser true and complete copies of all environmental Phase I reports and other material investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of the Company (or by a third party of which the Company has knowledge) in relation to the current business of the Company or any real property presently owned, leased, or operated by the Company (or its predecessors) that are in the possession of the Company.

5.17 Affiliated Transactions. Except for the Management Agreements, the transactions contemplated by the Pre-Closing Restructuring, transactions between or among the Company and any of its Subsidiaries, employment relationships, the provision of compensation and benefits to employees and powers of attorney and similar grants of authority made in the ordinary course of business, and as set forth on Schedule 5.17, no officer, director, manager or Affiliate of the Company or its Subsidiaries (a) is a party to any Contract, commitment or transaction that is still in effect with the Company or its Subsidiaries or (b) has any ownership interest in any property owned by the Company or any of its Subsidiaries.

5.18 Brokerage. Except for Duff & Phelps Securities, LLC, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any of its Affiliates for which the Purchaser, the Company or any of its Subsidiaries may become liable after the Closing.

5.19 Permits; Compliance with Laws.

(a) Schedule 5.19(a) contains a complete listing of all material Permits used by the Company and its Subsidiaries in the conduct of the business as of the date hereof, other than business licenses and sales and use tax licenses issued by any state or local Governmental Body. Each of the Company and its Subsidiaries holds all material Permits which are required for the operation of the business of the Company and its Subsidiaries as presently conducted and is in material compliance with all terms and conditions of such Permits. There are no proceedings pending or, to the knowledge of the Company, threatened, relating to the suspension, revocation or modification of any material Permit which is required for the operation of the business of the Company and its Subsidiaries as presently conducted.

(b) (i) the Company and its Subsidiaries are, and since the Original Acquisition Date have been, in compliance, in all material respects, with all Laws applicable to their respective businesses, operations and assets as currently operated (including, for the avoidance of doubt, Laws applicable to their ownership and operation of retail establishments selling food or alcoholic beverages or any services provided in connection therewith and applicable COVID-19 Measures); and (ii) neither the Company nor any of its Subsidiaries has, since the Original Acquisition Date, received any written notice of any action or proceeding against it alleging any material failure to comply with any such Law.

5.20 International Trade Compliance. The Company is in compliance, in all material respects, with the Export Administration Regulations, the International Traffic in Arms Regulations, the statutes, regulations, and Executive Orders administered by the U.S. Department of the Treasury, Office of Foreign Assets Control and the U.S. import laws administered by U.S. Customs and Border Protection. Neither the Company nor any of its Subsidiaries, or, to the Company’s knowledge, any Person associated with or acting for, or on behalf of, the Company or any of its Subsidiaries, have since the Original Acquisition Date (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action, (b) made any direct or, to the Company’s knowledge, indirect unlawful payment from corporate funds to any official or employee of any Governmental Body, (c) made any unlawful bribe, payoff, influence payment, kickback or other unlawful payment, (d) taken any action, directly or, to the Company’s knowledge, indirectly, that violates the Foreign Corrupt Practices Act or any other applicable anti-corruption law of any foreign jurisdiction or (e) created or caused the creation of any false or knowingly inaccurate books and records of the Company or any of its Subsidiaries related to any of the foregoing. The Company and its Subsidiaries are, and since the Original Acquisition Date have been, in material compliance with, and in possession of, any and all material Permits required for the lawful conduct of their business under applicable import and export control laws, including the Export Administration Regulations and the International Traffic in Arms Regulations.

5.21 Employees.

(a) Schedule 5.21(a) lists all of the directors, officers and employees of the Company and its Subsidiaries with annual base compensation in excess of one hundred and fifty thousand dollars ($150,000) paid or payable by the Company or its Subsidiaries (the “Covered Employees”). Since the date of the Latest Balance Sheet, there has not been any change in the compensation of any Covered Employee in excess of five percent (5%) of such Covered Employee’s base compensation as of the date of the Latest Balance Sheet.

(b) Schedule 5.21(b) lists all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire date; (iv) current annual base compensation rate or contract fee; and (v) commission rate, eligibility for discretionary bonus or other incentive-based compensation arrangement. As of the date hereof, all compensation, including wages, commissions, bonuses and fees due and payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full.

(c) Neither the Company nor any of its Subsidiaries is a party to, bound by, or negotiating any collective bargaining agreement or other Contract with any union, works council, or labor organization (collectively “Union”), and there is not, and has not been since the Original Acquisition Date, any Union representing or purporting to represent any employee of the Company, and, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. (i) to the Company’s knowledge, there are and since the Original Acquisition Date have been no union organizing activities involving employees of the Company or any of its Subsidiaries, (ii) there are no pending or, to the Company’s knowledge, overtly threatened strikes, slowdowns, work stoppages, walkouts, lockouts, concerted refusal to work overtime, or similar material labor disputes, and no such disputes have occurred since the Original Acquisition Date and (iii) since the Original Acquisition Date, there are no pending or, to the Company’s knowledge, overtly threatened, unfair labor practice charges or complaints against the Company or any of its Subsidiaries. The Company has no duty to bargain with any Union.

(d) To the Company’s knowledge, the Company is and, since the Original Acquisition Date, has been, in any material compliance with federal, state, and local employment laws, rules, and regulations, including Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, and termination of employees, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. To the Company’s knowledge, all individuals characterized and treated by the Company as independent contractors or consultants are and, since the Original Acquisition Date, have been, properly treated as independent contractors under all applicable Laws. To the Company’s knowledge, all employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. To the Company’s knowledge, the Company is in compliance with and, since the Original Acquisition Date, has materially complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations.

(e) Since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has (i) issued any notification of a plant closing or mass layoff required by WARN, or (ii) taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN, except for actions undertaken reasonably in response to, or in connection with, any COVID-19 Measures in which case the Company and its Subsidiaries undertook such actions in material compliance with all applicable Laws. Neither the Company nor any of its Subsidiaries has present intentions to undertake any action in the future that would trigger WARN.

5.22 Suppliers. Schedule 5.22 sets forth a list of the top fifteen (15) suppliers of the Company and its Subsidiaries on a consolidated basis by dollar value of net purchases from such suppliers, for the fiscal year ended December 27, 2020 and the period from the Original Acquisition Date through December 29, 2019, together with the aggregate dollar amount of purchases from each such supplier during such periods. Neither the Company nor any of its Subsidiaries has received any written or, to the Company’s knowledge, oral indication from any of the suppliers listed on the Schedule 5.22 to the effect that any such supplier will stop, materially decrease the rate of, or materially change the payment or price terms with respect to, supplying products or services to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are involved in any claim, dispute or controversy with any of the suppliers listed on the Schedule 5.22.

5.23 Franchise Matters.

(a) Franchisor is the only Person that has offered or sold a Franchise and has made available to Purchaser accurate and complete copies of each Franchise Agreement and any amendments, addenda or agreements related thereto currently in effect. Schedule 5.23(a) sets forth a complete and accurate list of all currently effective Franchise Agreements, including the name and business address of all currently existing Franchisees. Each of the Franchise Agreements is in full force and effect, and is a legal, valid and binding obligation of Franchisor and of the other parties thereto and is enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and general equitable principles and Laws related to the availability of specific performance, injunctive relief or other equitable remedies. No Franchisee is operating under a Franchise Agreement that is oral or expired.

(b) Schedule 5.23(b) lists any Franchisee who is financially in arrears over thirty (30) days under payment obligations to the Company, Franchisor or a Subsidiary, or otherwise is, to Company’s knowledge, in material non-payment default under the applicable Franchise Agreement as of the date hereof, including any development schedule under a multi-unit agreement or area development agreement. To the Company’s knowledge, no Franchisee is in violation, breach or default of any material provision of any Franchise Agreement. Franchisor has not received written or, to the Company’s knowledge, oral notice that a Franchisee intends or threatens to cease to do business within twelve (12) months of Closing. Since the Original Acquisition Date, Franchisor has not delivered written notice to a Franchisee pursuant to such Franchisee’s Franchise Agreement that Franchisee is in material violation of, or material breach or material default under, such Franchise Agreement.

(c) Neither the Company nor any of its Subsidiaries (including Franchisor) is in material default under any Franchise Agreement. Since the Original Acquisition Date, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or material default on the part of the Company or any of its Subsidiaries (including Franchisor) under any Franchise Agreement. There is no material basis for any claim or demand by any Franchisee for rescission of any Franchise Agreement and no Franchisee is entitled to any material set-off or material reduction in any payment required under any Franchise Agreement. No Franchisee has given written or oral notice to the Company or any of its Subsidiaries, including Franchisor, of an intention to exercise any termination rights with respect to or refuse to renew any existing Franchise Agreement.

(d) (i) there are no oral or verbal agreements modifying in any material respects any of the existing Franchise Agreements, including any waivers of any material right of Franchisor, the Company or any of its Subsidiaries or any material obligation of any Franchisee; (ii) neither Franchisor, the Company nor any of its Subsidiaries have entered into or are bound by any agreements, promises or undertakings with Franchisees to reduce current or future fees or royalty payments due under an existing Franchise Agreement or any Franchise Agreement to be signed after the date hereof, (iii) no Franchise Agreement or other Contract imposes on Franchisor, the Company or any of its Subsidiaries any obligation to guarantee the lease obligations, third-party financing obligations or other liability of any Franchisee to any third party and (iv) the existing Franchise Agreements are in substantially the same form as the forms attached to the most recent FDD provided to the applicable Franchisee prior to signing the Franchise Agreement, with no material negotiated terms that are materially adverse to the Company or any of its Subsidiaries.

(e) True, correct and complete copies of all forms of FDDs used by Franchisor, the Company or any of its Subsidiaries in connection with the offer or sale of Franchises since the Original Acquisition Date have been made available to Purchaser. Each FDD was prepared in all material respects in compliance with the FTC Rule and all applicable Franchise Laws. No FDD contains any statement which is false or misleading with respect to any material fact or omits any material fact required to be stated therein. Since the Original Acquisition Date, neither Franchisor, the Company, nor any of its Subsidiaries has authorized any of their officers, directors, employees or sales representatives (including any Franchise Brokers) to furnish, and, to the Company’s knowledge, none of their officers, directors, employees or sales representatives (including Franchise Brokers) has furnished, any materials or information constituting a financial performance representation (as defined in the FTC Rule), which is in addition to, or inconsistent with any financial performance representations or any other representations concerning actual or projected revenues, earnings, income or profits set forth in the applicable FDD, in each case, other than as permitted by, and in accordance with, Franchise Laws. Franchisor has retained properly signed FDD receipts required by Franchise Laws evidencing compliance with disclosure waiting periods under applicable Franchise Laws with respect to all Franchises since the Original Acquisition Date.

(f) Schedule 5.23(f) sets forth the jurisdictions in which Franchisor has operated since the Original Acquisition Date, and such list identifies the effective and expiration dates (as applicable) since the Original Acquisition Date for each state franchise registration to offer and sell Franchises and each exemption from such state franchise registration under any relevant Franchise Law. Since the Original Acquisition Date, Franchisor is and has been in material compliance with all applicable Franchise Laws in connection with the offer or sale of Franchises (including being registered or exempt with appropriate Governmental Bodies at the time of such offer and sale in any jurisdiction that requires the registration of franchises) and the ongoing relationships with Franchisees, and the termination, non-renewal and transfers of Franchises. Since the Original Acquisition Date, Franchisor has not received any written notice relating to any alleged violation of any applicable Franchise Laws from any Governmental Body or any Franchisee, or of any investigation with respect thereto. Since the Original Acquisition Date, no current or former Franchisee or any Governmental Body has alleged in writing that Franchisor has failed to materially comply with any applicable Franchise Laws during the offer and sale of a Franchise or the operation of the Franchise System. Since the Original Acquisition Date, Franchisor has not received any written notice of actual or threatened termination, revocation, suspension, condition or dissolution of any such state franchise registration or indicating that it would be unable to renew any such state franchise registration or enter into Franchise Agreement in any such jurisdiction, other than comment letters, requests for information and other routine inquiries.

(g) Schedule 5.23(g) lists, with respect to each multi-unit option or development agreement currently in effect as of the date of this Agreement, including as to each (i) an identification of the Franchisee, (ii) the number of scheduled Franchised Restaurants to be opened and operated thereunder (both through the date hereof and cumulatively through the term of each such multi-unit option or development agreement), (iii) the actual number of Franchised Restaurants thereunder opened and operating as of the date hereof and (iv) any written or oral amendments, modifications or waivers applicable thereto. There are no Franchisees which Franchisor, the Company or any of its Subsidiaries reasonably expect will not timely comply in all material respects with their development obligations under any Franchise Agreement.

(h) To the Company’s knowledge, no Franchisee is in the midst of a workout or other financial restructuring or has commenced any insolvency, bankruptcy or similar proceeding, or, to the Company’s knowledge, is contemplating, determined or scheduled to undertake or commence any of the foregoing.

(i) Schedule 5.23(i) sets forth the name of all advertising and promotion funds or cooperatives currently administered by or paid to Franchisor, the Company or its Subsidiaries on behalf of any Franchisees and there are no loans currently owed to or owing from any such funds or cooperatives. All funds administered by or paid to the Company, its Subsidiaries or Franchisor on behalf of one (1) or more Franchisees since the Original Acquisition Date, including funds that Franchisees contributed for marketing, advertising and promotional activities, and rebates and other payments made by suppliers and other third parties on account of Franchisees’ purchases from those suppliers and third parties, have been disclosed, administered and spent in compliance with all material respects of the Franchise Agreements and all applicable Laws.

(j) (i) there are no actions, suits or proceedings or material disputes pending or overtly threatened against the Company or any of its Subsidiaries (including Franchisor), with or by any Franchisee or association purporting to represent a group of Franchisees and (ii) neither Franchisor, the Company nor any of its other Subsidiaries is subject to any stop order, consent decree or material judgment with respect to the offer or sale of Franchises in any jurisdiction.

(k) Any material written or oral Contracts in effect and used by Franchisor to engage or hire any Franchise Brokers have been made available to Purchaser and Franchisor is in material compliance with any such Contracts with the Franchise Brokers. To the Company’s knowledge, since the Original Acquisition Date, no Franchise Broker has provided information to prospective franchisees of a Franchise that materially differs from the information contained in the FDDs then in effect. Schedule 5.23(k) contains a list of each Franchise Broker currently providing services to Franchisor or that is entitled to receive any accrued consideration from Franchisor based on services previously provided by the Franchise Broker to Franchisor.

(l) (i) no franchise association, council, advisory group or other organization is presently acting as a representative of any group of two (2) or more Franchisees, whether independently formed or sponsored by Franchisor and (ii) any such franchise association, council, advisory group or other organization is purely advisory in nature. Franchisor has made available to Purchaser true, correct and complete copies of all material correspondence with any franchisee association since the Original Acquisition Date.

(m) Since the Original Acquisition Date, neither Franchisor, its Affiliates, the Company nor its Subsidiaries, have received any rebates, allowances, discounts, advertising contributions or other payments or remuneration from vendors, suppliers or other third parties, on account of direct or indirect Franchisees’ purchases from those vendors, suppliers or third parties, that have not been properly disclosed in the FDDs in material compliance with Franchise Laws.

(n) No Franchisee has been granted protected or exclusive territory rights, a designated area, or an option, right of first refusal or other arrangement regarding additional territory rights (collectively, “Territorial Rights”), except as set forth in the Franchise Agreements or such rights are no longer in effect or available for exercise in the future. No Territorial Rights violate the contractual Territorial Rights of any other current Franchisee. To the extent Franchisor has granted any such Territorial Rights (whether disclosed or required to be disclosed herein), to the Company’s knowledge, such Person has not violated the Territorial Rights of any Franchisee. Other than rights granted to Franchisees under Franchise Agreements, Franchisor does not have any written policies or procedures which in any way restrict or limit Franchisor’s, the Company’s or any of its Subsidiaries’ right to own or operate, or license others to own or operate, any business in any geographic location.

(o) Since the Original Acquisition Date, neither Franchisor, the Company nor any of its Subsidiaries has received any complaint, allegation or notice of inquiry, audit or investigation from any Franchisee, employee or independent contractor of a Franchisee, third party or Governmental Body, that Franchisor, the Company or any of its Subsidiaries are or may be, joint employers or co-employers with or subject to joint employment liability with, the Franchisee, or a single employer of such employees or contractors. To the Company’s knowledge, no complaint, allegation or notice has been made or received since the Original Acquisition Date, that any Franchisee or any of Franchisee’s employees have been or are employees of Franchisor, the Company or any of its Subsidiaries or improperly classified as independent contractors in accordance with applicable Laws. Neither the Company nor any of its Subsidiaries (including Franchisor) exercise direction or control over, reserve the right to exercise direction or control over, or issue any policies relating to, any of Franchisee’s employees, including hiring, firing, disciplining, compensation, benefits, supervision, and scheduling. To the Company’s knowledge, no Franchisee is a party to or bound by any Collective Bargaining Agreement, and no union organizing or certification or decertification activities are underway or threatened with respect to the employees of any of the Franchisees, and no such activities have occurred since the Original Acquisition Date. To the Company’s knowledge, with respect to employees and independent contractors of the Franchisees, the Franchisees are, and since the Original Acquisition Date, have been, in compliance in all material respects with all applicable labor and employment Laws.

(p) Since the Original Acquisition Date, with respect to all terminations, non-renewals and transfers of Franchises, Franchisor’s enforcement of rights under the Franchise Agreements, and otherwise regarding the relationship between Franchisor and any Franchisee, Franchisor has complied in all material respects with all applicable Franchise Laws and the requirements of the applicable Franchise Agreements, including requirements with respect to the proper notice of default, time to cure, and the actual termination of any Franchise Agreement. To the Company’s knowledge, no former Franchisee is currently, or since the Original Acquisition Date has been, in violation of any post-termination obligation (including non-competition covenant) under a Franchise Agreement.

(q) Franchisor’s operations manual and any other material documents and material communications that have been made available to Franchisees related to the standards, specifications and operating procedures for a Franchise, and Franchisor’s enforcement of the standards and other provisions contained therein, do not conflict in any material respect with the Franchise Agreement or any other Laws.

(r) The consummation of the transactions contemplated by this Agreement will not require the consent or approval by a Franchisee nor cause the material violation of or material default under, nor give rise to a right of termination, modification, cancellation, rescission or acceleration of any obligation, or loss of rights or benefits under, any Franchise Agreement.

5.24 Liquor Matters.

(a) The Company and its Subsidiaries possess all of the Liquor Licenses.

(b) Neither the Company nor any of its Subsidiaries has since the Original Acquisition Date, or is now, subject to any action by any Governmental Body in respect of the Liquor Licenses, and, to the knowledge of the Company, no Governmental Body has threatened to commence any action in respect of the Liquor Licenses.

5.25 Food Safety Matters. Since the Original Acquisition Date, the Company and each of its Subsidiaries (a) has been in material compliance with all applicable Food Safety Laws, and (b) have obtained, and have complied in all material respects with, all material Permits required pursuant to all applicable Food Safety Laws. Since the Original Acquisition Date, there has not been a material product recall by the Company or any of its Subsidiaries with respect to any food product produced, distributed, or sold by the Company or any of its Subsidiaries. Since the Original Acquisition Date, neither the Company nor any of its Subsidiaries has received any written, or to the knowledge of the Company, oral, notice relating to any material non-compliance with Food Safety Laws, or any material legal proceeding seizure or recall or, to the Company’s knowledge, investigation by a Governmental Body involving any food product produced or sold by the Company or any of its Subsidiaries resulting from an alleged adulteration, misbranding, violation of Food Safety Laws, food poisoning.

5.26 Privacy and Data Security.

(a) The Company, each of its Subsidiaries, and any person acting for or on behalf of the Company or any of its Subsidiaries is, and at all times since the Original Acquisition Date, has been, in compliance in all material respects with (A) all Laws and self-regulatory guidelines pertaining to (i) the receipt, collection, compilation, access, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including any transfer across national borders) (referred to collectively as “Data Activities”), including Section 5(a) of the Federal Trade Commission Act, the California Consumer Privacy Act, the EU General Data Protection Regulation, (ii) data security, cyber security, and breach notification, including the Health Insurance Portability and Accountability Act of 1996, Title II, Subtitle F, Sections 261-264, Public Law 104-191 and the Health Information Technology for Economic and Clinical Health Act, as amended, the Fair Credit Reporting Act, 15 U.S.C. 1681 et seq. (including the Fair and Accurate Credit Transactions Act of 2003) and the Gramm-Leach-Bliley Act and in each case, the rules implemented thereunder, (iii) sales and marketing, including, the CAN-SPAM Act, the Telephone Consumer Protection Act, and the Telemarketing Sales Rule ((i), (ii), and (iii) together, “Privacy Laws”); (B) the PCI Security Standards Council’s Payment Card Industry Data Security Standard and all other applicable rules and requirements as may be promulgated from time to time by the PCI Security Standards Council, by any successor thereto, by any member thereof, or by any entity that functions as a card brand, card association, payment processor, acquiring bank, merchant bank or issuing bank with respect to a payment card bearing the logo of a PCI Security Standards Council member, including, the Payment Application Data Security Standards and all audit and filing requirements (collectively, “PCI Requirements”); (C) all applicable payment card brand, card association, payment processor and bank rules and requirements; and (D) all Contracts (or portions thereof) to which the Company or any of its Subsidiaries is a party or is otherwise bound to the extent applicable to Data Activities (collectively, “Privacy Agreements”). The Company has made available a true, correct, and complete copy of all Material Contracts applicable to Company’s material Data Activities.

(b) Neither the Company nor any of its Subsidiaries directs or intentionally targets its products and services to children (persons under the age of 13), and the Company does not knowingly collect Personal Data from children.

(c) The Company and its Subsidiaries have implemented reasonable policies, procedures, and notices relating to Data Activities to the extent required to maintain compliance in all material respects with all applicable Privacy Laws and Privacy Agreements, including (A) policies or notices relating to (i) the privacy of users of the Company’s website or mobile application(s) as applicable, (ii) the collection, storage, disclosure, or transfer of any Personal Data of any person, and (iii) the collection, storage, disclosure or transfer of any information regarding any current, prospective or former employee; and (B) an information security program that includes appropriate written information security policies (collectively, “Privacy and Data Security Policies”). The Company has made available a true, correct, and complete copy of each written Privacy and Data Security Policy currently in effect. Since the Original Acquisition Date, the Company and its Subsidiaries have been, and are, in compliance in all material respects with all such Privacy and Data Security Policies. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement will violate any of the Privacy Agreements, Privacy and Data Security Policies or any applicable Privacy Laws.

(d) There is no pending, nor has there ever been since the Original Acquisition Date any, material complaint, audit, proceeding, or claim against the Company or any of its Subsidiaries, or to the Company’s knowledge, investigation initiated by (A) any person or entity; (B) the United States Federal Trade Commission, any state attorney general or similar state official; (C) any other governmental entity, foreign or domestic, or any regulatory or self-regulatory entity alleging that any Data Activity of the Company: (i) is in material violation of any applicable Privacy Laws, (ii) is in material violation of any Privacy Agreements, (iii) is in material violation of any Privacy and Data Security Policies, or (iv) otherwise constitutes a material unfair, deceptive, or misleading trade practice.

(e) The Company and its Subsidiaries have implemented and at all times since the Original Acquisition Date have maintained reasonable administrative, technical, and physical safeguards, designed to protect all Personal Data and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. Since the Original Acquisition Date, there have been no material data breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Data in the possession or control of the Company or any of its Subsidiaries. Since the Original Acquisition Date, neither the Company nor any of its Subsidiaries has provided or been required by applicable Privacy Laws to provide any notices to any person in connection with any unauthorized access, use, modification, alteration, destruction or disclosure of any Personal Data. The Company and its Subsidiaries have implemented reasonable disaster recovery and business continuity plans, and, to the extent required to maintain compliance in all material respects with Privacy Laws, taken actions consistent with such plans, to safeguard all Personal Data in its possession or control. The Company and its Subsidiaries have conducted commercially reasonable privacy and data security testing or audits at reasonable and appropriate intervals and has resolved or remediated any material privacy or data security issues or vulnerabilities identified. Since the Original Acquisition Date, none of the Company, any of its Subsidiaries, or any third party acting at the direction or authorization of the Company has paid (i) any perpetrator of any data breach incident or cyber-attack or (ii) any third party with actual or alleged information about any data breach incident or cyber-attack.

(f) To the extent required to comply with applicable Privacy Laws, the Company and its Subsidiaries contractually require all third parties that have access to, receive, or otherwise handle Personal Data from or on behalf of the Company or any of its Subsidiaries, including vendors, Affiliates, service providers, outsourcers, and other Persons providing services to the Company or any of its Subsidiaries, to comply in all material respects with all applicable Privacy Laws, and to take all reasonable steps to maintain the privacy and confidentiality of Personal Data and to ensure that all Personal Data in such third parties’ possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.

(g) Neither the Company nor any of its Subsidiaries is subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit the Purchaser, the Company or any of the Company’s Subsidiaries from receiving, accessing, storing or using any Personal Data in the manner in which the Company or any of its Subsidiaries received, accessed, stores and used such Personal Data prior to the Closing. To the Company’s knowledge, any third party who has provided any Personal Data to the Company or any of its Subsidiaries has done so in compliance in all material respects with applicable Privacy Laws, including providing any notice and obtaining any consent required. The execution, delivery and performance of this Agreement by the Company complies in all material respects with all applicable Privacy Laws, Company Privacy Policies and applicable contractual obligations of the Company.

Article VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company and the Seller that the statements in this Article VI are true and correct:

6.01 Organization and Corporate Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Purchaser in connection with the transactions contemplated by this Agreement (the “Purchaser Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. A correct and complete copy of the Second Amended and Restated Certificate of Incorporation of the Purchaser, as in effect as of the date hereof, is filed as Exhibit 3.1 to the Form 8-K filed with the SEC on August 19, 2021, as amended by (i) the Certificate of Amendment filed as Exhibit 3.1 to the Form 8-K filed with the SEC on August 30, 2021, (ii) the Certificate of Amendment to be filed with the Secretary of State of Delaware on September 1, 2021 (solely to increase the preferred stock designated as Series B Preferred Stock), and (iii) the Certificate of Elimination to be filed with the Secretary of State of Delaware on September 1, 2021 (solely to eliminate the Series A Fixed Rate Cumulative Preferred Stock of the Purchaser) (collectively, the “Certificate of Incorporation”).

6.02 Authorization. The execution, delivery and performance of this Agreement and each of the Purchaser Documents by the Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Purchaser Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Purchaser, and assuming that each of this Agreement and the Purchaser Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Purchaser Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

6.03 No Violation. The Purchaser is not subject to or obligated under its organizational or governing documents, any applicable Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Purchaser’s execution, delivery or performance of this Agreement and the Purchaser Documents.

6.04 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Purchaser consists of Sixty-Six Million Six Hundred Thousand (66,600,000) shares of capital stock, each with a par value of $0.0001 per share, of which: (i) Fifty Million (50,000,000) shares are Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), of which 14,980,127 shares of Class A Common Stock and are issued and outstanding; (ii) One Million Six Hundred Thousand (1,600,000) shares are Class B Common Stock, par value $0.0001 per share (“Class B Common Stock” and together with the Class A Common Stock, “Common Stock”), of which 1,271,847 shares of Class B Common Stock and are issued and outstanding; and (iii) Fifteen Million (15,000,000) shares are preferred stock, par value $0.0001 per share, of which Nine Million (9,000,000) have been designated as Series B Preferred Stock, of which 5,210,716 shares of Series B Preferred Stock are issued and outstanding, and no other shares of preferred stock are issued and outstanding.

(b) The Closing Stock Consideration to be issued to the Seller pursuant to this Agreement will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, fully paid and nonassessable, (ii) be issued in compliance in all respects with applicable Law, (iii) not be issued in breach of violation of any preemptive or similar rights or Contract and (iv) be issued to the Seller with good and valid title, free and clear of all Liens other than Liens arising under applicable securities Laws, the Certificate of Incorporation and the amended and restated bylaws of the Purchaser, filed as Exhibit 3.2 to the Form 10-K filed with the SEC on March 29, 2021 (the “Bylaws”).

6.05 Governmental Bodies; Consents. Except for the requirements of the HSR Act and the Liquor License approvals that are required for the consummation of the transactions contemplated hereby and set forth on Schedule 6.05, the Purchaser is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Except for approvals related to Liquor Licenses, no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by the Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. No fact or circumstance exists, including any possible other transaction under consideration by the Purchaser (or its Affiliates), that would reasonably be expected to prevent or delay (i) the filings or approvals required under the HSR Act or (ii) the approvals related to Liquor Licenses (a “Competitive Transaction”).

6.06 Litigation. There are no actions, suits or proceedings pending or, to the Purchaser’s knowledge, overtly threatened against or affecting the Purchaser at law or in equity, or before or by any Governmental Body, which would reasonably be expected to adversely affect the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.

6.07 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser for which the Seller may become liable.

6.08 Investment Representation. The Purchaser is acquiring the Units for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any securities Laws.

6.09 Financing. Upon the funding of the Debt Financing, the proceeds of the Debt Financing, together with the Purchaser’s immediately available cash on hand, as of the date hereof, will be sufficient to satisfy payment of the Closing Cash Proceeds and the payment by the Purchaser of all fees, costs, expenses and other amounts payable by the Purchaser hereunder or in connection with the transactions contemplated hereby, including all fees and expenses of the Purchaser related to the transactions contemplated by this Agreement and the Purchaser Documents. The Purchaser has no knowledge of any reason to believe that such immediately available cash funds will not be available to it on the Closing Date and at the Closing, and the Purchaser has not incurred any obligation, commitment, restriction or liability of any kind that would reasonably be expected to impair or adversely affect such capabilities and sources of funds. The Purchaser’s immediately available cash funds are sufficient to pay, as, when and if due, the Termination Fee, together with any fees, expenses and interest described in Section 9.02(b) and reimbursement of any expenses pursuant to Section 8.08(d). In no event shall the receipt by, or the availability of any funds or financing to, the Purchaser or any of its Affiliates or any other financing be a condition to the Purchaser’s obligation to consummate the transactions contemplated by this Agreement.

6.10 Solvency. Assuming that the Company and each of its Subsidiaries are solvent as of immediately prior to the Closing, and that the representations and warranties set forth in Article IV and Article V are true and correct in all material respects as of the Closing, immediately after giving effect to the transactions contemplated by this Agreement (including the Debt Financing), (i) the Company and each of its Subsidiaries will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (ii) the Company and each of its Subsidiaries will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred by the Purchaser in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries.

6.11 SEC Documents.

(a) The Purchaser has filed with or furnished to the SEC all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including all exhibits and financial statements required to be filed or furnished therewith and any other document or information required to be incorporated therein) required by the Securities Act or the Exchange Act to be filed or furnished by the Purchaser with the SEC since December 31, 2019 (collectively, together with any documents filed with or furnished to the SEC during such period by the Purchaser to the SEC on a voluntary basis, the “SEC Documents”). As of its respective date, or, if amended prior to the date hereof, as of the date of the last such amendment, each SEC Document complied when filed or furnished (or, if applicable, when amended) in all material respects with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and none of the SEC Documents when filed or furnished (or, in the case of a registration statement filed under the Securities Act, at the time it was declared effective or subsequently amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Purchaser included in the SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by the Purchaser’s accountants with respect thereto (the “SEC Financial Statements”) (i) have been prepared from the books and records of the Purchaser and its Subsidiaries, which have been maintained in accordance with GAAP, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, as may be permitted by Form 10-Q and Regulation S-X under the Securities Act) and (iii) present fairly, in all material respects, the Purchaser’s consolidated financial position as at the respective dates thereof and the Purchaser’s consolidated results of operations and, where included, consolidated stockholders’ equity and consolidated cash flows for the respective periods indicated, in each case, in conformity with GAAP (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, (1) as may be permitted by Form 10-Q and Regulation S-X under the Securities Act and (2) normal year-end adjustments (none of which are material to the Purchaser and its Subsidiaries, taken as a whole)). Except as permitted by GAAP and disclosed in the SEC Documents, between December 31, 2019 and the date hereof, the Purchaser has not made or adopted any material change in its accounting methods, practices or policies.

(c) The Purchaser is, and since December 31, 2019 has been, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market.

Article VII

COVENANTS OF THE COMPANY AND THE SELLER

7.01 Conduct of the Business.

(a) From the date hereof until the Closing or the earlier termination of this Agreement, except as otherwise contemplated by this Agreement (including, for the avoidance of doubt, the Pre-Closing Restructuring), as set forth on Schedule 7.01(a), or as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to:

(i) conduct its and its Subsidiaries’ business in the ordinary course of business consistent with past custom and practice and in all material respects in compliance with all applicable Laws;

(ii) preserve substantially intact its business organization, retain its key employees (including executive officers) and maintain and preserve in all material respects its commercial relationships with third parties; and

(iii) maintain its material tangible assets, including those held under leases, in working order and condition, ordinary wear and tear excepted.

(b) From the date hereof until the Closing or the earlier termination of this Agreement, except as otherwise contemplated by this Agreement (including, for the avoidance of doubt, the Pre-Closing Restructuring), as set forth on Schedule 7.01(b), or as consented to in writing by the Purchaser, the Company shall, and shall cause each of its Subsidiaries to:

(i) not (A) amend or propose to amend the respective certificates of incorporation or formation or bylaws, limited liability company agreement or other organizational documents of the Company or any of its Subsidiaries in any manner, (B) split, combine or reclassify the capital stock or other equity interests of the Company or any of its Subsidiaries, or (C) form any new Subsidiary unless such Subsidiary will be a wholly-owned Subsidiary of the Company or any of its Subsidiaries;

(ii) not issue, sell, pledge, transfer or dispose of, or agree to issue, sell, pledge, transfer or dispose of, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or issue any shares of capital stock or equity interests of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other equity interests of the Company or any of its Subsidiaries (other than this Agreement and the agreements contemplated hereby), or grant any stock appreciation or similar rights;

(iii) not (A) redeem, purchase or otherwise acquire any outstanding shares of capital stock or other equity interests of the Company or any of its Subsidiaries or declare or pay any non-cash dividend or make any other non-cash distribution to any Person other than the Company or one (1) or more of its Subsidiaries on or prior to the Closing Date and (B) make a cash distribution to its equityholders (other than required Tax distributions and distributions solely between and among the Company and its Subsidiaries) that, as a result thereof, cause the Company and its Subsidiaries to have less than $3,000,000 of cash in the aggregate immediately after giving effect thereto;

(iv) not (A) grant to any employee of the Company or any of its Subsidiaries any material increase in compensation or pay or promise any bonus, severance or other termination payment to, any director, officer, employee or consultant (in each case, whether current, former or retired), except for regularly scheduled pay increases, promotions, and bonuses made in the ordinary course of business; (B) amend, modify, or terminate any Plan (or any arrangement that would constitute a Plan, if adopted), except to the extent required by Law, the terms of any Plan, in connection with annual renewals or open enrollment in the ordinary course, or as would not, individually or in the aggregate, increase the cost to the Company or its Subsidiaries in excess of $50,000; (C) establish any Plan (or any arrangement that would constitute a Plan, if adopted), except to the extent required by Law; (D) terminate the employment of any employee in the position of vice president or above, other than for cause; (E) effectuate a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) affecting any of the facilities of the Company and its Subsidiaries; (F) amend or accelerate the payment, right to payment or vesting of any compensation, including any outstanding equity compensation, except pursuant to the terms of any Plan; (G) grant any awards under any equity compensation plan or arrangement, except pursuant to the terms of any Plan; or (H) hire or engage any employee or independent contractor of the Company or any of its Subsidiaries earning annual base compensation in excess of one hundred thousand dollars ($100,000);

(v) not sell, convey, license, lease, transfer, mortgage, pledge or otherwise dispose of, any material property or material assets owned by the Company or any of its Subsidiaries, except for (A) the sale, lease, licensing, transfer or disposition of inventory or obsolete machinery, equipment, or other assets in the ordinary course of business, (B) as to the Leased Real Property, the exercise of the Company’s or any of its Subsidiaries’ rights and remedies under any Lease, in the ordinary course of business, including any expiration, termination, renewal, expansions, reductions or similar rights as to such Leased Real Property, and (C) the expiration of Intellectual Property in accordance with its statutory terms;

(vi) except for amendments in the ordinary course of business or with respect to any Plan not covered under Section 7.01(b)(iv), not amend, modify, waive, accelerate or terminate (except for a termination resulting from the expiration of a Contract in accordance with its terms) any Material Contract;

(vii) not (A) acquire or negotiate for the acquisition of any business or Person, by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions; (B) establish any new line of business or discontinue any line of business; or (C) otherwise acquire or agree to acquire any securities of any Person;

(viii) not commit or authorize any commitment to make any capital expenditures in excess of $250,000 in the aggregate that are not contemplated in the current capital expenditure budget of the Company and its Subsidiaries provided to the Purchaser, or not fail to make material capital expenditures in accordance with such budget;

(ix) not create, incur, assume or guarantee (A) any lease for real property, (B) any Capital Lease Obligation (other than leases for real property) involving more than $50,000 or (C) any Indebtedness either involving more than $100,000 in the aggregate or outside of the ordinary course of business, except for borrowing from banks under the Company’s existing credit facilities and borrowing from banks (or similar financial institutions) necessary to fund capital expenditures or working capital in a manner consistent with the Company’s and its Subsidiaries’ budget for capital expenditures and ordinary working capital requirements;

(x) not make any change in any method of accounting or auditing practice, including any working capital procedures or practices, other than changes required as a result of changes in GAAP or applicable Law;

(xi) not make any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions by the Company or any of its Subsidiaries (A) loans to any Subsidiary of the Company, or (B) advances to any employee in connection with travel, entertainment and related business expenses or other customary out-of-pocket expenses in the ordinary course of business;

(xii) not (A) make or change any material Tax election (including, for the avoidance of doubt, any entity classification election), (B) change any annual Income Tax accounting period, (C) change any method of Tax accounting, (D) file any Tax Return inconsistent in any material respect with past practice, unless required by applicable Law, (E) enter into any Tax sharing, indemnity, or allocation agreement or any “closing agreement” with any Tax authority, in each case in respect of a material amount of Taxes, (F) settle any claim or assessment in respect of any material Taxes, or (G) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(xiii) not adopt a plan of liquidation, dissolution, restructuring, recapitalization, bankruptcy or other reorganization;

(xiv) not make any material change to its cash management practices or engage in any material promotional sales or material discounts other than in the ordinary course of business;

(xv) not enter into any Contract with the Seller or any of its Affiliates;

(xvi) not commence any litigation or settle any litigation, other than any litigation or settlement involving out-of-pocket monetary relief only in an amount of one hundred thousand dollars ($100,000) or less in the aggregate;

(xvii) not terminate, cancel, adversely modify or fail to maintain or renew any Permits (including Liquor Licenses) needed for the operation of the business of the Company and its Subsidiaries or fail to maintain in full force and effect any Insurance Policy without obtaining comparable substitute insurance coverage;

(xviii) not intentionally or knowingly disclose any trade secret or confidential Intellectual Property or proprietary rights (except by way of issuance of a patent or to a Person bound by a written enforceable agreement imposing confidentiality obligations), transfer, permit to lapse or become abandoned any Company Owned Intellectual Property (or any registration or grant thereof or any application relating thereto) except for the expiration (without opportunity to renew or extend) of such Company Owned Intellectual Property in accordance with the applicable statutory term (or in the case of Internet domain names, applicable registration period) or in the reasonable exercise of the Company’s or any of its Subsidiaries’ business judgement as to the costs and benefits of maintaining the item;

(xix) not offer or sell a Franchise until Franchisor (A) prepares an amendment to Franchisor’s current FDD that discloses the transactions contemplated by this Agreement (the “Amended FDD”) in compliance with Franchise Laws, and (B) where required by applicable Franchise Law, secures registration of the Amended FDD; or

(xx) not authorize or commit or agree to take any action in contravention of the covenants described in this Section 7.01(b).

(c) Notwithstanding anything to the contrary herein, (i) nothing shall prevent the Company or any of its Subsidiaries from taking or failing to take any action (including the establishment of any policy, procedure or protocol) reasonably required in response to COVID-19 or by any COVID-19 Measure that would otherwise violate or breach this Agreement, potentially be deemed to constitute an action taken outside of the ordinary course of business, or otherwise potentially serve as a basis for the Purchaser to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied and (ii) no consent of the Purchaser shall be required with respect to any matter (A) to the extent that the requirement of such consent would violate applicable Law, or (B) such action is taken, or omitted to be taken, by the Company or its Subsidiaries pursuant to any Law.

7.02 Access to Books and Records. From the date hereof until the Closing or the earlier termination of this Agreement, the Company, consistent with applicable Law, shall provide the Purchaser and its authorized representatives with reasonable access at all reasonable times and upon reasonable advance notice to the offices, properties, books and records of the Company and its Subsidiaries in order for the Purchaser to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries; provided, that such access does not unreasonably interfere with the normal operations of the Company and its Subsidiaries, is permissible under applicable Law (after taking into account any applicable COVID-19 Measures) and does not jeopardize the health and safety of any employee of the Company or its Subsidiaries; provided, further, that all requests for access shall be directed to Richard Hicks (as representatives for the Company) or such other person(s) as they may designate from time to time (each such person, an “Authorized Representative”); and provided, further, that such access shall not extend to any (i) sampling, investigation or analysis of soil, groundwater, building materials, indoor or outdoor air, or other environmental media of the sort generally referred to as a “Phase II” environmental investigation, or (ii) any information that is subject to any applicable attorney-client, work product or other privilege (provided that the Company shall use commercially reasonable efforts to make alternative arrangements to disclose such information in a manner that does not waive or violate such privilege). Neither the Company nor the Seller makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 7.02. The information provided pursuant to this Section 7.02 will be governed by all the terms and conditions of the Non-Disclosure Agreement.

7.03 Regulatory Filings. Subject to Section 10.04, the Company shall (a) use its commercially reasonable efforts make or cause to be made all filings and submissions under any Laws or regulations applicable to the Company and its Subsidiaries required for the consummation of the transactions contemplated herein, (b) coordinate and cooperate with the Purchaser in exchanging such information and providing such assistance as the Purchaser may reasonably request in connection with all of the foregoing and (c) supply promptly any additional information and documentary material that may be requested in connection with such filings, make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith, and take all actions necessary to obtain all required clearances. Without limiting the foregoing, the Company shall use commercially reasonable efforts to cooperate with the Purchaser in connection with any application by the Purchaser related to any Liquor Licenses held by the Company or any of its Subsidiaries. Notwithstanding the foregoing, nothing in this Section 7.03 shall require the Company or any of its Subsidiaries to incur any fees or expenses (other than normal and usual filing fees, processing fees and incidental expenses) in connection with the foregoing.

7.04 Exclusive Dealing. During the period from the execution and delivery of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, neither the Seller nor the Company shall, and the Company shall cause its Subsidiaries not to, directly or indirectly, take, or permit any Person acting on its or their behalf to take, any action to knowingly encourage, initiate, solicit or otherwise engage in discussions or negotiations with, or provide any information to, any Person (other than the Purchaser and its Affiliates and representatives) concerning, or enter into any agreement regarding the terms of, any purchase of the Units or any merger, sale of substantial assets or similar transaction involving the Company or any of its Subsidiaries (other than assets and services sold in the ordinary course of business and the Pre-Closing Restructuring) (each such transaction being referred to herein as a “Proposed Acquisition Transaction”), with any Person (other than the Purchaser and its Affiliates and representatives). The Company shall terminate any and all negotiations or discussions with any third party relating to any possible Proposed Acquisition Transaction and request in writing that all nonpublic information furnished in connection therewith be returned or destroyed. The Company shall promptly notify the Purchaser (orally and in writing) if any indication of interest or bona fide proposal, offer or similar communication is made to it with respect to any Proposed Acquisition Transaction to the Purchaser, and shall promptly provide a copy or a written description of such indication of interest, proposal or similar communication to the Purchaser, without redacting any information contained therein (unless such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or any of their Affiliates as in effect on the date hereof).

7.05 Company’s Financing Covenants.

(a) From the date hereof until the Closing or the earlier termination of this Agreement, subject to the terms of Sections 8.08(c) and 8.08(d) the Company shall, and shall cause its Subsidiaries to, at the Purchaser’s sole cost and expense, and at the Purchaser’s reasonable request, use commercially reasonable efforts to cause its and its Subsidiaries’ officers, directors, employees, agents, attorneys, accountants and advisors to cooperate with the Purchaser in connection with the arrangement and implementation of the Debt Financing by: (i) instructing the Company’s and its Subsidiaries’ senior officers with appropriate expertise, at reasonable times and upon reasonable notice, to participate in (including by preparing for) a reasonable number of bank meetings (in the case of bond meetings, one), due diligence sessions and similar presentations to and with lenders or prospective lenders, investors or prospective investors, and rating agencies, (ii) furnishing the Purchaser and the Debt Financing Sources promptly after the Purchaser’s or any Debt Financing Source’s request with customary and reasonably available financial and other pertinent information regarding the Company or its Subsidiaries, (iii) assisting with the preparation of customary materials for rating agency presentations, bank information memoranda, offering memoranda and other customary marketing and syndication materials required in connection with the Debt Financing, (iv) assisting with the preparation of definitive financing documentation and the schedules and exhibits thereto, (v) subject to the occurrence of the Closing, facilitating the execution and delivery at such Closing Date of customary definitive documentation with respect to the Debt Financing and related customary officer’s certificates, secretary’s certificates, perfection certificates, solvency certificates, and other documents and instruments relating to the Debt Financing as may be reasonably requested by Purchaser, and (vi) at least ten (10) Business Days prior to the Closing, providing the documentation and other information about the Company or its Subsidiaries and each of their respective representatives as is required to satisfy applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act. The Company consents to the customary and reasonable use of the Company’s logos solely in connection with any Debt Financing; provided, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of its Subsidiaries or Affiliates or the reputation or goodwill of the Company or any of its Subsidiaries or Affiliates. The condition in Section 3.01(c) as it applies to the Company’s obligations under this Section 7.05 will be deemed satisfied unless the Company has willfully materially breached its obligations under this Section 7.05, which breach has not been cured within ten (10) Business Days from receipt of written notice from the Purchaser specifying in reasonable detail such breach, and such breach has been the primary cause of the Debt Financing not being obtained on the Closing Date.

(b) All information provided pursuant to this Section 7.05 shall constitute “Evaluation Material” under the Non-Disclosure Agreement and shall be kept confidential in accordance with the terms of the Non-Disclosure Agreement, except that the Purchaser shall be permitted to disclose such information to the Debt Financing Sources and other lenders or potential lenders and investors or potential investors, subject to customary confidentiality undertakings by the Debt Financing Sources and other lenders and potential lenders or investors and potential investors which are, in all material respects, the same as those in the Non-Disclosure Agreement; provided, that the Purchaser shall be responsible for any acts or omissions of the Debt Financing Sources or other lenders, potential lenders, investors or potential investors with respect to such information.

(c) Notwithstanding anything in this Agreement to the contrary, (i) none of the Company, any of its Subsidiaries or Affiliates, or any of their respective directors, officers, employees or agents shall be required to execute or enter into any certificate, instrument, agreement or other document in connection with the Debt Financing which will be effective prior to the Closing, (ii) nothing herein shall require cooperation or other actions or efforts on the part of the Company, any of its Subsidiaries or Affiliates, or any of their respective directors, officers, employees or agents in connection with the Debt Financing to the extent it would unreasonably interfere with the normal operations of the Company and its Subsidiaries, is not permissible under applicable Law (after taking into account any applicable COVID-19 Measures) or jeopardizes the health and safety of any employee of the Company or its Subsidiaries or any of their Affiliates, (iii) none of the Company, any of its Subsidiaries or Affiliates, or any of their respective directors, officers, employees or agents will be required to pay any commitment or other similar fee, to incur any other liability or obligation or to enter into any agreement effective in connection with the Debt Financing prior to the Closing, (iv) nothing herein shall require the board of directors or similar governing body of the Company or any of its Subsidiaries, prior to the Closing, to adopt resolutions approving or to otherwise approve the agreements, documents or instruments pursuant to which the Debt Financing is made and (v) nothing herein shall require the Company, any of its Subsidiaries or Affiliates, or any of their respective directors, officers, employees or agents to prepare any pro forma financial statements or projections in connection with the Debt Financing. Nothing in this Section 7.05 shall require the cooperation contemplated in Section 7.05(a) to the extent that it would (x) cause or be reasonably likely to cause any condition to Closing set forth in Article III to fail to be satisfied or otherwise cause any breach of this Agreement, (y) require the Company or any of its Subsidiaries to take any action that will conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any applicable Laws, or (z) result in the material contravention of, or would reasonably be expected to result in a material violation of, or material default under, any contract to which the Company or any of its Subsidiaries is a party as of the date hereof.

7.06 Consents and Approvals. The Company will use reasonable best efforts to give applicable notices to the third parties set forth on Schedule 7.06, if any, and thereafter will use commercially reasonable efforts to obtain the applicable consents from such third parties with respect to the transactions contemplated thereby. Notwithstanding anything in this Agreement to the contrary, the foregoing shall not require the Company or its Subsidiaries to incur any fee, cost or expense or pay any consideration (other than normal and usual filing fees, processing fees and incidental expenses or similar nominal amounts) to obtain any such consent, and the failure to obtain, or to seek to obtain, any such consent shall not delay or prevent the Closing or in any way be deemed to be a condition to the consummation of the transactions contemplated hereby.

7.07 Notification. During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall disclose to the Purchaser in writing if, to the Company’s knowledge, any of the conditions to Closing set forth in Sections 3.01(a), 3.01(b) or 3.01(h) have become incapable of being satisfied; provided, that notwithstanding anything to the contrary herein, the failure of the Company to disclose such knowledge to the Purchaser prior to the Closing shall not serve as a basis for the Purchaser to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied.

7.08 Termination of Management Agreements. The Seller shall take, and cause its respective Affiliates to take, such actions as may be necessary to terminate the Management Agreements effective as of the Closing Date.

7.09 Pre-Closing Restructuring. The Seller shall cause the Pre-Closing Restructuring to be consummated on or prior to the Closing Date prior to the Measurement Time.

Article VIII

COVENANTS OF THE PURCHASER

8.01 Conduct of the Business. From the date hereof until the Closing or the earlier termination of this Agreement, except as otherwise contemplated by this Agreement, as set forth on Schedule 8.01 or as consented to in writing by the Seller (such consent not to be unreasonably withheld, delayed or conditioned), the Purchaser shall, and shall cause its Subsidiaries to:

(a) not amend or propose to amend the Certificate of Incorporation or Bylaws or any other organizational documents of the Purchaser, or split, combine or reclassify the capital stock or other equity interests, in each case, in a manner that would adversely effect the rights, privileges, powers and interests of the Closing Stock Consideration to be issued to the Seller or Seller’s rights and entitlements in respect of the Closing Stock Consideration pursuant to the Put/Call Agreement;

(b) maintain a sufficient number of duly authorized but unissued shares of Series B Preferred Stock to deliver the Closing Stock Consideration to the Seller at the Closing;

(c) maintain the listing of the Series B Preferred Stock on the Nasdaq Capital Market;

(d) not redeem, repurchase or otherwise acquire from any holder of, or declare or pay any dividend or other distribution in respect of, any shares of capital stock or other equity securities of the Purchaser or any of its Subsidiaries, other than (i) the declaration and payment of cash dividends ratably on all outstanding shares of the Purchaser’s Series B Preferred Stock in accordance with Section 3 of Annex B of the Certificate of Incorporation, the declaration and payment of quarterly cash dividends ratably on all outstanding shares of Class A Common Stock and Class B Common Stock consistent with the Purchaser’s past practices or the declaration and payment of cash dividends by Subsidiaries of the Purchaser to the Purchaser or another Subsidiary of the Purchaser, (ii) redemptions or repurchases by the Purchaser solely in exchange for, or the declaration and payment of dividends by the Purchaser payable solely in, shares of Junior Shares (as defined in Annex B of the Certificate of Incorporation) or (iii) cancellation or forfeiture of outstanding stock options for no consideration pursuant to the Purchaser’s existing equity incentive plans.

(e) not issue or sell any Senior Shares or Parity Shares (each as defined in the Certificate of Incorporation) or any options, warrants or other rights to acquire any Senior Shares or Parity Shares (other than in exchange for cash proceeds which are used solely for working capital purposes of the Purchaser and its Subsidiaries in the ordinary course of business consistent with past practices) or issue or sell, or issue or grant any options, warrants or other rights to acquire, any capital stock or other equity securities of any Subsidiary(ies) of the Purchaser (other than capital of stock or other equity securities issued to the Purchaser or another Subsidiary thereof);

(f) not adopt a plan of liquidation, dissolution, restructuring, recapitalization, bankruptcy or other reorganization; or

(g) not authorize, or commit or agree to take any action in contravention of the covenants described in this Section 8.01.

8.02 Access to Books and Records. For a period of seven (7) years following the Closing, the Purchaser shall, and shall cause each of the Company and its Subsidiaries to, provide the Seller and its agents and advisors with reasonable access (for the purpose of examining and copying), during normal business hours, and upon reasonable advance notice, to the books and records of the Company and its Subsidiaries with respect to periods or occurrences prior to the Closing Date and reasonable access, during normal business hours, and upon reasonable advance notice, to employees of each of the Purchaser, the Company and the Company’s Subsidiaries, and each of their respective Affiliates for purposes of complying with any applicable tax, financial reporting or regulatory requirements or any other reasonable business purpose provided, that such access does not unreasonably interfere with the normal operations of the Company and its Subsidiaries, is permissible under applicable Law (after taking into account any applicable COVID-19 Measures) and does not jeopardize the health and safety of any employee of the Company or its Subsidiaries; provided, however, that the Purchaser and its Subsidiaries (including the Company and its Subsidiaries) shall not be required to provide such access or copies if doing so would (i) cause a loss of attorney-client, work product or other similar protection or privilege of such Person, (ii) cause a violation of an obligation of confidentiality of such Person pursuant to an agreement to which such Person is a party (so long as such Person shall have used commercially reasonable efforts to obtain the consent of such third party to the provision of such access or copies) or (iii) constitute a violation of applicable Law. Unless otherwise consented to in writing by the Seller, none of the Purchaser, the Company or any of its Subsidiaries shall, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company and its Subsidiaries for any period prior to the Closing Date without first offering to surrender to the Seller such books and records or any portion thereof which the Purchaser or the Company or any of its Subsidiaries may intend to destroy, alter or dispose of.

8.03 Director, Manager and Officer Liability and Indemnification.

(a) Prior to or simultaneously with the Closing, the Purchaser shall, or shall cause the Company, to purchase prepaid directors’, managers’ and officers’ liability, employment practices liability and fiduciary liability run-off insurance policy(ies), on terms no less favorable (including with respect to policy limit coverage and scope) as the policy or policy(ies) maintained by the Company or any of its Subsidiaries as of the date hereof, for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement (such policies, the “D&O Tail Policies”); provided, that the premium for the D&O Tail Policies shall be borne by fifty percent (50%) by the Purchaser and fifty percent (50%) by the Seller; and, provided, further, that in no event shall the aggregate cost for the D&O Tail Policies exceed two-hundred fifty percent (250%) of the Company’s and its Subsidiaries’ most recent annual premium allocation.

(b) For a period of six (6) years after the Closing, the Purchaser shall not, and shall not permit the Company and its Subsidiaries to, amend, repeal or otherwise modify any provision in the Company’s or any of its Subsidiaries’ certificate or certificate of incorporation or formation, bylaws or limited liability company agreement (or equivalent governing documents) relating to the exculpation or indemnification of any officers, directors, managers or similar functionaries (unless to provide for greater exculpation or indemnification or unless required by Law), it being the intent of the parties hereto that the current and former officers, directors, managers and similar functionaries of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification (including with respect to advancement of expenses) to the full extent of the Law; provided, however, that the Purchaser may make changes to the Company’s or its Subsidiaries’ certificate of incorporation or formation, bylaws, or limited liability company agreement (or equivalent governing documents) so long as such changes do not adversely impact the exculpation and indemnification provisions now existing in favor of any officers, directors, managers or similar functionaries. The Purchaser agrees and acknowledges that this Section 8.03 shall be binding on the Purchaser’s successors and assigns.

(c) If the Company, its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company and its Subsidiaries shall assume all of the obligations set forth in this Section 8.03.

(d) Notwithstanding anything in this Agreement to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any individual who was an officer, director, manager or similar functionary of the Company or its Subsidiaries at or prior to the Closing or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth (6th) anniversary of the Closing, the provisions of this Section 8.03 shall continue in effect, solely with respect to such claim, until the final disposition of such claim, action, suit, proceeding or investigation.

(e) The provisions of this Section 8.03 are intended for the benefit of, and will be enforceable by (as express third party beneficiaries) each current and former officer, director, manager or similar functionary of each of the Company and its Subsidiaries and his or her heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

8.04 Contact with Business Relations. The Purchaser is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any officer, director, manager, employee (in each case, other than as Authorized Representative), customer, supplier, distributor or other material business relation of the Company or any of its Subsidiaries in connection with or with reference to the transactions contemplated hereby prior to the Closing without the prior consent and coordination of the Authorized Representative (not to be unreasonably delayed, conditioned or withheld).

8.05 Continuing Confidentiality. The Purchaser shall remain bound by that certain Confidentiality and Non-Disclosure Agreement, dated as of May 14, 2021, by and between the Purchaser and Duff & Phelps Securities, LLC (the “Non-Disclosure Agreement”), and it shall be responsible for any breaches of the Non-Disclosure Agreement by any of the Purchaser’s representatives.

8.06 Payments to Certain Individuals. In order to ensure compliance with applicable Tax requirements, notwithstanding anything to the contrary herein, any payments that are compensatory for Income Tax purposes and are made in connection with the transactions contemplated hereby to any individual employed by the Company or any of its Subsidiaries shall be made through the payroll processing system of the Company and its Subsidiaries.

8.07 Access and Investigation; Non-Reliance. The Purchaser and its representatives (a) have had access to and the opportunity to review all of the documents in the “Project Star” data room maintained by Intralinks Inc. on behalf of the Company, and (b) have been afforded reasonable access to the books and records, facilities and officers, directors, employees and other representatives of the Company and its Subsidiaries for purposes of conducting a due diligence investigation with respect thereto. The Purchaser and its Non-Recourse Parties have conducted to Purchaser’s satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities and properties of the Company, each of its Subsidiaries and any of their respective joint ventures and businesses, and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser and its Non-Recourse Parties (i) has relied solely on the results of such independent investigation and verification and on the representations and warranties of the Seller and the Company expressly and specifically set forth in Article IV and Article V, respectively, as qualified by the Disclosure Schedules, and (ii) have not relied on any other representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of the Company, the Seller or any of their respective Non-Recourse Parties as to any matter concerning the Company, any of its Subsidiaries or any of their respective joint ventures or businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) the Purchaser or any of its Non-Recourse Parties in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other materials made available to the Purchaser or any of its Non-Recourse Parties in certain “data rooms” or presentations, including “management presentations”). In connection with the transactions contemplated hereby, the Purchaser has been represented by, and adequately consulted with, legal counsel of its choice and the Purchaser and such counsel has carefully read this Agreement and has been given time to consider this Agreement, understands this Agreement and, after such consideration, and with such understanding, the Purchaser has knowingly, freely and without coercion entered into this Agreement and, in particular, this Section 8.07 and Sections 10.01, 11.02 and 13.14.

8.08 Purchaser’s Financing Covenants.

(a) The Purchaser shall use, and cause each of its respective Affiliates to use, its commercially reasonable efforts to (i) arrange, consummate and obtain the Debt Financing, including by using the Purchaser’s commercially reasonable efforts to negotiate and enter into definitive agreements with respect to the Debt Financing; provided, that, there shall be no conditions to receipt of the Debt Financing, in any case, in a manner that would reasonably be expected to (A) prevent, impede or delay the ability of the Purchaser to consummate the Closing, or (B) make any portion of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to be obtained or prevent, impede or delay the funding of the Debt Financing, and (ii) upon satisfaction of the conditions set forth in Section 3.01 (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at Closing) and in Section 3.03, consummate the Debt Financing at or prior to the Closing; so long as all of the conditions set forth in Section 3.01 (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at Closing) and in Section 3.03 have been satisfied or waived. The Purchaser shall give the Company and the Seller prompt written notice (and, in any event, within one (1) Business Day) upon (x) becoming aware of any breach or default by any party to any definitive agreements relating to the Debt Financing that could reasonably be expected to prevent or materially delay or impede the Debt Financing from being consummated or result in the net funds to be received from the Debt Financing being insufficient to satisfy the requirements set forth in Section 6.09 therefor or (y) receipt by it or any of its Affiliates of any notice or other communication from any Person with respect to (i) any failure to comply with the material terms of the any definitive agreements relating to the Debt Financing, (ii) any actual or threatened termination or repudiation (whether in whole or in part) of any of the parties to any definitive agreements relating to the Debt Financing or (iii) any material dispute or disagreement between or among any of the parties to any such definitive agreements relating to the Debt Financing solely to the extent such disagreement or dispute relates to the obligation of the parties thereto to fund their commitments thereunder or the availability of the Debt Financing. The Purchaser shall inform the Company and the Seller on a reasonably current basis (but in no event more than once per week) and in reasonable detail of the status of the Purchaser’s efforts to arrange the Debt Financing and to satisfy the conditions thereof and of material developments concerning the timing of the closing of the Debt Financing. Without the prior written consent of each of the Company and the Seller, the Purchaser shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, any of the definitive agreements relating to the Debt Financing, or release or consent to the termination of the obligations of the sources of the Debt Financing under any of the definitive agreements relating to the Debt Financing if such amendment, modification, waiver, consent or termination or release (i) reduces the aggregate amount of the Debt Financing, or (ii) imposes additional conditions precedent or contingencies to the availability of the Debt Financing or amends or modifies any of the existing conditions to the funding of the Debt Financing, or otherwise amends or modifies any of the definitive agreements relating to the Debt Financing, in a manner that would be reasonably expected to (1) prevent, impede, or delay the funding of the Debt Financing on the Closing Date or the ability of the Purchaser to consummate the Closing, (2) make any portion of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to be obtained or (3) adversely impact the ability of the Purchaser or any of its Affiliates, as applicable, to enforce its rights against the other parties to any of the definitive agreements relating to the Debt Financing.

(b) If the Debt Financing contemplated by any of the definitive agreements relating to the Debt Financing becomes unavailable on the terms and conditions contemplated therein, in whole or in part, for any or no reason, the Purchaser shall (i) promptly (and, in any event, within one (1) Business Day thereof) notify the Company and the Seller thereof and (ii) use, and cause its Affiliates to use, commercially reasonable efforts to, as promptly as practicable following the occurrence of such event, arrange for and obtain alternative financing from other sources (including from Purchaser’s existing credit facility or a shelf registration, shelf offering or shelf prospectus, which alternative financing shall be in an amount at least equal to the Debt Financing or such unavailable portion thereof) on terms and conditions to funding and availability that are not (unless otherwise consented to in writing by the Company and the Seller) materially less favorable, in the aggregate, to the Purchaser than those in the definitive agreements relating to, or contemplated by, the Debt Financing in respect of the Debt Financing which has become unavailable, and without inclusion of any other terms that would reasonably be expected to (A) prevent, impede or delay the funding of the Debt Financing or the ability of the Purchaser to consummate the Closing, (B) make any portion of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to be obtained or (C) adversely impact the ability of the Purchaser or any of its Affiliates, as applicable, to enforce its rights against the other parties to the definitive agreements relating to the Debt Financing (any such alternative financing, the “Alternative Debt Financing”) to replace such unavailable Debt Financing. For the avoidance of doubt, the failure to arrange for any such Alternative Debt Financing does not relieve the Purchaser of any of its obligations under this Agreement. In the event any Alternative Debt Financing is obtained any reference in this Agreement to the “Financing” or the “Debt Financing” shall include the Alternative Debt Financing.

(c) Notwithstanding anything herein to the contrary, none of the arrangement, consummation or obtaining of the Debt Financing or any alternative financing (including any Alternative Debt Financing) by the Purchaser is a condition to Closing and the obligations of the Purchaser to consummate the transactions contemplated by this Agreement are not subject to the availability of the Debt Financing or any Alternative Debt Financing.

(d) The Purchaser shall indemnify and hold harmless the Company and its Subsidiaries, the Seller and each of their respective Affiliates, officers, directors, employees or agents from and against any and all losses suffered or incurred by any of them in connection with any of their cooperation or assistance with respect to the Debt Financing or the provision of any information utilized in connection therewith or otherwise arising from the Debt Financing; provided that the Purchaser shall not be required to indemnify any such Person to the extent such losses result from the gross negligence or willful misconduct of such Person. The Purchaser shall at the Closing and following the presentation of reasonably detailed invoices therefor (no less than three days prior thereto, reimburse the Company and its Subsidiaries, for any and all reasonable out-of-pocket fees, costs or expenses (including fees, costs and expenses of counsel, accountants and other advisors) incurred by the Company or its Subsidiaries in connection with their cooperation or assistance with respect to the Debt Financing (such out-of-pocket fees, costs and expenses, the “Financing Cooperation Expenses”); provided, however, that the Purchaser shall not be obligated to reimburse the Company or its Subsidiaries for any Financing Cooperation Expenses unless such Financing Cooperation Expenses are approved in writing by the Purchaser prior to the incurrence of such Financing Cooperation Expenses; provided, further, that if the Purchaser disapproves of any such Financing Cooperation Expenses, none of the Company or its Subsidiaries shall be required to undertake such cooperation or assistance which would result in the incurrence of such Financing Cooperation Expenses.

8.09 Release of Guarantees. The Purchaser will use its commercially reasonable efforts to cause each Seller Guaranty to be released and cancelled at the Closing; provided, however, that to the extent that any Seller Guaranty cannot be so released and cancelled, the Purchaser will use its commercially reasonable efforts to cause itself or one of its Affiliates to be substituted for the Seller or the applicable Affiliate of the Seller directly affected thereby in respect of such Seller Guaranty (or if not possible, added as the primary obligor with respect thereto), in each case, without any further liability to, or obligation of, the Seller or such guarantors. If the Purchaser is not able to either release and cancel such Seller Guaranty or cause itself or one of its Affiliates to be so substituted in all respects in respect of such Seller Guaranty, then the Purchaser will, or will cause a Subsidiary to, indemnify, defend and hold harmless the Seller and its applicable Affiliates and guarantors with respect to all Liabilities that might arise or be incurred by any such Person arising out of, or with respect to, any such Seller Guaranty; provided, that the Purchaser shall not, and shall direct its Affiliates not to, amend, extend or otherwise increase any Liabilities guaranteed under any such Seller Guaranty following the Closing.

8.10 Efforts. On the terms and subject to the conditions of this Agreement, the Purchaser will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the Closing (and refrain from taking any action that would reasonably be expected to have the effect of materially delaying, preventing or impeding the Closing). In furtherance of the foregoing, but subject to Section 10.04, the Purchaser shall (a) use commercial reasonable efforts to make or cause to be made all applications, filings and submissions under any Laws or regulations applicable to the Purchaser required for the consummation of the transactions contemplated herein, (b) reasonably coordinate and cooperate with the Company in exchanging such information and providing such assistance as the Company may reasonably request in connection with all of the foregoing and (c) supply promptly any additional information and documentary material that may be requested in connection with such filings, make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith, and take all actions necessary to obtain all required clearances. Without limiting the foregoing, the Purchaser shall cooperate fully in connection with any application related to any Liquor Licenses held or applied for by the Company or any of its Subsidiaries or any franchisee (or the Purchaser in respect thereof) and, shall cause its officers, directors and managers to execute any documents necessary or convenient to apply for and obtain any necessary approvals or consents related to the Liquor Licenses.

Article IX

TERMINATION

9.01 Termination. This Agreement may be terminated at any time prior to the Closing as follows, and in no other manner:

(a) by mutual written consent of the Purchaser, on the one hand, and the Company and the Seller, on the other hand;

(b) by the Purchaser, on the one hand, or by the Company and the Seller, on the other hand, by written notice to the other, upon the issuance by any Governmental Body of an order, decree or ruling or its taking of any other action restraining, enjoining or otherwise prohibiting the consummation of the Closing, which order, decree, ruling or any other action shall have become final and non-appealable and which renders the condition set forth in Section 3.03(b) incapable of being satisfied; provided, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause or, or primarily resulted in, such order, decree or ruling;

(c) by the Purchaser, on the one hand, or by the Company or the Seller, on the other hand, if the Closing shall not have occurred on or before December 29, 2021 (the “Outside Date”); provided, however, that no termination may be made under this Section 9.01(c) if the failure to close shall have been caused by the action or inaction of the terminating party; provided, further that if all conditions to Closing have been satisfied (other than those than those their nature are to be satisfied at the Closing) other than the condition set forth in Section 3.03(a) due in whole or part to delays associated with Governmental Body disruptions due to COVID-19, then the Outside Date shall be extended to a date that is ten (10) Business Days after such Governmental Body returns to ordinary service;

(d) by the Purchaser, by written notice to the Seller and the Company, upon a breach of any covenant or agreement on the part of the Seller or the Company set forth in this Agreement, or if any representation or warranty contained in Article IV or Article V shall be or have become untrue, in either case, such that any of the conditions set forth in Section 3.01(a), Section 3.01(b) and Section 3.01(c) would not be satisfied as of such date, and the breach or breaches are incapable of being cured or are not cured or waived by the earlier of (i) a period of thirty (30) days after written notice thereof is delivered to the Seller and the Company by the Purchaser, or (ii) the Outside Date; provided that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if the Purchaser is then in breach of this Agreement in a manner that causes the conditions set forth in Section 3.02(a) or Section 3.02(b) not to be satisfied or has otherwise breached the Agreement in a manner that caused or resulted in the Seller or the Company breach;

(e) by the Company or the Seller, by written notice to the Purchaser, upon a breach of any covenant or agreement on the part of the Purchaser set forth in this Agreement, or if any representation or warranty of the Purchaser shall be or have become untrue, in either case, such that any of the conditions set forth in Section 3.02(a) or Section 3.02(b) would not be satisfied; as of such date, and the breach or breaches are incapable of being cured or are not cured or waived by the earlier of (i) a period of thirty (30) days after written notice thereof is delivered to the Seller and the Company by the Purchaser, or (ii) the Outside Date; provided that the Company or the Seller shall not have the right to terminate this Agreement pursuant to this Section 9.01(e) if the Company or the Seller, as applicable, is then in breach of this Agreement in a manner that causes the conditions set forth in Section 3.01(a), Section 3.01(b) and Section 3.01(c) not to be satisfied or has otherwise breached the Agreement in a manner that caused or resulted in the Purchaser breach; or

(f) by the Company or the Seller, if (i) all of the conditions provided for in Section 3.01 and Section 3.03 have been satisfied or waived (other than (x) those conditions that by their terms are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date that notice of termination is delivered by the Company or the Seller to the Purchaser or (y) if the Purchaser has materially breached or is in material breach of this Agreement in a manner that caused or is causing any of the conditions provided for in Section 3.01 and Section 3.03 not to be satisfied, such conditions provided for in Section 3.01 and Section 3.03 which have not been satisfied as a result of such material breach), (ii) the Purchaser has not consummated the transactions contemplated by this Agreement by the day and time the Closing is required to occur pursuant to Section 2.02, (iii) the Company or the Seller has, at least five (5) Business Days prior to terminating this Agreement pursuant to this Section 9.01(f), irrevocably confirmed in a written notice delivered to the Purchaser that (A) all of the conditions to the Company’s and the Seller’s obligations to consummate the Closing provided for in Section 3.02 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) and (B) the Company and the Seller are ready, willing and able to consummate the Closing subject to closing conditions that by their terms or nature are to be satisfied at the Closing, and (iv) the Purchaser has not effected the Closing by the end of such five (5) Business Day period.

9.02 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no further force and effect (other than Article I, Section 7.05(b), Section 8.05, Section 8.08(d), this Section 9.02 including, for the avoidance of doubt, the Purchaser’s obligations for payment of the Termination Fee pursuant to Section 9.02(b), Section 13.02, Section 13.11, Section 13.12, Section 13.16, Section 13.17 and Section 13.19, which shall survive the termination of this Agreement) without any liability or obligation on the part of any party hereto, (a) other than liabilities and obligations under the Non-Disclosure Agreement and (b) except that no such termination shall relieve any party hereto of any liability for damages resulting from any willful breach in any material respect of the terms of this Agreement prior to such termination.

(b) In the event of a termination of this Agreement by the Company or the Seller pursuant to Section 9.01(e) as a result of a willful breach by the Purchaser or pursuant to Section 9.01(f), then the Purchaser shall, as promptly as reasonably practicable (and, in any event, within five (5) Business Days) following such termination, pay to the Seller or its designee (as directed by the Seller in writing) Six Million dollars ($6,000,000) (the “Termination Fee”) by wire transfer of immediately available funds to an account designated by the Seller or such designee; it being understood that in no event shall the Purchaser be required to pay the Termination Fee on more than one (1) occasion. Accordingly, in the event that the Purchaser shall fail to pay the Termination Fee when due, and, in order to obtain such payment, the Company or the Seller commences a suit that results in a final, non-appealable judgment or award against the Purchaser for the Termination Fee or any portion thereof, the Purchaser shall pay to the Company and the Seller, as applicable, all costs and expenses (including attorney’s fees) in connection with such suit, together with interest on the amount of such Termination Fee or portion thereof at a rate equal to ten percent (10%) per annum commencing on the date such payment was required to be made through the date of payment. Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Termination Fee or expanding the circumstances in which the Termination Fee is to be paid, it is agreed that the Termination Fee, together with any fees, expenses and interest described in this Section 9.02(b), is not a penalty, but is liquidated damages in a reasonable amount that will compensate the Seller (or its designee(s)) in the circumstances in which such fee is payable under the preceding provisions of this Section 9.02(b), for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be difficult to calculate with any precision.

(c) If the Seller (or its designee(s)) receives full payment of the Termination Fee pursuant to Section 9.02(b), together with any interest described in Section 9.02(b) and reimbursement of any expenses pursuant to Section 8.08(d), the receipt of the Termination Fee, together with any such interest and expense reimbursement, will be the sole and exclusive remedy for any and all liabilities, losses, damages, obligations, costs or expenses suffered or incurred by the Company, the Seller or any of their respective Affiliates in connection with this Agreement and the transactions contemplated hereby; provided, that nothing in this Section 9.02(c) will limit the right of the Company, the Seller or any of their respective Affiliates (i) to bring or maintain, or receive a judgment or award in, any action, suit, claim, investigation or proceeding for injunction, specific performance or other equitable relief as provided in Section 13.17, (ii) to bring or maintain, or receive a judgment or award in, any action, suit, claim, investigation or proceeding arising out of or in connection with any breach of the Non-Disclosure Agreement, or (iii) to be indemnified and reimbursed for losses or expenses in accordance with Section 8.08(d). For the avoidance of doubt, while the Company, the Seller and any of their respective Affiliates, as applicable, may pursue both a grant of specific performance to cause the Purchaser to consummate the Closing and the payment of the Termination Fee, under no circumstances will the Company, the Seller or any of their respective Affiliates be permitted or entitled to receive both a grant of specific performance to cause the Purchaser to consummate the Closing and the Termination Fee. The actual receipt by the Seller (or its designee(s)) of the Termination Fee, together with any fees, expenses and interest described in Section 9.02(b) and reimbursement of any expenses pursuant to Section 8.08(d), shall be deemed to be liquidated damages, which amounts constitutes a reasonable estimate of the damages that will be suffered by reason of any such termination of this Agreement (and not a penalty).

(d) Without limiting the foregoing, upon payment of the Termination Fee as and when due in accordance herewith, none of the Purchaser, any of the Purchaser’s Subsidiaries nor any Non-Recourse Party of the Purchaser (collectively, the “Purchaser Related Parties”) shall have any further liability or obligation with respect to (1) any loss suffered, directly or indirectly, as a result of the failure of the transactions contemplated hereby to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under or relating to this Agreement or the transactions contemplated hereby or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement and the only liability, in the aggregate, of the Purchaser shall be the payment of the Termination Fee, and in no event shall the Seller, the Company or any of their Subsidiaries or Affiliates seek any other recovery, judgment or award of any kind, including consequential, indirect or punitive damages, against the Purchaser or any Purchaser Related Party through the Purchaser or otherwise, whether by or through a claim by or on behalf of the Purchaser against any Purchaser Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, whether at law or in equity, in contract, in tort or otherwise, except for the Seller’s and the Company’s right (i) to recover the Termination Fee together with any fees, costs or expenses and interest described in Section 9.02(b) under and to the extent provided in this Section 9.02, (ii) to bring or maintain any action, suit, claim or proceeding for injunction, specific performance or other equitable relief as provided in Section 13.17, (iii) to bring or maintain, or receive a judgment or award in, any action, suit, claim, investigation or proceeding arising out of, or in connection with, any breach of the Non-Disclosure Agreement, or (iv) to be indemnified and reimbursed for losses or expenses in accordance with Section 8.08(d).

(e) The parties acknowledge that the agreements contained in this Section 9.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.

Article X

ADDITIONAL AGREEMENTS AND COVENANTS

10.01 Acknowledgement by the Purchaser. The representations and warranties of the Seller and the Company expressly and specifically set forth in Article IV and Article V, respectively, as qualified by the Disclosure Schedules, constitute the sole and exclusive representations, warranties, and statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of the Company, the Seller or any of their respective Non-Recourse Parties as to any matter concerning the Seller, the Company, any of its Subsidiaries or any of their respective joint ventures or businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) the Purchaser or any of its Non-Recourse Parties in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other material made available to the Purchaser or any of its Non-Recourse Parties in certain “data rooms” or presentations including “management presentations”) and all other purported representations and warranties or statements (including by omission) are hereby disclaimed by the Company, the Seller and each of their respective Non-Recourse Parties. Without in any way limiting the generality of the foregoing, the Purchaser acknowledges that there are uncertainties inherent in attempting to make projections, forward looking statements and other forecasts and estimates, and certain business plan information, that the Purchaser is familiar with such uncertainties, that the Purchaser and its Non-Recourse Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of any such projections, forward looking statements, forecasts, estimates and business plan information provided to (or otherwise acquired by) the Purchaser and its Non-Recourse Parties in connection with the transactions contemplated by this Agreement (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, estimates and business plan information). Under no circumstances shall any of the representations and warranties of the Company or the Seller made herein be imputed to, or deemed to have been made by, any other Person.

10.02 Further Assurances. From time to time following the Closing, as and when requested in writing by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or reasonably desirable to evidence and effectuate the transactions contemplated by this Agreement.

10.03 Employees and Employee Benefits.

(a) Salary and Wages. The Purchaser will cause the Company and its Subsidiaries to continue the employment effective immediately after the Closing Date of all employees of the Company and its Subsidiaries, including each such employee on medical, disability, family or other leave of absence as of the Closing Date. All such employees of the Company and its Subsidiaries who are employed by the Company and its Subsidiaries immediately following the Closing Date are referred to as “Retained Employees”. The Purchaser will cause the Company and its Subsidiaries to provide each such Retained Employee who remains employed with at least the same base wages, annual base salary and annual rate of cash bonus potential (but excluding any equity plan program or arrangement) provided to each such employee on the Closing Date for a period of at least one (1) year following the Closing Date; provided, however, that nothing in this Section 10.03(a) shall obligate the Purchaser or the Company or any of its Subsidiaries to continue the employment of any such Retained Employee for any specific period.

(b) Employee Benefits. As of the Closing Date and for a period of at least one (1) year thereafter, the Purchaser shall provide, or cause the Company and its Subsidiaries to provide, each Retained Employee with benefits (other than any equity-based compensation or severance) that are substantially similar in the aggregate to the benefits provided to such Retained Employee immediately prior to the Closing Date as set forth in Schedule 5.14(a).

(c) Employee Service Credit. The Purchaser (i) shall give, or cause the Company and its Subsidiaries to give, each Retained Employee credit under any benefit plan or personnel policies that cover the Retained Employee after the Closing Date, including any vacation, sick leave and severance policies, for purposes of eligibility, vesting and entitlement to vacation, sick leave and severance benefits for the Retained Employee’s service with the Company and its Affiliates prior to the Closing Date, to the same extent recognized by the Company or its Subsidiaries or any predecessor thereof as of the Closing Date, except to the extent such service credit would result in any duplication of benefit and (ii) shall use commercially reasonable efforts to allow such Retained Employees to participate in each plan providing welfare benefits (including medical, life insurance, long-term disability insurance and long-term care insurance) without regard to preexisting condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee by the corresponding Plans immediately prior to the Closing Date, and (iii) if any Welfare Plan is terminated prior to the end of the plan year that includes the Closing Date, the Purchaser shall credit the Retained Employee with any expenses that were covered by such Welfare Plan(s) for purposes of determining deductibles, co-pays and other applicable limits under any similar replacement plans.

(d) Vacation Pay and Personal Holidays. The Purchaser shall cause the Company and its Subsidiaries to continue to credit to each Retained Employee all vacation and personal holiday pay that the Retained Employee is entitled to use but has not used as of the Closing Date (including any earned vacation or personal holiday pay to be used in future years), and shall assume all liability for the payment of such amounts.

(e) No Third Party Beneficiaries. The provisions of this Section 10.03 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director, manager or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third party beneficiary of this Section 10.03. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Plan or any other “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Purchaser, the Company and their respective Subsidiaries or any of their respective Affiliates; (ii) alter or limit the ability of the Purchaser or the Company and their respective Subsidiaries to amend, modify or terminate any Plan or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with the Purchaser or the Company and their Subsidiaries, or constitute or create an employment agreement with any employee.

10.04 Governmental Consents.

(a) The Company and the Purchaser shall file with the United States Federal Trade Commission and the United States Department of Justice, as promptly as practicable, but in no event later than five (5) Business Days following the execution and delivery of this Agreement, the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act, if available. The Purchaser shall file with any other Governmental Body, as promptly as practicable and before the expiration of any relevant legal deadline, any other filings (including any pre-notification draft), reports, information and documentation as may be required in connection with the transactions contemplated hereby and pursuant to the consents, authorizations and approvals identified on Schedule 3.03(a) and with respect to the Liquor Licenses required for the consummation of this Agreement and the transactions contemplated hereby. Each of the Company and the Purchaser shall, and the Company shall cause its Subsidiaries to, furnish to each other’s counsel such necessary information and reasonable cooperation and assistance as the other may request in connection with its preparation of any such filing or submission. Neither the Purchaser, the Company, nor any of their respective Affiliates shall enter into any agreement with any Governmental Body or extend any waiting period under the HSR Act without the consent of the other parties hereto (such consents shall not be unreasonably conditioned, delayed, or withheld).

(b) The Company and the Purchaser shall: (i) use their commercially reasonable efforts to promptly obtain any clearance required under the HSR Act or any consent, authorization or approval set forth on Schedule 3.03(a) and with respect to the Liquor Licenses required for the consummation of this Agreement and the transactions contemplated hereby; (ii) keep each other apprised of the status of any material communications with, and any material inquiries or requests for additional information from any Governmental Body; and (iii) comply promptly with any such material inquiry or request and supply to any Governmental Body without undue delay any additional information requested. For the avoidance of doubt, “commercially reasonable efforts” shall not require Purchaser to consent to any divestiture or other structural or conduct relief in order to obtain clearance from any Governmental Body, or to contest, administratively or in court, any ruling, order, or other action of any Governmental Body or any other Person respecting the transactions contemplated by this Agreement. Prior to the Closing, the Purchaser shall not, and shall cause its Affiliates not to, undertake or consummate any Competitive Transaction. In addition to the foregoing, subject to the terms and conditions of this Agreement, the Purchaser shall not (and shall cause their Affiliates not to) take or fail to take any action that is intended to or has (or would reasonably be expected to have) the effect of preventing, impairing, materially delaying or otherwise adversely affecting (A) the consummation of the Closing, including (w) imposing any delay in the obtaining of, or materially increasing the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Body necessary to consummate the Closing or the expiration or termination of any applicable waiting period, (x) increasing the risk of any Governmental Body entering an order prohibiting the consummation of the Closing, (y) increasing the risk of not being able to remove any such order on appeal or otherwise, or (z) materially delaying or preventing the consummation of the Closing or (B) the ability of such party to fully perform its obligations pursuant to this Agreement.

(c) The parties hereto commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act or any requested consent, authorization or approval set forth on Schedule 3.03(a) and the Liquor Licenses at the earliest practicable dates. Such commercially reasonable efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of material communications from and to personnel of the reviewing Governmental Bodies, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Bodies and the content of any such contacts or presentations. Neither the Company nor the Purchaser shall participate in any meeting or material discussion with any Governmental Body with respect to any such filings, applications, investigation, or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Body, the opportunity to attend and participate in such meeting or discussion (which, at the request of either the Purchaser or the Company, shall be limited to outside antitrust counsel only). The Company and the Purchaser shall each approve the content of any filings (as contemplated by Section 10.04), material communications, presentations, white papers or other written materials to be submitted to any Governmental Body in advance of any such submission, provided that such materials may be redacted to (A) remove references to commercially or competitively-sensitive information, and (B) address reasonable attorney-client privilege or confidentiality concerns.

10.05 Registration Statement.

(a) Within 120 days following the Closing Date, the Purchaser shall prepare and file or cause to be prepared and filed with the SEC, a registration statement for an offering to be made on a delayed or continuous basis, pursuant to Rule 415 of the Securities Act or any successor thereto (the “Resale Shelf Registration Statement”), registering the resale from time to time by the Seller and any permitted transferees (each a “Holder” and, collectively, the “Holders”) all of the shares of Series B Preferred Stock included in the Closing Stock Consideration held or beneficially owned by the Holders that (x) have not already been sold pursuant to an effective registration statement, (y) have not been distributed to the public pursuant to Rule 144 and (z) are still outstanding (such shares, the “Registrable Shares”). The Resale Shelf Registration Statement shall be on Form S-3 (or, if Form S-3 is not available to be used by the Purchaser at such time, on Form S-1 or another appropriate form permitting registration of the resale of the Registrable Shares in accordance with any reasonable method of distribution elected by the Holders). If the Purchaser is a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act) at the time of the filing of the Resale Shelf Registration Statement, the Resale Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 under the Securities Act). The Purchaser shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as reasonably practicable after filing but no later than the earlier of (i) 180 days thereafter, and (ii) the tenth Business Day after the date the Purchaser is notified (orally or in writing, whichever is earlier) by the SEC that the Resale Shelf Registration Statement will not be “reviewed” or will not be subject to further review, and shall provide prompt notice to the Holders of such effectiveness; provided, however, that the Purchaser’s obligations to include the Registrable Shares held by a Holder in the Resale Shelf Registration Statement are contingent upon such Holder timely furnishing in writing to the Purchaser such information regarding such Holder, the Registrable Shares held by such Holder, and the intended method of disposition of the Registrable Shares, as shall be reasonably requested by the Purchaser to effect the registration of the resale of the Registrable Shares, and such Holder shall execute such documents in connection with such registration as the Purchaser may reasonably request that are customary of a selling stockholder in similar situations. No securities (other than Registrable Shares) shall be registered on the Resale Shelf Registration Statement without the consent of the Holders.

(b) The Purchaser shall notify each Holder promptly upon discovery that the Resale Shelf Registration Statement or any supplement to any prospectus forming a part of the Resale Shelf Registration Statement contains a Material Misstatement and shall use commercially reasonable efforts to supplement or amend such prospectus as promptly as practicable so that such prospectus will not contain such Material Misstatement and shall provide a copy of such supplemented or amended prospectus to each Holder as promptly as practicable, but no later than one (1) Business Day following the filing thereof with the SEC. Upon being notified by the Purchaser of any Material Misstatement, Seller shall cause each Holder to refrain from selling any Registrable Shares pursuant to the Resale Shelf Registration Statement until such holders receive from the Purchaser copies of a supplemented or amended prospectus prepared and filed by the Purchaser, or until the Purchaser notifies such holders in writing that the then current prospectus may be used.

(c) Following effectiveness of the Resale Shelf Registration Statement, the Purchaser shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be continuously effective until the earlier of (1) six years after the initial effectiveness of the Resale Shelf Registration Statement, and (2) such time as there are no longer any Registrable Shares (such period, the “Registration Period”). If the Resale Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time during the Registration Period, the Purchaser shall use its commercially reasonable efforts to promptly cause such Resale Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Resale Shelf Registration Statement), and in any event shall within thirty (30) days of such cessation of effectiveness, amend such Resale Shelf Registration Statement in a manner reasonably expected to obtain the withdrawal of any order suspending the effectiveness of such Resale Shelf Registration Statement or, file an additional registration statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Holders thereof of all securities that are Registrable Shares as of the time of such filing. If such an additional registration statement is filed, the Purchaser shall use its reasonable efforts to (i) cause such additional registration statement to become effective under the Securities Act as promptly as is reasonably practicable after such filing (and if the Purchaser is a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act) at the time of the filing of such additional registration statement, the registration statement shall be an automatic shelf registration statement (as defined in Rule 405 under the Securities Act)), and (ii) keep such additional registration statement (or another additional registration statement) continuously effective until the end of the Registration Period (such additional registration statement being also referred to herein as the “Resale Shelf Registration Statement”). The Purchaser shall supplement and amend any Resale Shelf Registration Statement contemplated hereunder if required by the rules, regulations or instructions applicable to the registration form used by the Purchaser for such registration statement if required by the Securities Act or as reasonably requested by the Holders covered by such registration statement. To the extent that any Holder is or may be deemed to be an “underwriter” of Registrable Shares pursuant to any SEC comments or policies, the Purchaser agrees that (x) the indemnification and contribution provisions contained in Section 10.05(k) shall be applicable to the benefit of such Holder in their role as an underwriter or deemed underwriter in addition to their capacity as a holder or selling stockholder and (y) if requested by such Holder, such Holder shall be entitled to conduct the due diligence which they would normally conduct in connection with an offering of securities registered under the Securities Act, including receipt of customary opinions and comfort letters addressed to such Holder.

(d) From the Closing Date until the end of the Registration Period, the Purchaser shall (i) use commercially reasonable efforts to make and keep public all of the issuer information contemplated by Rule 144 under the Securities Act, (ii) file with the SEC in a timely manner all reports and other documents required to be filed by the Purchaser under the Securities Act and the Exchange Act and (iii) take such further action as the Holders may reasonably request, in each case, in order to permit resale of the shares of Series B Preferred Stock included in the Closing Stock Consideration in compliance with Rule 144 under the Securities Act.

(e) The Holders of a majority of the Registrable Shares may on up to six (6) occasions after the Resale Shelf Registration Statement becomes effective deliver a written notice to the Purchaser specifying that the sale of some or all of the Registrable Shares subject to the Resale Shelf Registration Statement is intended to be conducted through an underwritten offering so long as the anticipated gross proceeds of such underwritten offering is not less than Five Million dollars ($5,000,000) (unless the Holders are proposing to sell all of their remaining Registerable Shares) (the “Underwritten Offering”). The Holders shall select the managing underwriter or underwriters to administer the Underwritten Offering, which underwriter or underwriters shall be reasonably acceptable to the Purchaser. Notwithstanding any other provision of this Section 10.05, if the managing underwriter or underwriters of a proposed Underwritten Offering advises the board of the Purchaser that in its or their opinion the number of Registrable Shares requested to be included in such Underwritten Offering exceeds the number which can be sold in such Underwritten Offering in light of market conditions, the Registrable Shares shall be included on a pro rata basis upon the number of securities that each Holder shall have requested to be included in such offering. If any Holder disapproves of the terms of any such Underwritten Offering, such Holder may elect to withdraw therefrom by written notice to the Purchaser and the managing underwriter or underwriters.

(f) Subject to the other applicable provisions of this Section 10.05, at any time that any Resale Shelf Registration Statement is effective, if a Holder delivers a notice to the Purchaser (a “Take-Down Notice”) stating that it intends to effect a sale or distribution of all or part of its Registrable Shares included by it on any Resale Shelf Registration Statement (a “Shelf Offering”) and stating the number of Registrable Shares to be included in such Shelf Offering, then, subject to the other applicable provisions of this Section 10.05, the Purchaser shall as promptly as is reasonably practicable (and in any event within thirty (30) days following delivery of the Take-Down Notice to the Purchaser) amend or supplement the Resale Shelf Registration Statement as may be necessary in order to enable such Registrable Shares to be sold and distributed pursuant to the Shelf Offering. In such event, the Purchaser will: (i) furnish to the Holders participating in such registration and to their legal counsel copies of the prospectus supplement to the Resale Shelf Registration Statement proposed to be filed, and provide such Holders and their legal counsel the reasonable opportunity to review and comment on such prospectus supplement; (ii) furnish to the Holders participating in such offering and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus and final prospectus as such underwriters may reasonably request in order to facilitate the public offering of such securities; (iii) use commercially reasonable efforts to register and qualify the securities covered by such prospectus supplement under such other securities or blue sky laws of such states as shall be required under applicable law and reasonably requested by the Holders; provided, however, that the Purchaser shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions; (iv) in the event that the Registrable Shares are being offered in an underwritten offering, enter into and perform its obligations under an underwriting agreement in customary form in accordance with the applicable provisions of this Agreement; (v) in connection with an underwritten offering, cause its officers to use their commercially reasonable efforts to support the marketing of the Registrable Shares covered by such offering (including participation in a reasonable number of “road shows” or other similar marketing efforts); (vi) use commercially reasonable efforts to furnish, (x) on the date that such Registrable Shares are delivered to the underwriters for sale, if such securities are being sold in an Underwritten Offering, an opinion, dated as of such date, of the legal counsel representing the Purchaser for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten offering, addressed to the underwriters, if any, and (y) on the pricing date and on the date that such Registrable Shares are delivered to the underwriters for sale, if such securities are being sold in an Underwritten Offering, a letter dated as of such dates, from the independent certified public accountants of the Purchaser, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten offering, addressed to the underwriters; (vii) use commercially reasonable efforts to list the Registrable Shares covered by such prospectus supplement with any securities exchange on which shares of Series B Preferred Stock included in the Closing Stock Consideration are then listed; and (viii) make available upon reasonable notice at reasonable times and for reasonable periods for inspection by each Holder included in any registration, by any lead underwriter or underwriters participating in any disposition to be effected pursuant to such prospectus supplement, and by any attorney, accountant or other agent retained by any Holder included in such offering or any lead underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Purchaser, and use its commercially reasonable efforts to cause all of the Purchaser’s officers, directors and employees and the independent public accountants to make themselves reasonably available to discuss the business of the Purchaser and to supply all information reasonably requested by any such Holders, lead underwriters, attorneys, accountants or agents in connection with such prospectus supplement as shall be necessary to enable them to exercise their due diligence responsibility (subject to entry by each party referred to in this clause (viii) into customary confidentiality agreements in a form reasonably acceptable to the Purchaser).

(g) Notwithstanding any other provision of this Section 10.05, if a Holder desires to engage in an underwritten block trade or bought deal pursuant to the Resale Shelf Registration Statement (each, an “Underwritten Block Trade”), then notwithstanding the time periods set forth in this Section 10.05, the Holders may notify the Purchaser of the Underwritten Block Trade not less than five (5) Business Days prior to the day such offering is first anticipated to commence. If requested by the Holders, the Purchaser will use its commercially reasonable efforts to facilitate such Underwritten Block Trade (which may close as early as two (2) Business Days after the date it commences).

(h) (i) all reasonable and documented fees and expenses incident to the performance of or compliance with this Section 10.05, including all registration, qualification, listing and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Purchaser, fees and disbursements of all independent certified public accountants, blue sky fees and expenses, expenses of the Purchaser incurred in connection with any road show and the expense of any special audits incident to or required by any such registration and (ii) the fees and expenses of any counsel to the Holders incurred in connection with any registration pursuant to this Section 10.05, not to exceed $50,000 in the aggregate, shall be borne by the Purchaser. Notwithstanding the foregoing, all underwriting discounts, selling commissions, and stock transfer taxes applicable to the Registrable Shares shall be borne by the Holders of such Registrable Shares.

(i) In the case of any Underwritten Offering of Registrable Shares, the Purchaser will not file any registration statement for a public offering of Series B Preferred Stock or cause any such registration statement to become effective, or effect any public sale or distribution of Series B Preferred Stock during the period, not to exceed thirty (30) days following the pricing of such Underwritten Offering (the “Holdback Period”) (other than pursuant to a registration or offering in accordance with this Section 10.05, or a registration on Form S-4 or Form S-8 or any successor or similar form)

(j) If any Holder seeks to effectuate an in-kind distribution of all or part of their Registrable Shares to their respective direct or indirect equityholders, the Purchaser will, subject to any applicable lock-ups, use its commercially reasonable efforts to work with the foregoing Persons to facilitate such in-kind distribution in the manner reasonably requested and consistent with the Purchaser’s obligations under the Securities Act.

(k) Indemnification and Contribution.

(i) The Purchaser will indemnify and hold harmless, to the fullest extent permitted by law and without limitation as to time, each Holder, such Holder’s officers, directors employees, agents, fiduciaries, stockholders, managers, partners, members, affiliates, direct and indirect equityholders, consultants and representatives, and any successors and assigns thereof, and each Person who controls such Holder (within the meaning of the Securities Act) (the “Indemnified Parties”) against all losses, claims, actions, damages, liabilities and expenses (including with respect to actions or proceedings, whether commenced or threatened, and including reasonable attorney fees and expenses) (collectively, “Losses”) caused by, resulting from, arising out of, based upon or related to any of the following (each, a “Violation”) by the Purchaser with respect to any Resale Shelf Registration Statement, any prospectus, preliminary prospectus or free writing prospectus with respect thereto, or any amendment thereof or supplement thereto: (A) any untrue or alleged untrue statement of material fact contained therein, (B) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading or (C) any violation or alleged violation by the Purchaser of the Securities Act or any rule or regulation promulgated thereunder applicable to the Purchaser and relating to action or inaction required of the Purchaser with respect thereto. In addition, the Purchaser will reimburse such Indemnified Party for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Losses. Notwithstanding the foregoing, the Purchaser will not be liable in any such case to the extent that any such Losses result from, arise out of, are based upon, or relate to an untrue statement or alleged untrue statement, or omission or alleged omission, made in such registration statement, any such prospectus, preliminary prospectus or free writing prospectus or any amendment or supplement thereto, in reliance upon, and in conformity with, written information prepared and furnished in writing to the Purchaser or any underwriter by any Indemnified Party expressly for use therein or by any Indemnified Party’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Purchaser has furnished such Indemnified Party with a sufficient number of copies of the same. In connection with an Underwritten Offering, the Purchaser will indemnify such underwriters, their officers and directors, and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Indemnified Parties to the extent agreed to by the Purchaser in the underwriting agreement executed in connection with such Underwritten Offering. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of such securities by such seller.

(ii) In connection with any registration statement in which a Holder is participating, each such Holder will furnish to the Purchaser in writing such information and affidavits as the Purchaser reasonably requests for use in connection with any such registration statement or prospectus, and, to the fullest extent permitted by law and without limitation as to time, will, to the same extent as the foregoing indemnity from the Purchaser to each Indemnified Party as set forth in Section 10.05(k)(i), indemnify the Purchaser, its officers, directors, employees, agents, fiduciaries, stockholders, affiliates, and representatives, and any successors thereof, and each Person who controls the Purchaser (within the meaning of the Securities Act) against any Losses (as determined by a final and appealable judgment, order or decree of a court of competent jurisdiction) resulting from, arising out of, based upon, or related to any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided that, the obligation to indemnify will be individual, not joint and several, for each Holder and will be limited to the net amount of proceeds received by such Holder from the sale of Registrable Shares pursuant to such registration statement.

(iii) Any Person entitled to indemnification hereunder will (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice will impair any Person’s right to indemnification hereunder only to the extent such failure has prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicted indemnified parties will have a right to retain one separate counsel, chosen by the majority of the conflicted indemnified parties involved in the indemnification and approved by the Holders, at the expense of the indemnifying party.

(iv) If the indemnification provided for in this Section 10.05(k) is held by a court of competent jurisdiction to be unavailable to, or is insufficient to hold harmless, an indemnified party or is otherwise unenforceable with respect to any Loss referred to herein, then such indemnifying party will contribute to the amounts paid or payable by such indemnified party as a result of such Loss, (A) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such Loss as well as any other relevant equitable considerations or (B) if the allocation provided by clause (A) of this Section 10.05(k)(iv) is not permitted by applicable law, then in such proportion as is appropriate to reflect not only such relative fault but also the relative benefit of the Purchaser on the one hand and of the sellers of Registrable Shares and any other sellers participating in the registration statement on the other in connection with the statement or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided that the maximum amount of liability in respect of such contribution will be limited, in the case of each seller of Registrable Shares, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Shares effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party will be determined by reference to, among other things, whether the untrue (or, as applicable alleged) untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if the contribution pursuant to this Section 10.05(k)(iv) were to be determined by pro rata allocation or by any other method of allocation that does not take into account such equitable considerations. The amount paid or payable by an indemnified party as a result of the Losses referred to herein will be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim which is the subject hereof. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(v) No indemnifying party will, except with the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(vi) The indemnification and contribution provided for under this Section 10.05(k) will be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to law or contract (and the Purchaser and its Subsidiaries shall be considered the indemnitors of first resort in all such circumstances to which this Section 10.05(k) applies) and will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of Registrable Shares and the termination or expiration of this Agreement.

10.06 TP New Mexico Acquisition.

(a) Following the Closing, the parties hereto shall work in good faith to cause the TP New Mexico Bill of Sale to be executed and delivered and to cause the consummation of the acquisition of the equity securities of TP New Mexico by the Purchaser (or its designee), as set forth in, and pursuant to, the TP New Mexico Bill of Sale, as soon as reasonably practicable following the Closing Date and receipt by the Purchaser of all regulatory approvals necessary to complete such acquisition, including the final approval of the Alcohol and Beverage Control Division of the New Mexico Regulation and Licensing Department to transfer the ownership of New Mexico Inter-Local Dispenser Liquor License No. 27999.

(b) Following the Closing until the consummation of the transactions contemplated by the TP New Mexico Bill of Sale, the Seller (i) shall, and shall cause TP New Mexico to, subject to applicable Law (A) use commercially reasonable efforts to operate TP New Mexico in the ordinary course of business, taking into account the rights and obligations of the parties under the Temporary Services Agreements and (B) afford to the Purchaser and its representatives reasonable access to TP New Mexico’s personnel, store location and to business, financial, tax and other data and information and (ii) shall cause TP New Mexico not to, without the prior written consent of the consent of the Purchaser, (w) incur any Indebtedness (other than existing Capital Lease Obligations, immaterial Capital Lease Obligations or Indebtedness of the type described in clause (xiii) of the definition thereof), (x) declare or make any distributions (in cash or property) on, or other payments or distributions on the account of, or the purchase, redeem or otherwise acquire any equity interests in TP New Mexico, (y) make any payments of any other kind to the Seller or any of its Affiliates or (z) facilitate or engage in a TP New Mexico Transaction.

(c) For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, the Purchaser acknowledges and agrees that no representation or warranty of the Seller or the Company shall be deemed untrue or breached on account of the consummation of the Pre-Closing Restructuring in accordance herewith.

Article XI

NO SURVIVAL OR CLAIMS FOR REPRESENTATIONS,

WARRANTIES, OR PRE-CLOSING COVENANTS

11.01 Survival. None of the representations or warranties in Article IV, Article V or Article VI shall survive the Closing and each such representation and warranty shall terminate on and as of the Closing, and no claims may be brought with respect to such representations or warranties from or after the Closing. None of the covenants in this Agreement to the extent required to be performed prior to the Closing shall survive the Closing and each such covenant shall terminate on and as of the Closing, and no claims may be brought with respect to such covenants from or after the Closing. All other covenants which are to be performed at or after the Closing shall survive for the time periods specified therein and shall terminate once such covenants are fully performed.

11.02 Exclusive Remedy. From and after (a) the date hereof until the Closing, the Purchaser’s and its Non-Recourse Parties’ sole and exclusive remedy against the Company and its Subsidiaries, the Seller and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be solely pursuant to the provisions of Section 9.01 or Section 13.17 in accordance with the terms hereof, and (b) the Closing, the Purchaser and its Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law (including under securities Laws or RICO), on the basis of “unjust enrichment” or otherwise), shall be solely and exclusively for breach of any agreement or covenant herein surviving, and requiring performance at or after, the Closing to the extent provided in Section 11.01 or the provisions of the Escrow Agreement. In furtherance of the foregoing, the Purchaser hereby waives and releases to the fullest extent permitted under applicable Law, the Seller and its Non-Recourse Parties, whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action it may have against the Seller or its Non-Recourse Parties relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby (including relating to any exhibit, Schedule or document delivered hereunder), including whether arising under or based upon any Law or otherwise and including any rights to rescission of the transactions contemplated hereby, other than claims for breach of any agreement or covenant herein surviving, and requiring performance at or after, the Closing to the extent provided in Section 11.01 or the provisions of the Escrow Agreement. The limits imposed on the Purchaser’s and its Non-Recourse Parties’ remedies with respect to this Agreement and the transactions contemplated hereby (including this Section 11.02) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Seller hereunder. None of the Purchaser or any of its Non-Recourse Parties may avoid the limitations on liability set forth in this Agreement by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Nothing in this Section 11.02 shall limit a party’s right to (i) seek specific performance of the other parties’ obligations hereunder in accordance with Section 13.17 or (ii) bring a claim (and, if successful, recover losses therefrom) for Fraud.

Article XII

TAX MATTERS

12.01 Transfer Taxes. At the Closing or, if due thereafter, promptly when due, all gross receipts, transfer Taxes, gains Taxes, real property transfer Taxes, sales Taxes, use Taxes, excise Taxes, stamp Taxes, conveyance Taxes and any other similar Taxes applicable to, arising out of or imposed upon the transactions contemplated hereunder (“Transfer Taxes”) shall be paid fifty percent (50%) by the Purchaser and fifty percent (50%) by the Seller. The party required by applicable Law to file any related Tax Return with respect to such Transfer Taxes shall prepare any such Tax Return, and the other party shall cooperate in the preparation of such Tax Returns.

12.02 Cooperation on Tax Matters. Following the Closing, the Purchaser and the Company, on the one hand, and the Seller, on the other hand, and their respective Affiliates shall cooperate, at the requesting party’s cost, in the preparation of all Tax Returns for any Tax periods and the conduct of any Tax Proceeding. Such cooperation shall include the retention and, upon the other party’s request, furnishing prior years’ Tax Returns of the Company or any of its Subsidiaries or return preparation packages containing information relevant to the preparation of such Tax Returns and making employees and representatives available for discussion of such Tax matters. All books and records with respect to Taxes of the Company and any Subsidiary shall be retained by the parties until the earlier of (i) the expiration of the applicable statute of limitations and (ii) seven years following the Closing Date.

12.03 Transaction Tax Deductions. Any Tax deductions arising from the Transaction Expenses or otherwise arising as a result of the fees, costs and expenses incurred by the Company or any of its Subsidiaries and which are economically borne by the Seller (or its direct or indirect beneficial owners) with respect to the transactions contemplated by this Agreement that are deductible by the Company and its Subsidiaries (“Transaction Tax Deductions”) shall be reported in the taxable period ending on the Closing Date (or, in the case of a taxable period that does not end on the Closing Date, the portion of such taxable period ending on the Closing Date) to the extent permitted by applicable Law as determined on a “more likely than not” basis.

12.04 Tax Returns.

(a) The Purchaser shall prepare or cause to be prepared and file or cause to be filed, all Tax Returns for the Company and its Subsidiaries for (i) any Pre-Closing Tax Period the due date of which (including extensions) is after the Closing Date and (ii) for any Straddle Periods (“Purchaser Prepared Returns”). The Purchaser shall file or cause to be filed all Purchaser Prepared Returns (i) that reflect amounts that are (or that would be if they showed income or loss) required to be included on or (ii) that would impact, in each case the Tax Returns of Seller or its direct or indirect owners (the “Seller Returns”) on a timely basis, and no later than May 15, 2022. All such Purchaser Prepared Returns filed prior to the final determination of Closing Working Capital pursuant to Section 2.04 and all Seller Returns shall be prepared and filed in a manner consistent with the past procedures and practices and accounting methods of the Company and its Subsidiaries except as required by applicable Law. The Purchaser shall submit any such Tax Return that shows a material amount for which Seller (or its direct or indirect beneficial owners) be liable either directly or pursuant to this Agreement, including as the result of an adjustment of the purchase price and including all Seller Returns, to the Seller for review and comment at least twenty (20) days prior to filing and shall not file any such Tax Return without the prior written consent of the Seller, such consent not to be unreasonably withheld, conditioned or delayed.

(b) For the purposes of this Agreement, in the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts, or payroll of the Company and its Subsidiaries for the portion of the Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company and its Subsidiaries for the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

12.05 Withholding Certificates. Prior to Closing, the Seller shall provide to the Purchaser a properly executed IRS Form W-9 or Certificate of Non-Foreign Status in accordance with Section 1445 and Section 1446(f) of the Code, each in form and substance reasonably satisfactory to the Purchaser.

Article XIII

MISCELLANEOUS

13.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or, prior to the Closing, any other announcement or communication (other than by the Company, any of its Subsidiaries or any of their respective officers, employees and agents in the ordinary course of business) to the employees, customers, suppliers or other business relations of the Company or any of its Subsidiaries, shall be issued or made without the joint approval of the Purchaser and the Seller, unless required by Law or the reporting requirements of the Nasdaq Stock Market in which case the Purchaser and the Seller shall have the right to review and comment on such press release or announcement prior to publication; provided, that the Seller shall be entitled to communicate with and may disclose the terms and the existence of this Agreement and the transactions contemplated herein to its direct and indirect equityholders in order that such Persons may provide information about the subject matter of this Agreement and the transactions contemplated herein to their respective investors and prospective investors in connection with their fundraising and reporting activities. For the avoidance of doubt, each party hereto may make announcements to their respective employees or other business relations that are not inconsistent in any material respects with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement.

13.02 Expenses. Whether or not the Closing takes place, except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and non-statutory appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation and performance of this Agreement, the Company Documents and the Purchaser Documents, and the consummation of the transactions contemplated hereby and thereby (a) by the Company and its Subsidiaries shall be paid by the Seller or, prior to the Closing, by the Company and its Subsidiaries, or (b) by the Purchaser shall be paid by the Purchaser. Without limiting the generality of the foregoing, for the avoidance of doubt, the Purchaser shall pay the Financing Cooperation Expenses in accordance with Section 8.08(d) and any and all expenses relating to the D&O Tail Policies. For the avoidance of doubt, the expenses for which the Company is responsible pursuant to this Section 13.02 are and shall be Transaction Expenses to the extent not paid prior to the Closing.

13.03 Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail (provided no delivery failure message is generated), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties hereto at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

Notices to the Purchaser and, following the Closing, the Company:

FAT Brands Inc.
9720 Wilshire Blvd., Suite 500
Beverly Hills, CA 90212
Attention: Andrew A. Wiederhorn and Allen Sussman
Email:

with a copy to:

Greenberg Traurig, LLP
1840 Century Park East, Suite 1900
Los Angeles, CA 90067
Attention: Mark J. Kelson and Benjamin J. Einbinder
Email:

Notices to the Seller and, prior to the Closing, the Company:

Twin Peaks Holdings, LLC
c/o Garnett Station Partners
853 Broadway, Suite 1605
New York, NY 10003
Attention: Alex Sloane and Matt Perelman
Email:

and:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention: Jeremy S. Liss, P.C. and Matthew S. Arenson, P.C.
Email:

13.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Purchaser or the Company without the prior written consent of the other party; provided, that, (a) at or following the Closing, each of the Purchaser and the Company may assign their respective rights under this Agreement to their lenders as collateral security for their obligations under any of their secured debt financing arrangements and (b) the Purchaser may assign this Agreement to any Affiliate of the Purchaser; provided, further, that no assignment shall limit the assignor’s or the Purchaser’s obligations hereunder.

13.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.06 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The parties hereto hereby agree that time is of the essence with respect to the performance of each of the parties’ obligations under this Agreement. The article and section headings and the words used for defined terms themselves (but not, for the avoidance of doubt, the express definitions thereof) contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules, or exhibits in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules, or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The Disclosure Schedules have been arranged for purposes of convenience in separate sections corresponding to the sections of Article IV and Article V; provided, that information disclosed on one section of the Disclosure Schedules shall be deemed to be disclosed on another section of the Disclosure Schedules or be deemed to be an exception to another representation and warranty in Article IV or Article V, in each case, if the relevance of such information to such other section of the Disclosure Schedules is reasonably apparent on its face. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The information contained in this Agreement, in the Disclosure Schedules, and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).

13.07 Amendment and Waiver. Except as provided herein, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived only in a writing signed by the Purchaser, the Company and the Seller; provided, that Section 9.02(c), this Section 13.07, Section 13.09, Section 13.11 and Section 13.14 may not be amended in a manner adverse to the Debt Financing Sources. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

13.08 Complete Agreement. This Agreement, the exhibits and schedules hereto and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including the Non-Disclosure Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way, including any letter of intent.

13.09 Third Party Beneficiaries. Section 8.03 shall be enforceable by each of the current and former officers, directors or similar functionaries of the Company and its Subsidiaries and his or her heirs and representatives and Section 13.13(a) and Section 13.13(c) shall be enforceable by Company Counsel. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement to any Person other than (i) the parties to this Agreement, (ii) for purposes of Section 8.03, each of the current and former officers, directors or similar functionaries of the Company and its Subsidiaries and his or her heirs and representatives and (iii) for purposes of Section 13.13(a) and Section 13.13(c), Company Counsel.

13.10 Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two (2) or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto or to any signed agreement or instrument entered into in connection with this Agreement, or any amendments hereto or thereto, shall re-execute the original form of this Agreement, or the applicable signed agreement, instrument or amendment, and deliver such form to all other parties hereto or thereto. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a party’s intent or the effectiveness of such signature.

13.11 GOVERNING LAW; CHOICE OF LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT AND THE SCHEDULES ATTACHED HERETO AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. ANY AND ALL ACTIONS AND CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR STATUTE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, INCLUDING ITS STATUTES OF LIMITATIONS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN), WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OR STATUTE OF LIMITATIONS OF A JURISDICTION OTHER THAN THE STATE OF DELAWARE.

13.12 Arbitration; WAIVER OF JURY TRIAL.

(a) Except for disputes, controversies or claims arising under Section 2.04 (which will be resolved in accordance with the dispute resolution provisions set forth therein), for other claims seeking injunctive relief (for which the provisions of Section 13.17 will be applicable) or as otherwise expressly provided in the Escrow Agreement or Put/Call Agreement, all disputes, controversies or claims arising out of or relating to this Agreement or the transactions contemplated hereby (whether in contract, tort, equity or otherwise), including the arbitrability of any dispute or controversy that cannot be settled by mutual agreement will be finally settled by binding arbitration in accordance with the JAMS Comprehensive Arbitration Rules & Procedures (“JAMS”) and this Section 13.12. Any party hereto aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may, upon ten (10) days’ notice to the other party, be submitted by either party to JAMS arbitration conducted before a panel of three (3) arbitrators in New York, New York (provided that if the arbitrators determine in their reasonable discretion that an arbitration cannot be conducted in-person in such location due to COVID-19 Measures or otherwise without jeopardizing the health and safety of the parties or the arbitrators, then the arbitration may be conducted either in an alternative location or via telephonic or video conference, as determined by the arbitrators in their reasonable discretion). The Purchaser and the Seller will each appoint one (1) arbitrator (the “Party-Appointed Arbitrators”) and the Party-Appointed Arbitrators will appoint the third and presiding arbitrator within fourteen (14) days of the appointment of the second arbitrator; provided, that, any arbitrator not timely appointed herein will be appointed in accordance with the JAMS upon the written demand of any party to the dispute. The arbitrators may enter a default decision against any party that fails to participate in the arbitration proceedings.

(b) The decision of the arbitrators on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrators will only be authorized to interpret the provisions of this Agreement, and will not amend, change or add to any such provisions. The parties hereto agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by any party with respect to this Agreement (other than disputes, controversies or claims arising under Section 2.04 (which will be resolved in accordance with the dispute resolution provisions set forth therein) or other claims seeking injunctive relief (for which the provisions of Section 13.17 will be applicable)). In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

(c) The parties hereto and the arbitrators will keep confidential, and will not disclose to any Person, except the parties’ advisors and legal representatives, or as may be required by law, legal process, or applicable stock exchange rules, the existence of any controversy under this Section 13.12, the referral of any such controversy to arbitration or the status or resolution thereof.

(d) The parties hereto may seek any interim or conservatory relief, including an injunction or injunctions to prevent breaches of this Agreement in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over any such action or proceeding, such action or proceeding will be heard and determined exclusively in any Delaware state or federal court sitting in the City of Wilmington, Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. The application of a party to an above-mentioned judicial authority for such measures or for the implementation of any such measures ordered by an arbitral tribunal will not be deemed to be an infringement or a waiver of this Section 13.12 and will not affect the relevant powers reserved to the arbitral tribunal.

(e) Each party hereby irrevocably consents to the service of process by registered mail or personal service.

(f) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE (INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY SEEKING EQUITABLE RELIEF).

13.13 Legal Representation.

(a) Following consummation of the transactions contemplated hereby, the Company and its Subsidiaries’ current and former legal counsel (including Kirkland & Ellis LLP, Danow, McMullan & Panoff, P.C., DLA Piper LLP, Paduano & Weintraub LLP and Federman Steifman LLP) (collectively, and each, “Company Counsel”) may serve as counsel to each and any of the Seller and its Non-Recourse Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of any other Person (including the Seller and its direct or indirect equityholders), and each of the parties hereto (on behalf of itself and each of its Non-Recourse Parties) consents thereto and waives (to the extent waivable) any conflict of interest arising therefrom.

(b) The decision to represent any of the Seller and its Non-Recourse Parties shall be solely that of any such Company Counsel. Any attorney-client privilege, work product protection or expectation of confidentiality arising out of or as a result of any Company Counsel’s representing of the Company or any of its Subsidiaries in any matter relating in any way to the Seller and its direct or indirect equityholders or in connection with the transactions contemplated by this Agreement (collectively, the “Privileges”) shall survive the Closing and shall remain in full force and effect; provided, that notwithstanding anything to the contrary in this Agreement or any Company Document, the Privileges and all information, data, documents or communications, in any format and by whomever possessed, covered by or subject to any of the Privileges (collectively, “Privileged Materials”) shall, from and after the Closing, automatically be assigned and exclusively belong to, and be controlled by, the Seller. For the avoidance of doubt, as to any Privileged Materials, the Purchaser and the Company, together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Materials in any action or claim against or involving any of the parties hereto or any of their respective Non-Recourse Parties after the Closing, and the Seller and its direct or indirect equityholders shall have the right to assert any of the Privileges against the Company and its Subsidiaries.

(c) The Company further agrees that, on its own behalf and on behalf of its Subsidiaries, any Company Counsel’s retention by the Company or any of its Subsidiaries shall be deemed completed and terminated without any further action by any Person effective as of the Closing. The Company shall cause each of its Subsidiaries that are not signatories to this Agreement to fulfill and comply with the terms of this Section 13.13 and take any and all other steps necessary to effect the agreements in this Section 13.13.

13.14 Non-Recourse Parties. Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that (i) no Non-Recourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein except to the extent agreed to in writing by such Non-Recourse Party and (ii) no Debt Financing Source shall have any liability to the Company relating to this Agreement or any of the transactions contemplated herein pursuant to this Agreement (provided that, for the avoidance of doubt, the Purchaser and its respective Affiliates, as applicable, shall have recourse, and nothing in this Agreement shall in any way limit or modify the rights of the Purchaser and its Affiliates, as applicable, against, or the obligations of, the Debt Financing Sources pursuant to the terms of the definitive documentation with respect to the Debt Financing).

13.15 Deliveries to the Purchaser. The Purchaser agrees and acknowledges that all documents or other items delivered in writing (including by electronic mail) to the Purchaser or its representatives in connection with the transactions contemplated by this Agreement or uploaded and made available in the online “data room” maintained by Intralinks Inc. under the exchange name “Project Star” on or before the date that is one (1) Business Day prior to the date hereof shall be deemed to have been delivered, provided or made available to the Purchaser or its representatives for all purposes hereunder.

13.16 Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

13.17 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages (including any amounts payable pursuant to Section 9.02(b)) or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that, subject to the terms and conditions of Section 9.02(c), each party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Any party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such party is entitled at law or in equity.

(b) The parties shall not assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and shall not assert that a remedy of monetary damages (including any amounts payable pursuant to Section 9.02) would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.

(c) Until such time as the Purchaser pays the Termination Fee in accordance with Section 9.02, the remedies available to the Company and the Seller pursuant to this Section 13.17 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit the Company or the Seller from seeking to collect or collecting the Termination Fee pursuant to Section 9.02.

(d) If, before the Outside Date, any party hereto brings any action to enforce specifically the performance of the terms and provisions hereof by any other party, then the Outside Date will automatically be extended (i) for the period during which such action is pending and until such action has been finally resolved by a non-appealable ruling by a court or arbitrator of competent jurisdiction, plus ten (10) Business Days, or (ii) by such greater time period established by the court or arbitrator presiding over such action, as the case may be.

(e) Notwithstanding Section 13.17(a) or any other provision of this Agreement, it is explicitly agreed that the right of the Seller and the Company and the Representative to obtain an injunction, specific performance or other equitable remedies to cause the Purchaser to consummate the Closing shall be subject to the requirements that (i) all of the conditions to Closing set forth in Sections 3.01 and 3.03 were satisfied or waived (other than those conditions that by their nature may only be satisfied on the Closing Date or have not been satisfied solely as a result of the breach of this Agreement by the Purchaser) at the time when the Closing would have been required to occur in accordance with Section 2.02 and continue to be so satisfied or waived, and any such conditions to the Closing to be satisfied at the Closing will be so satisfied at the Closing (other than those conditions that by their nature may only be satisfied on the Closing Date or have not been satisfied solely as a result of the breach of this Agreement by the Purchaser), (ii) the Debt Financing or the Alternative Debt Financing is available to the Purchaser, and (iii) the Seller and the Company have irrevocably committed in writing to the Purchaser that if the Debt Financing or the Alternative Debt Financing is funded, the Seller and the Company stand ready, willing and able to consummate the Closing.

13.18 Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the parties hereto as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor in any manner create any principal-agent, fiduciary or other special relationship between the parties hereto. No party shall have any duties (including fiduciary duties) towards any other party hereto except as specifically set forth herein.

13.19 Prevailing Party. Except as otherwise provided in Section 2.04(g), in any dispute arising out of or related to this Agreement (including, for the avoidance of doubt, any dispute arbitrated under Section 13.12), any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby or thereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Unit Purchase Agreement on the date first above written.

The Company:

TWIN PEAKS BUYER, LLC

By:	/s/ Joseph Hummel
Name:	Joseph Hummel
Its:	President

The Seller:

TWIN PEAKS HOLDINGS, LLC

By:	/s/ Matt Perelman
Name:	Matt Perelman
Its:	Co-President

Signature Page to Unit Purchase Agreement

The Purchaser:

fat brands inc.

By:	/s/ Andrew A. Wiederhorn
Name:	Andrew A. Wiederhorn
Its:	Chief Executive Officer

Signature Page to Unit Purchase Agreement

Exhibit A

Form of Escrow Agreement

Exhibit B

Rules of Engagement for Valuation Firm

If a Valuation Firm is engaged pursuant to Section 2.04(d), the Purchaser and the Seller will instruct the Valuation Firm to analyze and resolve the dispute between the parties hereto in accordance with the following guidelines (which guidelines and relevant portions of this Agreement the Valuation Firm will be required to review and commit to acting in accordance with):

Timetable

The timetable for these proceedings will be governed by the following procedures:

●	Within thirty (30) days of retaining the Valuation Firm, the Purchaser and the Seller shall each submit to the Valuation Firm five (5) copies of a memorandum (which may include supporting exhibits) setting forth their respective positions of all unresolved disputed items in accordance with Section 2.04(d) of this Agreement (each such memorandum, an “Initial Report”).

●	Within one (1) Business Day upon receipt of both the Purchaser’s and the Seller’s Initial Reports, the Valuation Firm will distribute to the Purchaser and the Seller a copy of each other party’s Initial Report.

●	Within fourteen (14) days of receiving the other party’s Initial Report from the Valuation Firm, each of the Purchaser and the Seller may (but shall not be required to) submit to the Valuation Firm five (5) copies of a memorandum responding to the Initial Report submitted to the Valuation Firm by the other party (each such memorandum, a “Rebuttal Report”). Any Rebuttal Report is to be responsive solely to the arguments raised, and information submitted, by the other party in its Initial Report, and no party may introduce new arguments or rely on new information in the Rebuttal Report that were not part of such party’s Initial Report, except to the extent such new arguments or new information are used in direct response to arguments raised and information submitted by the other party in its Initial Report.

●	If either party submits a Rebuttal Report, the Valuation Firm will distribute to the Purchaser and the Seller, as applicable, a copy of the other party’s Rebuttal Report within one (1) Business Day upon receipt of either a Rebuttal Report or a notice waiving the right to file such report from both the Purchaser and the Seller.

●	At any time before or within fifteen (15) days after the submission of the Initial Reports or any Rebuttal Reports by the Purchaser and the Seller, the Valuation Firm may submit written questions to either party following the procedures set forth below in the Section titled “Submission of Questions by the Valuation Firm.”

●	Upon receipt of a Rebuttal Report or notice waiving the right to file such report from both the Purchaser and the Seller and receipt of all responses to any written questions submitted by the Valuation Firm (and responses thereto), the Valuation Firm will issue a report containing its findings within fifteen (15) days after the later of the date at which the Valuation Firm receives (i) both the Purchaser’s and the Seller’s Rebuttal Reports, or notice waiving the right to file such report, as applicable, or (ii) any responses from either party to any written questions submitted by the Valuation Firm to such party following the procedures set forth below in the Section titled “Submission of Questions by the Valuation Firm.”

●	Unless requested by the Valuation Firm in writing pursuant to the terms of the Section titled “Submission of Questions by the Valuation Firm”, neither the Purchaser nor the Seller may present any additional information or arguments to the Valuation Firm, either orally or in writing.

●	The Valuation Firm shall render its decision without conducting a hearing.

Submission of Questions by the Valuation Firm

After receiving both Initial Reports and Rebuttal Reports, if any, the Valuation Firm may submit written questions to the parties for written responses or may direct requests for additional information, calculations, or supporting documentation to the parties reasonably needed by the Valuation Firm in order to clarify or understand any position or argument made by a party in its Initial Report or Rebuttal Report, in which case the parties agree to cooperate with such requests (including by ensuring that the Valuation Firm is provided copies of all relevant records of the business in accordance with Section 2.04(d) of this Agreement) in the manner and procedural timing described in this paragraph.

If any such questions are addressed to only one (1) party, the Valuation Firm shall submit the questions to that party, with a copy to the other party. Once received, the party to whom the questions are addressed shall have five (5) Business Days to answer the Valuation Firm’s questions, and shall provide a copy of its written answers to the other party at the time they are provided to the Valuation Firm. In response thereto, the other party may, within five (5) Business Days, submit a response to such answer(s) to the Valuation Firm and shall provide a copy of such response to the other party at the time such response is provided to the Valuation Firm.

If any such questions are addressed to both parties, each party shall have five (5) Business Days from the date of receipt to respond to the Valuation Firm and shall provide a copy of its written answers to the other party at the time they are provided to the Valuation Firm. In response thereto, each party may, within five (5) Business Days, submit a response to the other party’s answer(s) to the Valuation Firm and shall provide a copy to the other party at the time such response is provided to the Valuation Firm.

Adjustment of Time Periods

If the due date for any written submissions to be submitted to the Valuation Firm falls on a day that is not a Business Day, the written submission shall take place on the next Business Day.

Communication between the Valuation Firm and the Parties

The parties agree not to engage in any ex parte communication with the Valuation Firm.

The Valuation Firm will be required to include a representation in its engagement letter that it has not discussed the disputed matter with either party prior to its joint retention by the parties, and to include a covenant in its engagement letter not to engage in ex parte communications with either party throughout the course of the engagement.

The engagement letter will specifically require the Valuation Firm to review Section 2.04 of this Agreement, as well as any other provisions of this Agreement deemed relevant by any of the Purchaser, the Seller or the Valuation Firm.

Nature of Review by Valuation Firm

The Valuation Firm will make its determination in an objective, impartial manner based on inquiry, investigation, and other procedures as it, in its sole discretion may deem necessary, but in all cases consistent with the terms of this Agreement and this Exhibit B.

The Valuation Firm shall agree that between the time the Seller delivered the Objection Notice to the Purchaser and the date of engagement of the Valuation Firm, the Purchaser and the Seller may have exchanged certain proposals relating to the disputed items that were intended solely for purposes of facilitating settlement discussions and such proposals were confidential and were provided solely on the condition and understanding that such proposals would not be permitted to be disclosed in any court or arbitration hearing, including with respect to the Valuation Firm’s engagement in the dispute. The Valuation Firm will be instructed to disregard any evidence of such settlement proposals and negotiations in its consideration of the disputed matter.

Confidentiality

With respect to any information supplied in connection with the Valuation Firm’s engagement and designated by either party as confidential, or which either party should reasonably believe is confidential based on the subject matter or the circumstances of its disclosure, the other party agrees to protect such confidential information in a reasonable and appropriate manner, and use such confidential information only to perform its obligations under this Agreement and for no other purpose. This will not apply to information which is: (i) publicly known, (ii) already known to the recipient, (iii) lawfully disclosed by a third party, (iv) independently developed, or (v) disclosed pursuant to legal requirement or order. Notwithstanding the foregoing, no information (whether or not designated as confidential) may be provided to the Valuation Firm without being made available to all parties hereto in accordance with the requirements of this Agreement and this Exhibit B. The Valuation Firm shall not publicly disclose that it has been retained to resolve any dispute relating to this Agreement or that it is involved in the dispute, or any information relating to the dispute, including their determination of the computation of the Closing Cash Proceeds, including each of the components thereof.

At the conclusion of the engagement contemplated hereby, any confidential information made available hereunder, including copies thereof, shall be returned or destroyed upon request by the disclosing party.

Other Procedural Matters

Procedural matters for the conduct of the dispute resolution, other than as specified herein, will be determined by the Valuation Firm in consultation with the Purchaser and the Seller; provided, however, that any such procedural matters shall in all cases be consistent with the terms of this Agreement and this Exhibit B.

Exhibit C

Form of Company Closing Certificate

Exhibit D

Form of Purchaser Closing Certificate

Exhibit E

Form of Put/Call Agreement

PUT/CALL AGREEMENT

This Put/Call Agreement (this “Agreement”), dated as of [●], 2021, is entered into by and between FAT Brands Inc., a Delaware corporation (“FAT Brands”), on the one hand, and Twin Peaks Holdings, LLC, a Delaware limited liability company (“Seller”).

RECITALS

WHEREAS, FAT Brands, Seller and Twin Peaks Buyer, LLC, a Delaware limited liability company (the “Company”), have entered into that certain Unit Purchase Agreement, dated as of August 31, 2021 (the “Purchase Agreement”), on the terms and subject to the conditions of which FAT Brands will purchase from Seller all of the issued and outstanding Units of the Company at the closing thereunder;

WHEREAS, this Agreement is being entered into in connection with the Purchase Agreement, pursuant to which Seller will receive, as part of the consideration for the Units, [●]1 newly-issued shares of 8.25% Series B Cumulative Preferred Stock of FAT Brands (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to such shares, if applicable) (the “Put/Call Shares”), pursuant to the terms and conditions set forth in the Purchase Agreement; and

WHEREAS, Seller desires to give FAT Brands the right to call the Put/Call Shares, and FAT Brands desires to give Seller the right to put the Put/Call Shares, on the terms and subject to the conditions hereinafter provided.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements and obligations hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Defined Terms. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

2. Call Right.

(a) At any time between the Closing Date and the close of business on March 31, 2022 (the “Initial Put/Call Period”), FAT Brands may purchase all (but not less than all) of [●] of the Put/Call Shares (the “Initial Put/Call Shares”) at a price equal to Forty-Two Million and Five Hundred Thousand Dollars ($42,500,000) plus any and all accrued but unpaid dividends thereon through the date of the purchase and sale of the Put/Call Shares (the “Initial Put/Call Price”), on the terms and subject to the conditions of this Section 2.

(b) At any time between the Closing Date and the close of business on September 30, 2022 (the “Secondary Put/Call Period”), FAT Brands may purchase all (but not less than all) of [●]2 of the Put/Call Shares (the “Secondary Put/Call Shares”) at a price equal to Twenty-Five Million Dollars ($25,000,000) plus any and all accrued but unpaid dividends thereon through the date of the purchase and sale of the Put/Call Shares (the “Secondary Put/Call Price”), on the terms and subject to the conditions of this Section 2.

[1]	Note to Draft: To be 63% of the Put/Call Shares issued at Closing.
[2]	Note to Draft: To be 37% of the Put/Call Shares issued at Closing.

(c) FAT Brands shall give Seller at least 15 days’ prior written notice of its election to purchase the Initial Put/Call Shares and the Secondary Put/Call Shares, as applicable (each, a “Call Notice”), which Call Notice shall be delivered prior to the end of the Initial Put Period or the Secondary Put Period, as applicable, and shall set forth the date and time of the closing (which shall be a Business Day) of the purchase and sale of the Initial Put/Call Shares or the Secondary Put/Call Shares, as applicable (each, a “Put/Call Closing”); provided that, each Put/Call Closing shall take place on or prior to (i) the end of the Initial Put/Call Period, with respect to the Initial Put/Call Shares and (ii) the end of the Secondary Put/Call Period, with respect to the Secondary Put/Call Shares.

(d) Each Put/Call Closing shall take place virtually via the exchange of executed documents and other deliverables by PDF or other means of electronic delivery and wire transfer of funds on the closing date; provided that, if the purchase and sale is subject to regulatory approval required by applicable securities Laws or the requirements of the Nasdaq Stock Market, such Put/Call Closing shall be extended to the date that occurs five (5) Business Days after all such approvals have been received and requirements satisfied; provided, further that, FAT Brands shall use commercially reasonable efforts to obtain any such regulatory approvals and satisfy such requirements as promptly as practicable.

(e) At each Put/Call Closing, Seller shall (i) deliver to FAT Brands instrument(s) of transfer, in customary form, sufficient to transfer the Initial Put/Call Shares and the Secondary Put/Call Shares, as applicable, to FAT Brands free and clear of all Liens, other than Liens arising under applicable securities Laws, (ii) execute and deliver to FAT Brands a certificate in customary form containing only customary representations and warranties with respect to title to, and ownership of, the Initial Put/Call Shares or the Secondary Put/Call Shares, as applicable, authorization, execution and delivery of relevant documents and enforceability of such documents and (iii) execute such other customary certificates and documents and take such other customary actions as may be reasonably requested by FAT Brands to consummate such transactions.

(f) FAT Brands shall, concurrently with the receipt of such instrument(s) of transfer, pay to Seller the Initial Put/Call Price or the Secondary Put/Call Price, as applicable. Payment shall be made in U.S. dollars by FAT Brands in cash by wire transfer of immediately available funds to an account designated by Seller at least two (2) Business Days prior to the Put/Call Closing.

(g) If Seller satisfies the requirements set forth in Section 2(e) and FAT Brands does not make the Initial Put/Call Price or the Secondary Put/Call Price, as applicable, available to Seller on the applicable Put/Call Closing date, the Initial Put/Call Price or the Secondary Put/Call Price, as applicable, shall accrue interest at the rate of 10% per annum from the date such Put/Call Closing should have occurred until the date on which such Put/Call Closing actually occurs, which interest shall be payable in cash monthly on the first day of each calendar month until the date of such Put/Call Closing upon which any such unpaid interest shall be paid and payable together with the Initial Put/Call Price or the Secondary Put/Call Price, as applicable.

(h) If FAT Brands makes available, at the time and place and in the amount and form provided herein, the Initial Put/Call Price and/or the Secondary Put/Call Price, as applicable, to be purchased in accordance with this Section 2, then from and after such time Seller shall no longer have any rights as holders of such Initial Put/Call Shares and/or Secondary Put/Call Shares, as applicable (other than the right of Seller to receive payment of such consideration in accordance herewith) and such Initial Put/Call Shares and/or Secondary Put/Call Shares, as applicable, shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not instrument(s) of transfer with respect thereto have been delivered as required hereby; provided that, FAT Brands irrevocably deposits the Initial Put/Call Price and/or the Secondary Put/Call Price, as applicable, with a nationally recognized escrow agent or trust company with irrevocable instructions in customary form to such escrow agent or trust company that such Initial Put/Call Price and/or the Secondary Put/Call Price, as applicable, be paid to Seller immediately upon Seller’s delivery of the requisite instruments of transfer contemplated hereby.

(i) Notwithstanding the foregoing or anything herein to the contrary, if FAT Brands exercises its put right in accordance with this Section 2 and does not withdraw its request to purchase such Initial Put/Call Shares and/or Secondary Put/Call Shares, as applicable, and FAT Brands does not make the Initial Put/Call Price or the Secondary Put/Call Price, as applicable, available to Seller on the applicable Put/Call Closing date in accordance herewith (a “Call Default”), Seller may sell the Initial Put/Call Shares or the Secondary Put/Call Shares, as applicable, to one or more third party(ies) without restriction hereunder. Upon any such sale, FAT Brands’ obligations to Seller under this Section 2 with respect to the Initial Put/Call Shares or the Secondary Put/Call Shares, as applicable, shall terminate and be of no further force and effect unless (x) the assignee thereof agrees in writing to be bound by the terms and conditions of this Agreement in place of Seller and (y) Seller, on behalf of itself and not, for the avoidance of doubt, such transferee and assignee (and without implicating such transferee’s and assignee’s rights hereunder) waives any and all claims of any type Seller may have for matters related to its rights hereunder with respect to such shares for periods prior to such sale, in which case FAT Brands’ obligations to Seller under this Section 2 shall not so terminate and shall remain in full force and effect.

(j) FAT Brands may at any time withdraw its request to purchase such Initial Put/Call Shares and/or Secondary Put/Call Shares, as applicable, prior to the consummation thereof without any liability to Seller and without prejudice to any future exercise of its rights under this Section 2 (but subject to the applicable time periods set forth herein).

3. Put Right.

(a) At any time during the Initial Put/Call Period, Seller may require FAT Brands to purchase the Initial Put/Call Shares at a price equal to the Initial Put/Call Price, on the terms and subject to the conditions of this Section 3.

(b) At any time during the Secondary Put/Call Period, Seller may require FAT Brands to purchase the Secondary Put/Call Shares at a price equal to the Secondary Put/Call Price, on the terms and subject to the conditions of this Section 3.

(c) If Seller desires to exercise its rights under Section 3(a) or Section 3(b) Seller shall give FAT Brands written notice of its election to sell to FAT Brands the Initial Put Shares or Secondary Put Shares, as applicable, (each, a “Put Notice”), which Put Notice shall be delivered prior to the end of the Initial Put Period or the Secondary Put Period, as applicable.

(d) The Put/Call Closing of the Initial Put Shares or Secondary Put Shares, as applicable, shall take place virtually via the exchange of executed documents and other deliverables by PDF or other means of electronic delivery and wire transfer of funds on the applicable closing date. Subject to the timely delivery of a Put Notice, the Put/Call Closing of the Initial Put Shares shall take place on March 31, 2022. Subject to the timely delivery of a Put Notice, the Put/Call Closing of the Secondary Put Shares shall take place on September 30, 2022.

(e) At each Put/Call Closing, Seller shall (i) deliver to FAT Brands instrument(s) of transfer, in customary form, sufficient to transfer the Initial Put/Call Shares and the Secondary Put/Call Shares, as applicable, to FAT Brands free and clear of all Liens, other than Liens arising under applicable securities Laws, (ii) execute and deliver to FAT Brands a certificate in customary form containing only customary representations and warranties with respect to title to, and ownership of, the Initial Put/Call Shares or the Secondary Put/Call Shares, as applicable, authorization, execution and delivery of relevant documents and enforceability of such documents and (iii) execute such other customary certificates and documents and take such other customary actions as may be reasonably requested by FAT Brands to consummate such transactions.

(f) FAT Brands shall, concurrently with the receipt of such instrument(s) of transfer, pay to Seller the Initial Put/Call Price or the Secondary Put/Call Price, as applicable. Payment shall be made in U.S. dollars by FAT Brands in cash by wire transfer of immediately available funds to an account designated by Seller at least two (2) Business Days prior to the Put/Call Closing.

(g) If Seller satisfies the requirements set forth in Section 3(e) and FAT Brands does not make the Initial Put/Call Price or the Secondary Put/Call Price, as applicable, available to Seller on the applicable Put/Call Closing date, the Initial Put/Call Price or the Secondary Put/Call Price, as applicable, shall accrue interest at the rate of 10% per annum from the date such Put/Call Closing should have occurred until the date on which such Put/Call Closing actually occurs, which interest shall be payable in cash monthly on the first day of each month each calendar month until the date of such Put/Call Closing upon which any such unpaid interest shall be paid and payable together with the Initial Put/Call Price or the Secondary Put/Call Price, as applicable.

(h) If FAT Brands makes available, at the time and place and in the amount and form provided herein, the Initial Put/Call Price and/or the Secondary Put/Call Price, as applicable, to be purchased in accordance with this Section 3, then from and after such time Seller shall no longer have any rights as a holder of the Initial Put/Call Shares or Secondary Put/Call Shares, as applicable (other than the right of Seller to receive payment of such consideration in accordance herewith) and the Initial Put/Call Shares or Secondary Put/Call Shares, as applicable, shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not instrument(s) of transfer with respect thereto have been delivered as required hereby; provided that, FAT Brands irrevocably deposits the Initial Put/Call Price and/or the Secondary Put/Call Price, as applicable, with a nationally recognized escrow agent or trust company with irrevocable instructions in customary form to such escrow agent or trust company that such Initial Put/Call Price and/or the Secondary Put/Call Price, as applicable, be paid to Seller immediately upon Seller’s delivery of the requisite instruments of transfer contemplated hereby.

(i) Notwithstanding the foregoing or anything herein to the contrary, if Seller exercises its put right in accordance with this Section 3, FAT Brands does not make the Initial Put/Call Price or the Secondary Put/Call Price, as applicable, available to Seller on the applicable Put/Call Closing date in accordance herewith (a “Put Default”), Seller may sell the Initial Put/Call Shares or the Secondary Put/Call Shares, as applicable, to one or more third party(ies) without restriction hereunder. Upon any such sale, FAT Brands’ obligations to Seller under this Section 3 with respect to the Initial Put/Call Shares or the Secondary Put/Call Shares, as applicable, shall terminate and be of no further force and effect unless (x) the assignee thereof agrees in writing to be bound by the terms and conditions of this Agreement in place of Seller and (y) Seller, on behalf of itself and not, for the avoidance of doubt, such transferee and assignee (and without implicating such transferee’s and assignee’s rights hereunder) waives any and all claims of any type Seller may have for matters related to its rights hereunder with respect to such shares for periods prior to such sale, in which case FAT Brands’ obligations to Seller under this Section 3 shall not so terminate and shall remain in full force and effect.

4. Covenants.

(a) From and after the date hereof until the earlier of (a) the purchase of a sufficient number of the Put/Call Shares by FAT Brands from Seller hereunder such that Seller holds 1,000,000 or less Put/Call Shares and (b) April 1, 2022, if no Call Notice(s) or Put Notice(s) have been delivered in accordance herewith prior to March 31, 2022, FAT Brands shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (i) redeem, repurchase or otherwise acquire from any holder of, or declare or pay any dividend or other distribution in respect of, any shares of capital stock or other equity securities of FAT Brands or any of its Subsidiaries (other than (x) to fulfil FAT Brands’ obligations to Seller in respect of the Put/Call Shares or otherwise hereunder, (y) the declaration and payment of cash dividends ratably on all outstanding shares of FAT Brands’ Series B Cumulative Preferred Stock in accordance with Section 3 of the Amended and Restated Certificate of Designation in respect thereof dated July 14, 2020 (the “Certificate of Designation”), the declaration and payment of quarterly cash dividends ratably on all outstanding shares of Class A Common Stock and Class B Common Stock consistent with FAT Brands’ past practices, and/or the declaration and payment of cash dividends by Subsidiaries of FAT Brands to FAT Brands and/or another Subsidiary of FAT Brands, and/or (z) redemptions or repurchases by FAT Brands solely in exchange for, or the declaration and payment of dividends by FAT Brands payable solely in, shares of Junior Shares (as defined in the Certificate of Designation)), or (ii) issue or sell any Senior Shares or Parity Shares (each as defined in the Certificate of Designation) or any options, warrants or other rights to acquire any Senior Shares or Parity Shares (other than (x) if the proceeds thereof are used to fulfill FAT Brands’ obligations to Seller in respect of the Put/Call Shares or otherwise hereunder, (y) in exchange for cash proceeds which are used solely for working capital purposes of FAT Brands and its Subsidiaries in the ordinary course of business consistent with past practices, and/or (z) the issuance of Parity Shares as consideration for the acquisition of a non-Affiliated Person or all or substantially all of such Person’s business or assets, provided that the recipient of such Parity Shares is not granted and afforded any redemption or other rights with respect thereto which would require any cash payment(s) to such recipient(s) prior to satisfaction of FAT Brands’ obligations hereunder during the period in which this Section 4(a) remains in effect) or issue or sell, or issue or grant any options, warrants or other rights to acquire, any capital stock or other equity securities of any Subsidiary(ies) of FAT Brands (other than capital of stock or other equity securities issued to FAT Brands or another Subsidiary thereof and which, for the avoidance of doubt shall not include debt securities the proceeds of which are used for working capital purposes in the ordinary course of business consistent with past practice or to acquire a non-Affiliate Person or all or substantially all of such Person’s business or assets or (iii) authorize, commit or agree to do any of the foregoing.

(b) From and after the date hereof until the earlier of (a) the purchase of a sufficient number of the Put/Call Shares by FAT Brands from Seller hereunder such that Seller holds 1,000,000 or less Put/Call Shares and (b) October 1, 2022, if no Call Notice(s) or Put Notice(s) have been delivered in accordance herewith prior to September 30, 2022, FAT Brands shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (i) adopt a plan of liquidation, dissolution, restructuring, recapitalization, bankruptcy or other reorganization that materially and adversely affects Seller’s rights hereunder, (ii) amend, or propose to amend, FAT Brand’s Certificate of Incorporation or the Certificate of Designation, or split, combine or reclassify the Series B Preferred Stock, in each case, in any manner materially adverse to Seller’s rights and entitlements in respect of the Put/Call Shares or otherwise hereunder, or (iii) authorize, commit or agree to do any of the foregoing.

5. Lock-Up. During the period from the Closing Date until (i) with respect to the Initial Put Shares, the earlier of (A) March 31, 2022, (B) if FAT Brands timely delivers a Call Notice and does not withdraw its request to purchase the Initial Put/Call Shares, upon a Call Default, or (C) if Seller timely delivers a Put Notice, upon a Put Default, and (ii) with respect to the Secondary Put Shares, the earlier of (A) September 30, 2022, (B) if FAT Brands timely delivers a Call Notice and does not withdraw its request to purchase the Secondary Put/Call Shares, upon a Call Default, or (C) if Seller timely delivers a Put Notice, upon a Put Default, Seller agrees not to, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any such shares. The foregoing restriction is expressly agreed not to preclude Seller from engaging in any hedging or other transaction which would not reasonably be expected to lead to or result in a sale or disposition of such shares even if such shares would be disposed of by someone other than Seller.

6. Miscellaneous. The following provisions of the Purchase Agreement are incorporated herein mutatis mutandis (with the references therein to “this Agreement” and the “parties” referring to this Put/Call Agreement and the parties hereto, respectively, and with any other logically necessary changes): 13.02 (Expenses); 13.03 (Notices); 13.05 (Severability); 13.06 (Construction); 13.07 (Amendment and Waiver); 13.08 (Complete Agreement); 13.10 (Counterparts); 13.11 (Governing Law; Choice of Law); 13.12 (Arbitration; Waiver of Jury Trial); 13.13 (Legal Representation); 13.14 (Non-Recourse Parties); 13.17 (Specific Performance); and 13.19 (Prevailing Party). This Agreement and the Purchase Agreement contain the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous oral or written agreements, negotiations, understandings, statements or proposals with respect to the subject matter hereof.

7. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either FAT Brands or Seller without the prior written consent of the other party; provided, that, Seller may assign its respective rights under this Agreement to any Affiliate(s) of Seller or, upon and following a Put Default, to Seller’ direct and indirect equityholders or any other Person to whom any Put/Call Shares are transferred, in each case, so long as such assignee(s) agrees in writing to be bound by the terms and conditions hereof.

8. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, remedy of any nature whatsoever or by reason of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first above written.

FAT BRANDS:

FAT BRANDS INC.

By:
Name:	Andrew Wiederhorn
Title:	President and Chief Executive Officer

SELLER:

Twin Peaks Holdings, LLC

By:
Name:
Title:

Exhibit F

Form of Temporary Services Agreements

Exhibit G

Form of TP New Mexico Bill of Sale